AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2020

REGISTRATION NO. 333-241684

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DRIVEN DELIVERIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	8742	32-0416399
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

 (Address, including zip code, and telephone number, including area code, of principal executive offices)

Brian Hayek

Chief Financial Officer

134 Penn Street, El Segundo, California 90245

(833) 378 6420

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert Diener, Esq.

Law Offices of Robert Diener

41 Ulua Place

Haiku, HI 96708

Phone: (808) 573-6163

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Class to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share (2)(3)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock (Offered by Company) Common Stock par value $0.0001	20,000,000		$0.50	$10,000,000	$1,091,000

Shares of Common Stock (Offered by Selling Shareholders
Common Stock, par value $0.0001	67,489,394		$0.50	$33,744,697	$3,681.55
Common Stock, issuable upon conversion of convertible promissory notes	13,218,858		$0.50	$6,609,429	$721.09
Common Stock, issuable upon conversion of Warrants	8,320,827		$0.50	$4,160,414	$453.90
Total	109,029,079	$		$54,514,540	$5,947.54

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions

(2)	Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities Exchange Commission nor any state securities commissions have approved or disapproved of these securities or passed upon the adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

Driven Deliveries, Inc., a Delaware corporation (the “Company”), filed a Registration Statement on August 6, 2020, on Form S-1 (the “Original Registration Statement”) (SEC File Number 333-241684), which the SEC indicated would not be reviewed, for the purpose of registering 94,552,024 shares of common stock par value $0.0001, which included an initial offering of 10,000,000 shares and 84,552,024 shares offered for sale by selling shareholders (the “Offering”) under the Securities Act of 1933.

On November 4, 2020, the Company filed Amendment No. 1 to the Original Registration Statement on Form S-1 which contained an updated prospectus relating to the offering and sale of shares of common stock.  Amendment No. 1 was being filed to (1) extend our offering date until March 31, 2021, (2) increase the number of shares offered by the Company from 10,000,000 shares to 20,000,000 shares; (3) include the audited financial statements for the interim periods ended June 30, 2020 and June 30, 2019 and (4) update certain disclosures in the Prospectus. On November 6, 2020, the Company filed Amendment No. 2 which corrected a clerical error in Amendment No. 1 which changed a signature date in the accountant’s consent.

On December 1, 2020, the Company filed Amendment No. 3 to respond to a comment letter received from the SEC on November 20, 2020 and contains an updated prospectus relating to the offering and sale of shares of common stock.  Amendment No. 3 was being filed to (1) extend our offering date until April 20, 2021, (2) include proforma financial statements related to the merger of the Company and Stem Holdings, Inc.; (3) include the unaudited financial statements for the interim periods ended September 30, 2020 and September 30, 2019 and (4) update certain disclosures in the Prospectus.

This Amendment No. 4 updates the Prospectus by including the specific terms and pricing of the Offering.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED DECEMBER 28, 2020

DRIVEN DELIVERIES, INC.

109,029,079_Shares of Common Stock

Par Value $0.001 Per Share

This is an offering of Common shares of Driven Deliveries, Inc. (OTCQB: DRVD). We are offering for sale up to 20,000,000 Common Shares, together with up to 20,000,000 Warrants (issued on a one-for-one basis with the shares) (“Warrants”), at a fixed price of $0.50 per share (including the Warrants). The Warrants will be issued with an exercise price of $0.50 per share for a period of three (3) years. Selling Shareholders are offering an additional 89,029,079 shares at market prices quoted on the OTCQB. There is no minimum number of shares that must be sold by the Company for the offering to proceed, and we will retain the proceeds from the sale of any of the shares offered by the Company. The Company will not receive any proceeds of the sale of shares by Selling Shareholders. This Prospectus will permit the Company to sell the shares offered by the Company (a) directly to the public, with no commission or other remuneration payable to it for any shares it may sell or b) through a registered broker-dealer to be determined. Shares offered through a registered broker-dealer may be subject to payment of a selling commission not to exceed 10%. In offering the securities on our behalf, we will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The shares offered by the Company will be offered at a fixed price of $0.50 per share (including the Warrants) for a period of one hundred and eighty (180) days from the effective date of this prospectus. The offering by the Company shall terminate on the earlier of (i) unless extended by the Company, when the offering period ends (180 days from the effective date of this prospectus), (ii) the date when the sale of all 20,000,000 shares is completed or (iii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 20,000,000 shares registered under the Registration Statement of which this Prospectus is part.

Our Common Shares are traded on the OTCQB market. To maintain eligibility for quotation on such markets, issuers must remain current in their quarterly and annual filings with the SEC.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS” BEFORE BUYING ANY COMMON SHARES OF DRIVEN DELIVERIES, INC.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information contained in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by DRIVEN DELIVERIES, INC. with the U.S. Securities and Exchange Commission. where the offer or sale is not permitted.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in broker’s transactions, in the open market, on the OTCQB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, commissions or agent’s commissions related to the sale of their shares of common stock.

Our common stock is traded on the OTCQB under the symbol “DRVD”. On October 21, 2020, the closing sale price of our common stock was $0.3750 per share on the OTCQB.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 11.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December __, 2020.

The information contained in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by DRIVEN DELIVERIES, INC. with the Securities and Exchange Commission. The Company and the selling shareholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DRIVEN DELIVERIES, INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our common stock.  Unless otherwise indicated, the terms “we”, “us,”, “our”, “Driven”, “Driven Deliveries”, “Registrant” or the “Company” refer to Driven Deliveries, Inc., a Delaware company and our subsidiaries.

About Us

We were incorporated in the State of Delaware on July 22, 2013 under the name Digital Commerce Solutions, Inc. and changed our name to Results-Based Outsourcing, Inc. on September 5, 2014. On August 29, 2018, Driven Deliveries, Inc., a Nevada company (“Driven Nevada”), was acquired by Results-Based Outsourcing as part of a reverse merger transaction. As consideration for the merger, Results-Based Outsourcing issued the equity holders of Driven Nevada an aggregate of 30,000,000 post-split shares of their common. Following the merger, the Company adopted the business plan of Driven Nevada as a delivery company focused on deliveries for consumers of legal cannabis products, in California. The merger was accounted for as a recapitalization of the Company, therefore the financial statements as presented in this report include the historical results of Driven Nevada.

Founded by experienced technology, cannabis, and logistics executives, our goal is to provide its customers with the best cannabis delivery experience in the industry. We utilize our own fulfillment centers, drivers, and proprietary technology. Driven provides two service levels to our customers--an “Express” delivery with a limited product selection that remains unsold in the Driver’s vehicle usually delivered within 90 minutes or less and a “Next Day” scheduled delivery from a larger selection of 500+ products from a Driven fulfillment center. Currently, customers are able to place online orders from our 2 core brands, Budee and Ganjarunner. Additionally, we are participants in the growing cannabis ecosystem by providing third-party Brands the ability to transact with their customers using our technology and platform.

From a small base of business less than 3 years ago, Driven Deliveries has grown into a company completing tens of thousands of deliveries per month with a customer base of over 200,000 legal cannabis consumers. Driven’s initial business was our “Dispensary to Consumer” model, where Driven provided the vehicle, logistics, and infrastructure to complete deliveries on behalf of orders processed by our partner dispensaries. The revenue from this model consisted of charging a commission to the dispensary based on the amount of the delivered order and miles traveled. However, due to changes in regulations, and despite continued technological innovation and investment, the “Dispensary to Consumer” business has been phased out to support our direct to consumer business.

In the first quarter of 2019 Driven began to transform its fundamental strategy by transitioning its core focus from “Dispensary to Consumer” to “Direct to Consumer”. The executive team at Driven determined that in order to compete and be successful in California, Driven had to directly service the customer and own the customer’s experience. Neither of these was possible in the “Dispensary to Consumer” model. In order to accomplish this, Driven set out to build its own infrastructure to be able to transact and deliver directly to the cannabis consumer.

In February 2019, Driven entered into a 2-year Operating Agreement with a joint venture between Driven and CA City Supply, LLC (the “LLC”)) to gain exposure in a new geographical area and create a location for operations based in California City, CA. Under Driven management, CA City Supply was selected as 1 of 3 licensee applicants to receive a non-storefront retail & delivery license in April 2019. Thereafter, the LLC members agreed to terminate the Operating Agreement and Driven has withdrawn from its LLC membership interest due to changes in local regulations.

In June 2019, we acquired Ganjarunner, Inc, an online retailer based in Sacramento that also had a small operation in Los Angeles that focused on “Next Day” delivery from a fulfillment center. In addition to a functioning delivery operation, Ganjarunner also had a substantial amount of data and intelligence on the cannabis consumers they had been servicing with cannabis delivery for over five years. Ganjarunner was focused on a more sophisticated consumer with its target audiences falling between 30 and 55 years of age and professionally employed who wanted specific products and brands and were willing to wait for them to be delivered the next day. Ganjarunner used a heavily modified commercially available eCommerce solution (WooCommerce) to complete the next day deliveries throughout the state of California.

In August 2019, with the Ganjarunner acquisition complete, we began to combine Express deliveries with Next Day using a single technology and operations infrastructure. With this combination, cannabis consumers are given a higher level of service as they can choose Express or Next Day delivery while shopping online. Additionally, we see increased operational efficiencies as a single driver can complete both types of deliveries.

In early September 2019, Driven entered into a Joint Venture with Budee, Inc. a large on-demand retailer based in Oakland, California. Budee, Inc had been operating a cannabis delivery service in California since 2015. Focusing exclusively on growing and streamlining its Express cannabis delivery operations, Budee became increasingly frustrated with the ability for commercial software to support the express delivery model that was compliant with state regulations. As such, Budee developed its own proprietary Budee Inventory Management System, eCommerce system, Driver application, and back-office system. The proprietary software combined with a sharp focus on margin improvement allowed Budee to scale-up its operations throughout California. As a result of the integration of Ganjarunner and Mountain High, the expansion of the Express and Next Day delivery options, Driven management reached the conclusion that the development or acquisition of custom software and infrastructure would be required to scale-up its operations. By establishing a joint venture with Budee, we were able to take advantage of reviewing the software platform and determining if it would work for our operations.

During the fourth quarter of 2019 and the first quarter of 2020 Driven and Budee, through the Joint Venture, began the process of analyzing and updating Budee’s proprietary Inventory Management System. Through a focused effort that included operational and technology changes, Driven was able to complete the transition to the unified Budee Delivery Management System. On February 27, 2020 the Company completed its acquisition of Budee, Inc. which allowed us to consolidate all of the Budee, Inc. revenue, expand our delivery operations and unify our operations and technology into a single, scalable, and supportable platform and infrastructure. As of March 2020, all Driven brands, operations, and infrastructure were integrated into a single technology based supported by unified operations. With the operational integration complete, Driven is now focused on scaling-up its delivery operations.

MERGER AGREEMENT

On October 5, 2020, Driven Deliveries, Inc. (“DRVD”) , Stem Driven Acquisition, Inc. (“SDA”) and Stem Holdings, Inc. (“STEM”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) wherein DRVD would merge with and into SDA, with DRVD being the surviving entity and, following closing of the merger transaction, would become a wholly-owned subsidiary of STEM. Pursuant to the Merger Agreement, STEM will exchange one newly-issued share of STEM common stock for each issued and outstanding share of DRVD. Management believes that the merger transaction will close prior to the end of calendar year 2020, subject to satisfaction of all terms and conditions of the Merger Agreement and completion of due diligence by all entities.

STEM is a vertically-integrated cannabis and hemp branded products company with state-of-the-art cultivation, processing, extraction, retail, and distribution operations throughout the United States. DRVD is an e-commerce and DaaS (delivery-as-a-service) provider with proprietary logistics and omnichannel UX/CX technology. At the closing, STEM would be re-named Driven by Stem and would maintain its corporate headquarters in Boca Raton, Florida. Management of both DRVD and STEM believe that following completion of the merger transaction, Driven by Stem will be the first vertically-integrated cannabis company with a DaaS platform, which will meet the needs of all cannabis consumers in markets served.

Presently, STEM is traded on the OTCQX market and Canadian Stock Exchange under the symbols STMH and STEM, respectively. DRVD is presently traded on the OTCQB market. At the effective date of the closing of the merger transaction, all shares of DRVD will be converted into the right to receive shares of STEM Common Stock (the “Merger Consideration”). The Merger Agreement includes interim covenant provisions applicable prior to the earlier of the (i) closing of the Merger or (ii) termination of the Merger Agreement that, among other things, restrict our ability to take certain actions with respect to the Company’s organizational documents, including but not limited to amending the Certificate of Incorporation. Prior to the date hereof, we have received an executed written consent from SharedLabs consenting to the Reverse Stock Split Amendment and waiving the operation of these interim covenants with respect to the Reverse Stock Split Amendment.

Under the terms of the Merger Agreement, DRVD shareholders will receive (based on closing share prices as of October 5, 2020) an aggregate purchase price of approximately US$27.5M. Based on the October 5, 2020 closing prices of both DRVD and STEM, Driven by Stem would have a combined market capitalization of approximately US$54 million, based on to closing market price of the Stem Shares and Driven Shares on the OTCQX and the OTCQB, respectively, on October 5, 2020 and approximately 65,000,000 Stem Shares and approximately 75,000,000 Driven Shares being outstanding on October 5, 2020.

The Board of Directors of each of Stem and Driven Deliveries have approved the Acquisition and it is expected to close in late 2020, subject to regulatory and stockholder approvals, completion of final due diligence and other customary closing conditions. Driven by Stem, the combined entity after giving effect to the Acquisition, will maintain its headquarters at Stem’s current location in Boca Raton, FL.

Following the completion of the merger transaction, management believes that the combined companies will achieve synergies in sales and operations and reduced sales, general and administrative expense as a percentage of sales. Management also believes that the merger transaction will lead to further organic growth and margin expansion. The merger transaction is an arm’s length transaction. Following the effective date of the merger transaction, the shares of common stock of the combined companies are expected to continue to trade under STEM’s current symbols (OTCQX: STMH CSE: STEM).

Driven by Stem will integrate DRVD’s delivery capability and its robust technology in every state in which STEM currently operates and add STEM’s iconic cannabis brands to DRVD’s platform of over 400 cannabis products. Stem’s brand offerings cover multiple cannabis product categories, particularly flower, extracts, edibles and topicals with award-winning brands including TJ’s Gardens™ and Yerba Buena™; Cannavore™ an edible brand; and Doseology™, a CBD mass market brand launching in 2021. As a cannabis technology company, DRVD’s Budee™ and Ganjarunner™ e-commerce platforms will also partner with leading cannabis companies in new geographies to meet demand for quick and accurate product deliveries. Initial operations will span nine states.

Management and Corporate Governance

Upon the closing of the merger transaction, the members of senior management of Driven by Stem expected to be:

•	Adam Berk, Chief Executive Officer and Chairman: Adam Berk is the current CEO of STEM and a member of DRVD’s Board of Directors. Mr. Berk is the former CEO of Osmio (currently GrubHub), which was the first patented web-online food ordering system.

•	Steve Hubbard, Chief Financial Officer: Steve Hubbard is the current CFO of STEM.

•	Ellen Deutsch, EVP/Chief Operating Officer: Ellen Deutsch is the current Executive Vice President and COO of STEM. Ms. Deutsch was an executive of Hain Celestial for over 20 years prior to joining STEM.

•	Salvador Villanueva, President: Salvador Villanueva is the current President of DRVD.

•	Brian Hayek, Chief Compliance Officer & Special Projects: Brian Hayek is a co-founder and current Chief Financial Officer of DRVD.

Synergies

Management of both companies believe that the merger transaction will be accretive to EPS of the combined companies in calendar year 2021. Other expected benefits are: (1) increased scale to drive sales growth, (2) leveraging DRVD’s proprietary technology in new markets to drive market share; (3) cost savings estimated at $1.5M in the first year of combined operations through productivity initiatives, vertical supply chain efficiencies, and reduction and consolidation of overhead and administrative costs.

Both STEM and DRVD have taken steps to commence equity raises of up to $20M on a combined basis. The merger transaction is not expected to increase debt levels.

The completion of the merger transaction is subject to satisfaction or waiver of various closing conditions, including (i) the receipt of all required approvals of the stockholders of all merger participants and any required third-party consents and regulatory clearances, (ii) the absence of any governmental order or law that makes consummation of the merger transaction illegal or otherwise prohibited, (iii) the effectiveness of a Registration Statement on Form S-4 to be filed by STEM pursuant to which the shares of Common Stock to be issued in connection with the merger transaction are registered with the SEC, (iv) the completion of equity financings by STEM and DRVD and, (v) the completion of due diligence by all parties and the absence of any material adverse change prior to the effective date of the merger transaction. The obligation of each party to consummate the merger transaction is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. If either party fails to meet its obligations under its equity financing closing conditions, either party may elect to terminate the Merger Agreement or proceed to close the merger transaction. Further, either party to the merger transaction could elect to waive certain conditions to the closing of the Merger in order to effect the transaction and, as a result, there can be no assurance that the combined organization will have the benefit of the conditions to closing described above or otherwise set forth in the Merger Agreement.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF

DRIVEN DELIVERIES, INC. AND STEM HOLDINGS, INC.

On October 5, 2020 Stem Holdings, Inc. (“Stem”) and Driven Deliveries, Inc. (“Driven”), an e-commerce and DaaS (delivery-as-a-service) provider with proprietary logistics and omnichannel UX/CX technology, entered into a definitive agreement and plan of reorganization dated October 5, 2020 (the "Definitive Agreement") pursuant to which Stem has agreed to acquire all of the stock of Driven Deliveries.

Following completion of the Acquisition, Stem believes Driven by Stem will be the first vertically-integrated cannabis company with a DaaS platform, which will meet the needs of all cannabis consumers in markets served.

Under the terms of the Definitive Agreement, Driven Deliveries shareholders will receive one Stem Share for each Driven Share held for an aggregate purchase price of approximately US$31.8M.  Driven by Stem is expected to have a combined market capitalization of approximately USD$54 million, based on to closing market price of the Stem Shares and Driven Shares on the OTCQX and the OTCQB, respectively, on October 5, 2020 and 65M Stem Shares and 75M Driven Shares being outstanding on October 5, 2020.

When effectuated, the Merger Transaction contemplates Driven Deliveries, Inc. becoming a wholly-owned subsidiary of Stem Holdings, Inc. in accordance with the guidance under Accounting Standards Codification Topic 805: Business Combinations, the Merger transactions are accounted for as a reorganization of entities under common control.

Assumptions and estimates underlying the adjustments to the unaudited pro forma financial statements, which are referred to as the pro forma adjustments, are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Merger Transaction; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Stem Holdings, Inc. and Driven Deliveries, Inc. following the Merger Transaction. The unaudited pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger Transaction occurred on the dates indicated. Further, the unaudited pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the Merger Transaction. The unaudited pro forma financial statements include assets and liabilities of Driven Deliveries, Inc. adjusted for Stem Holdings, Inc.'s historical cost basis. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

The unaudited pro forma financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Merger Transaction and, accordingly, do not attempt to predict or suggest future results. Further, the unaudited pro forma financial statements do not reflect (i) any other acquisition subsequent to the balance sheet date presented or (ii) the effect of any regulatory actions that may impact the results of the combined partnership following the Merger Transaction.

The unaudited pro forma financial statements have been developed from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma financial statements;
●	the historical audited consolidated financial statements of Driven for the year ended December 31, 2019;
●	the historical audited consolidated financial statements of Stem for the year ended September 30, 2019;
●	the historical unaudited condensed consolidated financial statements of Stem Holdings, Inc. as of and for the nine months ended June 30, 2020;
●	the historical unaudited consolidated financial statements of Driven Deliveries, Inc. for The nine months ended September 30, 2020.

The pro forma financial statements include the impact of the merger of Driven Deliveries, Inc. as if they occurred at the inception of each relevant period reported. Driven Deliveries, Inc. has a calendar year-end, however Driven Deliveries, Inc.'s historical information presented herein has been modified to conform to the same periods as the historical financial statements filed by the Company in Forms 10-K and 10-Q.

Stem Holdings, Inc./Driven Deliveries, Inc.

Pro Forma Balance Sheet

See Accompanying Notes

	Historical September 30, 2019 Stem Holdings, Inc.	Historical December 31, 2019 Driven Deliveries, Inc.	Pro Forma Adjustments		Pro Forma Stem Holdings, Inc.
	Audited	Audited
ASSETS
Current Assets
Cash and cash equivalents	$3,339,000	$266,869	$10,000,000	(a)	$13,605,869
Accounts receivable	427,000	334,481	-		761,481
Prepaid expenses and other current assets	491,000	-	-		491,000
Due from affiliate	-	346,610	-		346,610
Inventory	611,000	149,946	-		760,946
Total current assets	4,868,000	1,097,906	10,000,000		15,965,906

Property and equipment, net	14,706,000	81,839	-		14,787,839

Other assets
Investment in equity method investees	1,771,000	-	-		1,771,000
Investment in affiliates	1,827,000	-	-		1,827,000
Intangible asset	6,316,000	4,622,267	-		10,938,267
Goodwill	1,070,000	1,271,718	-		2,341,718
Deposits and other assets	47,000	61,138	-		108,138
Due from related party	492,000	-	-		492,000
Right of use asset		115,859	-		115,859
Total other assets	11,523,000	6,070,982	-		17,593,982

Total Assets	$31,097,000	$7,250,727	$10,000,000		$48,347,727

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,082,000	$1,700,653	$1,000,000	(b)	$3,782,653
Convertible notes, net of debt discount	1,888,000	1,016,892	-		2,904,892
Short term notes and advances	3,384,000	-	2,000,000	(b)	5,384,000
Income tax payable	-	784,168	-		784,168
Lease liability	-	40,217	-		40,217
Acquisition liability	708,000	908,469	-		1,616,469
Lease liability	-	-	-		-
Settlement payable	-	352,272	-		352,272
Derivative liability	158,000	306,762	-		464,762
Warrant liability	283,000	-	-		283,000
Total Current Liabilities	7,503,000	5,109,433	3,000,000		15,612,433

Long-term debt, net of long term portion	-	518,881	-		518,881
Total Liabilities	7,503,000	5,628,314	3,000,000		16,131,314

Shareholders’ Equity
Common stock; $0.001	52,000	4,096	-		56,096
Additional paid-in capital	61,202,000	17,387,684	7,000,000	(a)	85,589,684
Accumulated deficit	(40,384,000)	(15,241,762)	-		(55,625,762)
Total Companies shareholder's equity	20,870,000	2,150,018	7,000,000		30,020,018
Noncontrolling interest	2,724,000	(527,605)	-		2,196,395
Total shareholders' equity	23,594,000	1,622,413	7,000,000		32,216,413
Total Liabilities and Shareholders' Equity	$31,097,000	$7,250,727	$10,000,000		$48,347,727

Stem Holdings, Inc./Driven Deliveries, Inc.

Pro Forma Statement of Operations

	Stem Holdings, Inc. For the Year Ended 9/30/20	Driven Deliveries, Inc. For year Ended 12/31/19	Pro Forma Adjustments	Pro Forma Stem Holdings Inc.

Revenues	$2,451,000	$2,822,575	$-	$5,273,575
Cost of goods sold	1,935,000	1,850,629	-	3,785,629
Gross profit	516,000	971,946	-	1,487,946

Consulting fee's	2,914,000	-	-	2,914,000
Professional fee's	1,454,000	1,294,778	-	2,748,778
General and administration	14,920,000	1,876,457	1,364 (c)	16,797,821
Compensation	-	9,941,497	-	9,941,497
Sales and marketing	-	361,668	-	361,668
Impairment	2,132,000.00	-		2,132,000
Loss on the extinguishment on rent	1,159,000.00	-		1,159,000
Total expenses	22,579,000	13,474,400	1,364	36,054,764

Operating loss	(22,063,000)	(12,502,454)	(1,364)	(34,566,818)

Other expenses
Interest expense	(2,591,000)	(368,713)	-	(2,959,713)
Gain on extinguishment of debt	-	25,582	-	25,582
Other	(4,000)	-	-	(4,000)
Change in fair value of derivative liability	1,011,000	(1,338)	-	1,009,662
Foreign currency exchange gain	1,209,000		-	1,209,000
Total other expense	(375,000)	(344,469)	-	(719,469)

Income (Loss) from equity method investees	(6,547,000)	-	-	(6,547,000.00)

Net loss before income taxes	(28,985,000)	(12,846,923)	(1,364)	(41,833,287)
Provision for income taxes	-	241,252	-	241,252
Net loss for the period	$(28,985,000)	$(13,088,175)	$(1,364)	$(42,074,539)

Net loss attributable to non-controlling interest	(391,000)	(527,605)	-	(918,605)

Net loss attributable to Parent and subsidiaries	$(28,594,000)	$(12,560,570)	$(1,364)	$(41,155,934)
				-
Basic and diluted loss per common share	$(1.01)	$(0.27)	$-	$(0.43)

Basic and diluted weighted average common shares outstanding	28,245,297	46,898,066	20,000,000	95,143,363

Stem Holdings, Inc./Driven Deliveries, Inc.

Pro Forma Balance Sheet

See Accompanying Notes

	Historical For the Nine Months Ended June 30, 2020 Stem Holdings, Inc.	Historical For the Nine Months Ended September 30, 2020 Driven Deliveries, inc.	Pro Forma Adjustments		Pro Forma Stem Holdings, Inc.

ASSETS
Current Assets
Cash and cash equivalents	$1,913,000	$511,318	$10,000,000	(a)	$12,424,318
Accounts receivable	694,000	69,571	-		763,571
Prepaid expenses and other current assets	457,000	107,231	-		564,231
Note receivable	600,000	500,000	-		1,100,000
Inventory	1,353,000	247,282	-		1,600,282
Total current assets	5,017,000	1,435,402	10,000,000		16,452,402

Property and equipment, net	16,620,000	52,626	-		16,672,626

Other assets
Investment in equity method investees	287,000	-	-		287,000
Investment in affiliates	1,951,000	-	-		1,951,000
Intangible asset	10,360,000	11,677,585	-		22,037,585
Goodwill	11,613,000	1,820,999	-		13,433,999
Deposits and other assets	130,000	735,245	-		865,245
Due from related party	55,000	-	-		55,000
Note receivable, long term	355,000	-	-		355,000
Total other assets	24,751,000	14,233,829	-		38,984,829

Total Assets	$46,388,000	$15,721,857	$10,000,000		$72,109,857

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$2,225,000	$7,297,991	$1,000,000	(b)	$10,522,991
Convertible notes, net of debt discount	5,996,000	-	-		5,996,000
Short term notes and advances	2,951,000	3,541,213	2,000,000	(b)	8,492,213
Due to related party	666,000		-		666,000
Derivative liability	586,000	178,108	-		764,108
Acquisition liability	1,763,000	1,956,497	-		3,719,497
Lease liability	-	257,772	-		257,772
Settlement payable	-	642,045	-		642,045
Warrant liability	448,000	-	-		448,000
Total Current Liabilities	14,635,000	13,873,626	3,000,000		31,508,626

Long-term debt and lease liabilities, net of current portion	3,085,000	286,260	-	(b)	3,371,260
Total Liabilities	17,720,000	14,159,886	3,000,000		34,879,886

Shareholders’ Equity
Common stock; $0.001	67,000	7,752	-		74,752
Additional paid-in capital	75,369,000	31,436,888	7,000,000	(a)	113,805,888
Accumulated deficit	(48,952,000)	(29,882,669)	-		(78,834,669)
Total Companies shareholder's equity	26,484,000	1,561,971	7,000,000		35,045,971
Noncontrolling interest	2,184,000	-	-		2,184,000
Total shareholders' equity	28,668,000	1,561,971	7,000,000		37,229,971
Total Liabilities and Shareholders' Equity	$46,388,000	$15,721,857	$10,000,000		$72,109,857

Stem Holdings, Inc./Driven Deliveries, Inc.

Pro Forma Statement of Operations

	Stem Holdings, Inc. For the Nine Months Ended 6/30/20	Driven Deliveries, Inc. For the Nine Months Ended 9/30/20	Pro Forma Adjustments	Pro Forma Stem Holdings Inc.

Revenues	$10,315,000	$13,847,628	$-	$24,162,628
Cost of goods sold	7,560,000	15,420,653	-	22,980,653
Gross profit	2,755,000	(1,573,025)	-	1,181,975

Consulting fee's	2,031,000	-	-	2,031,000
Professional fee's	1,780,000	1,261,084	-	3,041,084
General and administration	6,234,000	4,243,070	1,400	10,478,470
Compensation	-	5,643,563	-	5,643,563
Sales and marketing	-	817,103	-	817,103
Total expenses	10,045,000	11,964,820	1,400	22,011,220

Operating loss	(7,290,000)	(13,537,845)	(1,400)	(20,829,245)

Other expenses
Interest expense	(2,024,000)	(755,056)	-	(2,779,056)
Loss on extinguishment of debt	-	(810,518)	-	(810,518)
Loss on sale of fixed asset	-	(11,970)	-	(11,970)
Change in fair value of warrant liability	754,000	-	-	754,000
Change in fair value of derivative liability	(428,000)	345,897	-	(82,103)
Foreign currency exchange gain	208,000		-	208,000
Total other expense	(1,490,000)	(1,231,647)	-	(2,721,647)

Income (Loss) from equity method investees	(253,000.00)	-	-	(253,000.00)

Net loss before income taxes	(9,033,000)	(14,769,492)	(1,400)	(23,803,892)
Provision for income taxes	-	-	-	-
Net loss for the period	$(9,033,000)	$(14,769,492)	$(1,400)	$(23,803,892)

Net loss attributable to non-controlling interest	(466,000)	(128,584)	-	(594,584)

Net loss attributable to Parent and subsidiaries	$(8,567,000)	$(14,640,908)	$(1,400)	$(23,209,308)
				-
Basic and diluted loss per common share	$(0.15)	$(0.24)	$-	$(0.17)

Basic and diluted weighted average common shares outstanding	58,762,599	61,263,796	20,000,000	140,026,395

STEM HOLDINGS, INC./DRIVEN DELIVERIES, INC.

NOTES TO PRO FINANCIAL STATEMENTS

(Unaudited)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma balance sheet has been derived from the historical of Stem Holdings, Inc. after giving effect to the acquisition transaction with Driven Deliveries, Inc. that is due to be closed in December 2020 (the “Acquisition”) The unaudited pro forma statement of operations for the period from inception through September 30, 2020 and for the twelve months ended December 31, 2019 have been adjusted to show the results for those periods as if acquisition agreement we entered into in December 2019.

Historical financial information has been adjusted in the pro forma balance sheet and statements of operations to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s balance sheet and results of operations.

2. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma balance sheet are as follows:

(A)	The expected funds to be raised pursuant to the Companies S-1 registration.

(B)	The expected obligations the Company intends to pay

The adjustments included in the pro forma statement of operations for the period from inception through September 30, 2019 and for the period ended December 31, 2019 are as follows:

(C)	Depreciation expense for the properties acquired or expected to be acquired have been calculated on the straight line basis over their expected useful life as if the properties were acquired on the date of the Company’s inception.

CORPORATE ADDRESS AND TELEPHONE NUMBER

Our principal executive office is located at 134 Penn Street, El Segundo, CA 90245 and our telephone number is (833) 378-6420. Our website address is https://www.drvd.com. The information on our website is not part of this prospectus.

THE OFFERING

This prospectus will be utilized in connection with the Company’s offering of 20,000,000 shares and the re-sale of 84,552,024 shares by Selling Shareholders. The Company will not receive any proceeds from any sales of shares by the Selling Shareholders.

About This Offering

THE OFFERING

This prospectus will be utilized in connection with the Company’s offering of 20,000,000 shares and the re-sale of 84,552,024 shares by Selling Shareholders. The Company will not receive any proceeds from any sales of shares by the Selling Shareholders.

Common stock currently outstanding	79,421,042 shares(1)

Common stock offered by the Company	20,000,000 shares

Common stock offered by the selling stockholders	89,029,079 shares

Use of proceeds (stock offered by the Company)	Acquisitions, working capital and general corporate purposes

Use of Proceeds (selling shareholder shares)	We will not receive any proceeds from the sale of common stock by selling shareholders offered by this prospectus.

(1) Shares of common stock issued and outstanding as of October 21, 2020.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Our business, operating results and financial condition could be harmed and the value of our stock could go down as a result of these risks. This means you could lose all or a part of your investment.

Risks Relating to Our Business

We have a limited operating history and face many of the risks and difficulties frequently encountered by an early stage company.

Although our management team has extensive knowledge of the cannabis industry and closely monitors changes in legislation, we also operate in an evolving industry that may not develop as expected. Furthermore, our operations will likely continue to evolve under our business plan as we continually assess new strategic opportunities for our business within our industry. Assessing the future prospects of our business is challenging in light of both known and unknown risks and difficulties we may encounter. Growth prospects in our industry can be affected by a wide variety of factors including:

●	competition from other similar companies;

●	regulatory limitations on the products we can offer and markets we can serve;

●	other changes in the regulation of medical and recreational cannabis use;

●	changes in underlying consumer behavior;

●	our ability to access adequate financing on reasonable terms and our ability to raise additional capital in order to fund our operations;

●	challenges with new products, services and markets; and

●	fluctuations in the credit markets and demand for credit.

We may not be able to successfully address these factors, which could negatively impact our growth, harm our business and cause our operating results to be worse than expected.

If we are unable to attract or maintain delivery drivers, whether as a result of competition or other factors, our service will become less appealing to cannabis consumers, and our financial results would be adversely impacted.

Our success in a given geographic market significantly depends on our ability to maintain or increase our network in that geographic area by attracting drivers. If we are unable to attract enough drivers then we may lack a sufficient supply of drivers to attract new cannabis consumers. To the extent that we experience driver supply constraints in a given market, we may need to increase driver incentives which may negatively affect our operating results.

If consumers choose other delivery services we may struggle to generate profits.

If consumers choose other delivery services we may lack the sufficient density to operate such that our delivery service will become less appealing to consumers. An insufficient amount of orders and supply of users of our delivery service would adversely affect our revenue and financial results.

We must maintain a high quality of service in order to maintain and increase our customer base.

Our number of customers may decline materially or fluctuate as a result of many factors, including, among other things, dissatisfaction with the operation of our platform, quality of platform support, quality of service provided by our drivers, product selection on our platform and quality of our products. Other factors include negative publicity related to our brands. In addition, if we are unable to provide high-quality support to customers or respond to reported delivery incidents, in a timely and acceptable manner, our ability to attract and retain customers could be adversely affected.

We are limited in the jurisdictions that we way may operate.

We operate only in the state of California, where recreational marijuana use is legal. Although there are thirty-six (36) other states that have legalized marijuana use for medicinal and/or recreational use, we have not expanded into these markets as many do not allow delivery. Additionally, the cost and barriers to entry into these other markets is high given the cost. Finally, until other jurisdictions pass laws legalizing recreational marijuana use via delivery, we will not be able to legally operate (at the state level) in those markets and thus will not entertain any expansion opportunities into those markets. As a result, our potential expansion opportunities are severely limited.

We have incurred losses to date and may continue to incur losses.

We have incurred net losses since we commenced operations. For the year ended December 31, 2019 our net loss was $13,088,175.  We had net losses of $7,302,500 and $14,769,492 for the three months and nine months ended September 30, 2020, respectively.

We had an accumulated deficit of $15,241,762 as of December 31, 2019 and an accumulated deficit of $29,882,669 as of September 30, 2020. These losses have had, and likely will continue to have, an adverse effect on our working capital, assets, and stockholders’ equity. In order to achieve and sustain such revenue growth in the future, we must significantly expand our market presence and revenues from existing and new customers. We may continue to incur losses in the future and may never generate revenues sufficient to become profitable or to sustain profitability. The opinion of our independent registered public accountants on our audited financial statements as of and for the year ended December 31, 2019 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Continuing losses may impair our ability to raise the additional capital required to continue and expand our operations.

We may need to secure additional financing.

We anticipate that we may require additional funds for our operations in the future. If we are not successful in securing additional financing when needed, we may be unable to execute our business strategy, which could result in curtailment of our operations.

Our ability to raise additional capital is uncertain and dependent on numerous factors beyond our control including, but not limited to, economic conditions and availability or lack of availability of credit. We currently do not have any committed external source of funds.

If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

●	continue to expand our development, sales and marketing teams;

●	acquire complementary technologies, products or businesses;

●	if determined to be appropriate, expand our global operations;

●	hire, train and retain employees; and

●	respond to competitive pressures or unanticipated working capital requirements.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, then-existing stockholders’ interests may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect their rights as common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions that are acceptable. If we are unable to obtain sufficient funds, we may be forced to curtail and/or cease operations.

We cannot be certain that the products that we deliver will become, or continue to be, appealing and as a result, there may not be any demand for these products and the sales could decrease, which would result in a loss of revenue.

Demand for our products that we deliver depends on many factors, including the number of customers we are able to attract and retain over time, the competitive environment in the cannabis delivery industry, as well as the cannabis industry as a whole. A decrease in demand may force us to reduce sale prices below our desired pricing level or increase promotional spending. Our ability to anticipate changes in user preferences and to meet consumer’s needs in a timely cost-effective manner all could result in immediate and longer-term declines in the demand for our delivery service, which could adversely affect our financial condition. An investor could lose his or her entire investment as a result.

We have limited management resources and are dependent on key executives.

We are currently relying on key individuals to continue our business and operations and, in particular, the professional expertise and services of officers and directors, as well as other key members of our executive management team and others in key management positions. If our officers and directors chose not to serve or if they are unable to perform their duties, and we are unable to retain a replacement qualified individual or individuals, this could have an adverse effect on our business operations, financial condition and operating results if we are unable to replace the current officers and directors with other qualified individuals.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business.

If we cannot provide reliable financial reports, our operating results could be harmed. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Based on our evaluations, our management concluded that there were material weaknesses in our internal control over financial reporting for the years ended December 31, 2019 and 2018, respectively. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Failure to comply with Section 404(a) could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.

Our competition will continue to grow.

Our delivery of cannabis products is subject to competition. There is no guarantee that we can develop or sustain a market position or expand our business. We anticipate that the intensity of competition in the future will increase. In the event recreational cannabis becomes federally legal, larger companies that have greater resources and larger operations such as Amazon may enter the cannabis delivery industry.

Litigation and publicity concerning product quality, health, and other issues could adversely affect our results of operations, business and financial condition.

Our business could be adversely affected by litigation and complaints from customers or government authorities resulting from defects or contamination of our products. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our dispensary partners’ products. We could also incur significant liabilities, if a lawsuit or claim results in a decision against us, or litigation costs, regardless of the result. Further, any litigation may distract from the Company’s operations.

If we fail to enhance our brand, our ability to expand our customer base will be impaired and our financial condition may suffer.

We believe that the development of our trade name and the various brands of cannabis products we deliver are critical to achieving widespread awareness of our delivery service, and as a result, is important to attracting new customers and maintaining existing customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable delivery services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, our business could be adversely impacted.

Future acquisitions, strategic investments, partnerships or alliances could be difficult to identify and integrate, divert the attention of management, disrupt our business, dilute stockholder value and adversely affect our financial condition and results of operations.

We may in the future seek to acquire or invest in businesses that we believe could complement or expand our service offerings, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not the acquisitions are completed. If we acquire businesses, we may not be able to integrate successfully the acquired personnel, operations, and technologies, or effectively manage the combined business following the acquisition. We may not be able to find and identify desirable acquisition targets or be successful in entering into an agreement with any particular target or obtain adequate financing to complete such acquisitions. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition, and results of operations may be adversely affected.

We may be unable to successfully integrate our recent acquisitions.

On June 24, 2019 we completed a merger pursuant to which Ganjarunner, Inc. and Global Wellness, LLC merged with and into GR Acquisition, Inc. and as a result became a wholly-owned subsidiary of the Company.

On July 10, 2019, the Company and Mountain High Recreation, Inc. (MHR), a California corporation, entered into an Asset Purchase Agreement, pursuant to which the Company acquired certain assets from MHR as specified in the Agreement, which included the option to purchase to MH’s California Cannabis - Retailer Non Storefront License, the option to purchase a certain real property lease located at 8 Light Sky Ct, Sacramento, CA 95828 associated with that certain license, and the right to use all trademarks and intellectual property associated with the MH brand. In September 2019 we entered into a Joint Venture with Budee, Inc. to expand our operations and engaged in the business of providing delivery services of legal cannabis products to the consumer. In February 2020 we completed an acquisition of Budee, Inc which allowed us to consolidate all of the Budee, Inc. revenue, expand our delivery operations, and unify our operations and technology into a single, scalable, and supportable platform and infrastructure.

Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of these recent acquisitions which may decrease the time we have to serve our existing customers, attract new customers and develop new services or strategies and result in interruptions of our business activities. The integration process may disrupt our business and, if new technologies, products or businesses are not implemented effectively, may preclude the realization of the full benefits expected by us and could harm our results of operations. In addition, the overall integration of new technologies, products or businesses may result in unanticipated problems, expenses, liabilities and competitive responses. Even if the operations of an acquisition are integrated successfully, we may not realize the full benefits of the acquisition, including the synergies, cost savings or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

We may face intellectual property infringement claims that could be time-consuming and costly to defend, and could result in our loss of significant rights and the assessment of treble damages.

From time to time we may face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect us negatively. For example, were a third party to succeed on an infringement claim against us, we may be required to pay substantial damages (including up to treble damages if such infringement were found to be willful). In addition, we could face an injunction, barring us from conducting the allegedly infringing activity.

Finally, we may initiate claims to assert or defend our own intellectual property against third parties. Any intellectual property litigation, irrespective of whether we are the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert our management’s attention from our business and negatively affect our operating results or financial condition.

An occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations.

The occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations. A pandemic typically results in social distancing, travel bans and quarantine, and this may limit access to our facilities, customers, management, support staff and professional advisors. These factors, in turn, may not only impact our operations, financial condition and demand for our goods and services but our overall ability to react timely to mitigate the impact of this event. Also, it may hamper our efforts to comply with our filing obligations with the Securities and Exchange Commission.

Risks Relating to the Industry in which we Operate

Cannabis remains illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

We operate in the cannabis industry, which is dependent on state laws and regulations pertaining to such industry; however, under federal law, cannabis remains illegal.

The United States federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. Federal law prohibits commercial production and sale of all Schedule I controlled substances, and as such, cannabis-related activities, including without limitation, the importation, cultivation, manufacture, distribution, sale and possession of cannabis remain illegal under U.S. federal law. It is also illegal to aid or abet such activities or to conspire or attempt to engage in such activities. Strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under U.S. federal law, nor provide a defense to any federal proceeding brought against us. An investor’s contribution to and involvement in such activities may result in federal civil and/or criminal prosecution, including, but not limited to, forfeiture of his, her or its entire investment, fines and/or imprisonment.

Currently, numerous U.S. states, the District of Columbia and U.S. territories have legalized cannabis for medical and/or recreational adult use. Because cannabis is a Schedule I controlled substance, the development of a legal cannabis industry under the laws of these states is in conflict with the CSA, which makes cannabis use and possession illegal on a national level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use.  We would likely be unable to execute our business plan if the federal government were to strictly enforce federal law regarding cannabis.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the former DOJ Deputy Attorney General during the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA (see “Business—Government and Industry Regulation—The Cole Memo”). In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act obligations (see “Business—Government and Industry Regulation—FinCEN”).

Congress previously enacted an omnibus spending bill that included a provision (the “Rohrabacher-Blumenauer Amendment”) prohibiting the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. This provision, however, has only been extended to September 30, 2019, and must be renewed annually by Congress.  In August 2016, a Ninth Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Blumenauer Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA.

These developments previously were met with a certain amount of optimism in the cannabis industry, but (i) neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 have yet been adopted and (ii) the Rohrabacher-Blumenauer Amendment, being an amendment to an appropriations bill that must be renewed annually, has not currently been renewed beyond September 30, 2019.

Furthermore, on January 4, 2018, former U.S. Attorney General, Jeff Sessions, issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) stating that the Cole Memo was rescinded effectively immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” The Sessions Memo went on to state that given the DOJ’s well-established general principles, “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strictly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement. However, a significant change in the federal government’s enforcement policy with respect to current federal laws applicable to cannabis could cause significant financial damage to us. We may be irreparably harmed by a change in enforcement policies of the federal government depending on the nature of such change.  As of the date of this prospectus, we have provided products and services to state-approved cannabis cultivators and dispensary facilities. As a result, strict enforcement of federal prohibitions regarding cannabis could subject the Company to criminal prosecution.

Additionally, financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statutes and the Bank Secrecy Act. Prior to the DOJ’s rescission of the “Cole Memo”, supplemental guidance from the DOJ issued under the Obama administration directed federal prosecutors to consider the federal enforcement priorities enumerated in the “Cole Memo” when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. It is unclear what impact the recent rescission of the “Cole Memo” will have, but federal prosecutors may increase enforcement activities against institutions or individuals that are conducting financial transactions related to cannabis activities.

Additionally, as we are always assessing potential strategic acquisitions of new businesses, we may in the future also pursue opportunities that include growing and/or distributing medical or recreational cannabis, should we determine that such activities are in the best interest of the Company and our stockholders. Any such pursuit would involve additional risks with respect to the regulation of cannabis, particularly if the federal government determines to strictly enforce all federal laws applicable to cannabis.

Federal prosecutors have significant discretion and no assurance can be given that the federal prosecutor in each judicial district where we operate our business will choose not to strictly enforce the federal laws governing cannabis production or distribution. Any change in the federal government’s enforcement posture with respect to state-licensed sale and distribution of cannabis would result in our inability to execute our business plan, and we would likely suffer significant losses, which would adversely affect the trading price of our securities. Furthermore, following any such change in the federal government’s enforcement position, we could be subject to criminal prosecution, which could lead to imprisonment and/or the imposition of penalties, fines, or forfeiture.

California state law requires that all commercial cannabis businesses, including cultivators, dispensaries, delivery services, extractors, concentrate, edible and topical manufacturers, distributors, and testing laboratories hold a state license in order to operate.

The Bureau of Cannabis Control (BCC) is the lead agency in regulating commercial cannabis licenses for medical and adult-use cannabis in California. The Bureau is responsible for licensing retailers, distributors, testing labs, and temporary cannabis events.

We currently operate under licenses that have been granted by the BCC, however, no assurance can be given that we will be successful in keeping such license. In the event the Bureau rescinds or changes the status of our license, our operations would cease.

Any potential growth in the cannabis industry continues to be subject to new and changing state and local laws and regulations.

Continued development of the cannabis industry is dependent upon continued legislative legalization of cannabis at the state level, and a number of factors could slow or halt progress in this area, even where there is public support for legislative action. Any delay or halt in the passing or implementation of legislation legalizing cannabis use, or its sale and distribution, or the re-criminalization or restriction of cannabis at the state level could negatively impact our business. Additionally, changes in applicable state and local laws or regulations could restrict the services we offer or impose additional compliance costs on us or our dispensary partners. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to our business.

Changes in laws and regulations affecting the cannabis industry may affect our consumer base in ways that we are unable to predict.

Local, state and federal medical cannabis laws and regulations are broad in scope and subject to evolving interpretations. We cannot predict the nature of any future laws, regulations, interpretations or applications that may affect us, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the vitality of the cannabis legalization movement or the unification or popularity of the community in favor of legalization, the members of which community form our anticipated consumer base and underpin our business model.

We are subject to certain tax risks and treatments that could negatively impact our results of operations.

Section 280E of the Internal Revenue Code, as amended, prohibits businesses from deducting certain expenses associated with trafficking controlled substances (within the meaning of Schedule I and II of the Controlled Substances Act). The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses.

The cannabis industry faces significant opposition, and any negative trends will adversely affect our business operations.

We are substantially dependent on the continued market acceptance, and the proliferation of consumers, of medical and recreational cannabis. We believe that with further legalization, cannabis will become more accepted, resulting in a growth in consumer demand. However, we cannot predict the future growth rate or future market potential, and any negative outlook on the cannabis industry may adversely affect our business operations.

Large, well-funded business sectors may have strong economic reasons to oppose the development of the cannabis industry. For example, medical cannabis may adversely impact the existing market for the current “cannabis pill” sold by mainstream pharmaceutical companies. Should cannabis displace other drugs or products, the medical cannabis industry could face a material threat from the pharmaceutical industry, which is well-funded and possesses a strong and experienced lobby. Any inroads the pharmaceutical or any other potentially displaced, industry or sector could make in halting or impeding the cannabis industry could have a detrimental impact on our business.

Negative press from having a cannabis-related line of business could have a material adverse effect on our business, financial condition, and results of operations.

We may receive negative attention from the press concerning our operation in the cannabis industry and this in turn can materially adversely affect our business.

Risks Related to our Common Stock

An active, liquid trading market for our common stock may not develop. If an active market develops, the price of our common stock may be volatile.

Presently, our common stock is quoted on the OTCQB under the symbol “DRVD.” We are in our early stages and an investment in our company will require a long-term commitment with no certainty of return. Presently, there is limited trading in our stock and in the absence of an active trading market, investors may have difficulty buying and selling.

The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares.

Trading in stocks quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. The securities market has from time-to-time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock. Moreover, the OTCQB is not a stock exchange, and trading of securities is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a national stock exchange like the NYSE. Accordingly, stockholders may have difficulty reselling their shares.

The price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including:

●	our ability to integrate operations, products, and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	litigation regarding contamination of our dispensary partners’ products;

●	our issuance of additional securities, including debt or equity or a combination thereof, which will be necessary to fund our operating expenses;

●	announcements of new or similar products by us or our competitors;

●	loss of any strategic relationship;

●	period-to-period fluctuations in our financial results;

●	developments concerning intellectual property rights;

●	changes in legal, regulatory, and enforcement frameworks impacting the transportation of cannabis;

●	the addition or departure of key personnel;

●	announcements by us or our competitors of acquisitions, investments, or strategic alliances;

●	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

●	the level and changes in our year-over-year revenue growth rate;

●	the failure of securities analysts to publish research about us, or shortfalls in our results of operations compared to levels forecast by securities analysts;

●	any delisting of our common stock from OTC due to any failure to meet listing requirements;

●	economic and other external factors; and

●	the general state of the securities market.

These market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. Securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the performance of particular companies.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. If no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected

We have not and may never pay dividends to shareholders.

We have not declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion, and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment, and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend. If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

Our common stock is subject to the “penny stock” rules of the SEC, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock occurs, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. If applicable in the future, these rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares, until our common stock no longer is considered a penny stock.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Our executive officers, directors and their affiliates, in the aggregate, beneficially own approximately 20.65% of our outstanding common stock as of July 31, 2020. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions.

Some of these persons or entities may have interests different than yours. For example, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

We expect to incur increased costs and demands upon management as a result of being a public company.

As a public company in the United States, we incur significant additional legal, accounting and other costs. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the stock exchange on which we may list our common stock, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Such forward-looking statements are based on our management’s current plans and expectations and are subject to risks, uncertainties and changes in plans that may cause actual results to differ materially from those anticipated in the forward-looking statements. You should be aware that, as a result of any of these factors materializing, the trading price of our common stock may decline. These factors include, but are not limited to, the following:

●	the availability and adequacy of capital to support and grow our business;

●	economic, competitive, business and other conditions in our local and regional markets;

●	actions taken or not taken by others, including competitors, as well as legislative, regulatory, judicial and other governmental authorities;

●	competition in our industry;

●	Changes in our business and growth strategy, capital improvements or development plans;

●	the availability of additional capital to support development; and

●	other factors discussed elsewhere in this prospectus.

Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to both the sale of our common stock by the Company and the resale of our common stock that may be offered and sold from time to time by the selling stockholders.

	Use of Proceeds	%
Cannabis Licenses / Acquisitions	$6,000,000	60.00%
Corporate Working Capital	$2,450,000	24.50%
Tenant Improvements	$550,000	5.50%
Technology Improvements	$1,000,000	10.00%
	$10,000,000	100.00%

We will receive no proceeds from the sale of shares of common stock offered by the Selling Shareholders.

SELLING SHAREHOLDERS

This prospectus relates to the offering by the Selling Shareholders of up to 89,029,079 shares of common stock offered by the Selling Shareholders.

The following table sets forth, based on information provided to us by the Selling Shareholders or known to us, the name of each Selling Shareholders, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer. Other than as set forth below none of the Selling Shareholders has had a material relationship, within the past three years, with us or with any of our predecessors or affiliates.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the Selling Shareholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the Selling Shareholders upon the termination of the offering. Unless otherwise set forth below, the address for each Selling Shareholders is c/o Driven Deliveries, Inc. 134 Penn Street, El Segundo, California 90245.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering		Percentage of Common Stock Owned After the Offering
628 Enterprises (3)	5,000,000 (1)	5,000,000		0		*	%
Aaron T Street & Anne R Street	200,000 (1)	200,000		0		*	%
Adam Berk (4)	281,250 (5)	225,000	(6)	56,250	(7)	*	%
Alexander Plishner & Elizabeth Plishner	50,000 (1)	50,000		0		*	%
Andrew Sienkiewicz	141,959 (2)	141,959		0		*	%
Andrij Wilhite	227,134 (2)	227,134		0		*	%
Avalon Zara Taylor	30,000 (1)	30,000		0		*	%
Benjamin Andrew Clymer	1,260,000 (1)	1,260,000		0		*	%
Bonnie Barclay	50,000 (1)	50,000		0		*	%
Brian Hayek (8)	6,782,532 (9)	5,820,713	(10)	961,819	(11)	1.25%
Carla Baumgartner	5,000,000 (1)	5,000,000		0		*	%
Chad Greenway	300,000 (1)	300,000		0		*	%
Chris Butler	500,002 (1)	500,002		0		*	%
Chris M Camarra	150,000 (1)	150,000		0		*	%
Christian Schenk (12)	4,183,305 (13)	4,127,055	(14)	56,250	(15)	*	%
Clayton Adams (16)	1,000,000 (1)	1,000,000		0		*	%
Corey Stender	125,007 (1)	125,007		0		*	%
David G Rae	250,000 (1)	250,000		0		*	%
Deryk Engelland	300,000 (1)	300,000		0		*	%
Edgar Bobby Jones	500,002 (1)	500,002		0		*	%
Elliot Levey	100,000 (1)	100,000		0		*	%
Gerald Hannahs	50,000 (1)	50,000		0		*	%
Glenn A Olson	210,000 (1)	210,000		0		*	%
Grant Savage	50,000 (1)	50,000		0		*	%
Hampton Growth Resources LLC (17)	250,000 (1)	250,000		0		*	%
Harry Datys	336,000 (1)	336,000		0		*	%
IRTH Communications LLC (18)	500,000 (1)	500,000		0		*	%
Jack Schwebel	675,000 (1)	675,000		0		*	%
Jane McGinty and Chris McGinty	125,000 (1)	125,000		0		*	%
Jason Beaumont (19)	1,000,000 (1)	1,000,000		0		*	%
Jason Zucker	250,000 (1)	250,000		0		*	%
Jeanette Villanueva (20)	4,000,000 (1)	4,000,000		0		*	%
Jerrin James (21)	2,897,522 (2)	2,897,522		0		*	%
John C Haase	375,000 (1)	375,000		0		*	%
John Yates	198,743 (2)	198,743		0		*	%
Justin Hall	250,000 (1)	250,000		0		*	%

Kenneth S Gamer	250,000 (1)	250,000		0		*	%
Kirsten Wright(22)	480,148 (2)	400,000		80,148		*	%
Lance Ott	375,000 (2)	375,000		0		*	%
Lane 7 (23)	2,250,000 (1)	2,250,000		0		*	%
Lane 8 LLC (24)	3,736,354 (25)	3,736,354		0		*	%
Lasater Family Limited Partnership (26)	50,000 (1)	50,000		0		*	%
Leonid Krol	195,000 (1)	195,000		0		*	%
Lisa Chow (27)	4,000,000 (1)	4,000,000		0		*	%
M2 Equity Partners LLC (28)	17,657,427 (29)	17,657,427		0		*	%
Mark Savage	2,702,491 (1)	2,702,491		0		*	%
Matthew Atkinson (30)	3,384,507 (31)	3,224,203	(32)	160,304	(33)	*	%
Michael McCarty	50,000 (1)	50,000		0		*	%
Michael Stamer	415,000 (1)	415,000		0		*	%
Mikhail Krol	100,000 (1)	100,000		0		*	%
Neal Pomroy	1,394,674 (1)	1,394,674		0		*	%
Neisha Wheat	50,000 (1)	50,000		0		*0%
Ofer Hetsroni	50,000 (1)	50,000		0		*	%
Pat Foster	50,000 (1)	50,000		0		*	%
Promocal Productions Inc. (34)	852,311 (1)	852,311		0		*	%
Randy L Ellison	50,000 (1)	50,000		0		*	%
Richard C Knapp	566,102 (1)	566,102		0		*	%
Rigc-Drvd (35)	5,408,000 (1)	5,408,000		0		*	%
Robert Diener (36)	118,000 (37)	118,000		0		*	%
Robert Haag	250,000 (1)	250,000		0		*	%
Sal Villanueva (38)	4,498,878 (1)	4,498,878		0		*	%
Sarah Zietlow	75,000 (1)	75,000		0		*	%
Sichenzia Ross Ference LLP	60,000 (1)	60,000		0		*	%
Steve and Jackie Domm	500,002 (1)	500,002		0		*	%
Teal Marketing LLC (39)	162,500 (2)	162,500		0		*	%
TJD Investments Trust (40)	100,000 (1)	100,000		0		*	%
Trevor Thurling	100,000 (1)	100,000		0		*	%
Yinion Barzilai	214,000 (1)	214,000		0		*	%
Ambria Investors LP	2,600,000 (41)	2,600,000	(42)	0		*	%

* Less than one percent

1.	100% of which are shares of common stock.

2.	100% of which are shares of common stock issuable upon exercise of warrants.

3.	Eric Hayek has the voting and investment control of 628 Enterprises Irrevocable Trust.

4.	Adam Berk is a Director of the Company.

5.	Represents 225,000 shares of common stock and 56,250 shares of common stock issuable upon exercise of options.

6.	Represents 225,000 shares of common stock.

7.	Represents 56,250 shares of common stock issuable upon exercise of options.

8.	Brian Hayek is the Chief Financial Officer, Secretary, Treasurer and a Director of the Company.

9.	Represents 4,101,519 shares of common stock, 500,000 shares issuable upon exercise of warrants, 961,819 shares issuable upon exercise of options and 385,243 shares issuable upon conversion of a senior secured convertible note held by Mr. Hayek.

10.	Represents 4,101,519 shares of common stock, 500,000 shares issuable upon exercise of warrants and 385,243 shares issuable upon conversion of a senior secured convertible note held by Mr. Hayek.

11.	Represents 961,819 shares issuable upon exercise of options.

12.	Christian Schenk is the former Chairman and Chief Executive Officers of the Company.

13.	Represents 225,000 shares of common stock, 3,800,000 shares issuable upon exercise of warrants, 56,250 shares issuable upon exercise of options and 102,055 shares issuable upon conversion of a senior secured convertible note held by Mr. Schenk.

14.	Represents 225,000 shares of common stock, 3,800,000 shares issuable upon exercise of warrants, and 102,055 shares issuable upon conversion of a senior secured convertible note held by Mr. Schenk.

15.	Represents 56,250 shares issuable upon exercise of options.

16.	Clayton L. Adams possesses the voting and investment control over the shares held by Clayton Adams.

17.	Andrew W. Haag possesses the voting and investment control over the shares held by Hampton Growth Resources LLC.

18.	Andrew W. Haag possesses the voting and investment control over the shares held by IRTH Communications LLC.

19.	Represents 875,000 shares of common stock and 125,000 shares of common stock issuable upon exercise of warrants.

20.	Jeanette Villanueva is an employee of the Company and is the sister of Company President Sal Villanueva.

21.	Jerrin James is the Chief Operating Officer of the Company.

22.	Kirsten Wright is an employee of the Company.

23.	Frederick W. Rahr Jr, Timothy D. Olson, Jonathan G. Foss possess the voting and investment control over the shares held by Lane 7.

24.	Timothy D. Olson and Jonathan G. Foss possess the voting and investment control over the shares held by Lane 8 LLC.

25.	Represents 2,203,354 shares of common stock and 1,533,000 shares of common stock issuable upon exercise of warrants.

26.	David Lasater, as General Partner of Lasater Family Limited Partnership, possesses the voting and investment control over the shares held by Lasater Family Limited Partnership.

27.	Lisa Chow is an employee of the Company.

28.	Matt Atkinson, a former Director of the Company, possesses the voting and investment control over the shares held by M2 Equity Partners LLC.

29.	Represents 8,398,024 shares of common stock, 3,000,000 shares of common stock issuable upon exercise of warrants and 5,333,529 shares issuable upon conversion of a senior secured convertible note held by M2 Equity Partners LLC.

30.	Matt Atkinson was formerly a Director of the Company.

31.	Represents 3,224,203 shares of common stock and 160,304 shares issuable upon exercise of options.

32.	Represents 3,224,203 shares of common stock.

33.	Represents 160,304 shares issuable upon exercise of options.

34.	Brian McCoy possesses the voting and investment control over the shares held by Promocal Productions Inc.

35.	Daniel Ely possesses the voting and investment control over the shares held by RIGC-DRVD.

36.	Robert Diener serves as outside securities counsel to the Company.

37.	Represents 68,000 shares of common stock and 50,000 shares of common stock issuable upon exercise of warrants.

38.	Sal Villanueva is the President and Interim Chief Executive Officer of the Company.

39.	Madeline Halvorson, the wife of Christian Schenk, possesses the voting and investment control over the securities held by Teal Marketing LLC.

40.	Tyler Duncan is Trustee of TJD Investments Trust and possesses the voting and investment control over the securities held by TJD Investments Trust.

41.	Michael Sobeck is the General Partner of Ambria Investors LP and possesses voting and investment control over the securities held by Ambria Investors LP.

42.	Represents 100,000 shares of common stock and 2,500,000 shares issuable upon conversion of a convertible note held by Ambria Investors LP.

DETERMINATION OF OFFERING PRICE

All shares of our common stock being offered by the Company will be sold at a fixed price of $0.50, which is based on the prevailing market price for the shares at the time the Offering commences. It is our expectation that the selling shareholders will sell their shares at the market prices prevailing from time-to-time.

DILUTION

Our historical net tangible book value as of September 30, 2020 was approximately $(11,650,373) or approximately $(0.15) per share of Common Stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per common share is our historical net tangible book value divided by the number of shares of Common Stock outstanding as of September 30, 2020.

After giving effect to the sale of 20,000,000 shares of our Common Stock in this offering at the public offering price of $0.50 per share of common stock and after deducting the estimated offering expenses payable by us ($100,000), our as-adjusted net tangible book value as of September 30, 2020 would have been approximately $(1,750,373) or approximately $(0.0179) per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of approximately $0.1323 per share to our existing Common stockholders, and an immediate dilution of approximately $0.52 per Common Share to new investors purchasing securities in this offering at the assumed public offering price.

The following table illustrates this dilution on a per share basis as of September 30, 2020:

Assuming 20,000,000 shares sold in Offering (100% of shares offered) with gross proceeds of $10,000,000:
Assumed Public Offering Price per Share	$0.50
Historical net tangible book value per Common Share as of September 30, 2020	$(0.15)
Pro forma increase in net tangible book value per share attributable to investors in this offering	$0.13
As adjusted net tangible book value per Common Share after this offering	$(0.02)
Dilution per share to investors participating in this offering	$(0.52)

Assuming 16,000,000 shares sold in Offering (80% of shares offered) with gross proceeds of $8,000,000
Assumed Public Offering Price per Share	$0.50
Historical net tangible book value per Common Share as of September 30, 2020	$(0.15)
Pro forma increase in net tangible book value per share attributable to investors in this offering	$0.11
As adjusted net tangible book value per Common Share after this offering	$(0.04)
Dilution per share to investors participating in this offering	$(0.54)

Assuming 10,000,000 shares sold in Offering (50% of shares offered) with gross proceeds of $5,000,000
Assumed Public Offering Price per Share	$0.50
Historical net tangible book value per Common Share as of September 30, 2020	$(0.15)
Pro forma increase in net tangible book value per share attributable to investors in this offering	$0.07
As adjusted net tangible book value per Common Share after this offering	$(0.08)
Dilution per share to investors participating in this offering	$(0.58)

Assuming 5,000,000 shares sold in Offering (25% of shares offered) with gross proceeds of $2,500,000
Assumed Public Offering Price per Share	$0.50
Historical net tangible book value per Common Share as of September 30, 2020	$(0.15)
Pro forma increase in net tangible book value per share attributable to investors in this offering	$0.04
As adjusted net tangible book value per Common Share after this offering	$(0.11)
Dilution per share to investors participating in this offering	$(0.61)

The foregoing discussion and table are based on 77,517,539 shares of Common Stock outstanding as of September 30, 2020.

There will be no dilution to our existing shareholders from sales by selling shareholders.

PLAN OF DISTRIBUTION

We may, from to time, offer the securities registered hereby at the initial offering price of $0.50 per share up to this maximum amount. We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, with or without an underwriting syndicate, through agents, or directly to one or more purchasers or a combination of these methods. The Company may distribute securities from time to time in one or more transactions:

●	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	broker-dealers may agree with the Company to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

Once sold under the registration statement, of which this prospectus forms a part, the Common Shares will be freely tradable in the hands of persons other than our affiliates.

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, and in compliance with applicable laws and regulations, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus relates to the public offering of up to 20,000,000 shares of common stock by the Company and 84,552,024 shares of common stock by the Selling Shareholders. The following is a summary of the rights of holders of our common stock and some of the provisions of our articles of incorporation and bylaws and of the applicable statutes of the State of Delaware. This summary is not complete. For more detailed information, please see our Certificate of Incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the applicable laws of the State of Delaware.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, with a par value of $0.00001 per share, and 15,000,000 shares of preferred stock, with a par value of $0.001 per share.

Common Stock

Our common stock is subject to the express terms of the preferred stock and any series thereof. Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder with respect to all matters to be voted on or consented to by our stockholders, except as may otherwise be required by applicable Delaware law, or any certificate of designations for the preferred stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

The Company’s articles of incorporation authorize the issuance of up to 15,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

DESCRIPTION OF BUSINESS

The Company

We were incorporated in the State of Delaware on July 22, 2013 under the name Digital Commerce Solutions, Inc. and changed our name to Results-Based Outsourcing, Inc. on September 5, 2014. On August 29, 2018, Driven Deliveries, Inc., a Nevada company (“Driven Nevada”), was acquired by Results-Based Outsourcing as part of a reverse merger transaction. As consideration for the merger, Results-Based Outsourcing issued the equity holders of Driven Nevada an aggregate of 30,000,000 post-split shares of their common. Following the merger, the Company adopted the business plan of Driven Nevada as a delivery company focused on deliveries for consumers of legal cannabis products, in California. The merger was accounted for as a recapitalization of the Company, therefore the financial statements as presented in this report include the historical results of Driven Nevada.

Founded by experienced technology, cannabis, and logistics executives, our goal is to provide its customers with the best cannabis delivery experience in the industry. We utilize our own fulfillment centers, drivers, and proprietary technology. Driven provides two service levels to our customers--an “Express” delivery with a limited product selection that remains unsold in the Driver’s vehicle usually delivered within 90 minutes or less and a “Next Day” scheduled delivery from a larger selection of 500+ products from a Driven fulfillment center. Currently, customers are able to place online orders from our 2 core brands, Budee and Ganjarunner. Additionally, we are participants in the growing cannabis ecosystem by providing third-party Brands the ability to transact with their customers using our technology and platform.

From a small base of business less than 3 years ago, Driven Deliveries has grown into a company completing tens of thousands of deliveries per month with a customer base of over 200,000 legal cannabis consumers. Driven’s initial business was our “Dispensary to Consumer” model, where Driven provided the vehicle, logistics, and infrastructure to complete deliveries on behalf of orders processed by our partner dispensaries. The revenue from this model consisted of charging a commission to the dispensary based on the amount of the delivered order and miles traveled. However, due to changes in regulations, and despite continued technological innovation and investment, the “Dispensary to Consumer” business has been phased out to support our direct to consumer business.

In the first quarter of 2019 Driven began to transform its fundamental strategy by transitioning its core focus from “Dispensary to Consumer” to “Direct to Consumer”. The executive team at Driven determined that in order to compete and be successful in California, Driven had to directly service the customer and own the customer’s experience. Neither of these was possible in the “Dispensary to Consumer” model. In order to accomplish this, Driven set out to build its own infrastructure to be able to transact and deliver directly to the cannabis consumer.

In February 2019, Driven entered into a 2-year Operating Agreement with a joint venture between Driven and CA City Supply, LLC (the “LLC”)) to gain exposure in a new geographical area and create a location for operations based in California City, CA. Under Driven management, CA City Supply was selected as 1 of 3 licensee applicants to receive a non-storefront retail & delivery license in April 2019. Thereafter, the LLC members agreed to terminate the Operating Agreement and Driven has withdrawn from its LLC membership interest due to changes in local regulations.

In June 2019, we acquired Ganjarunner, Inc, an online retailer based in Sacramento that also had a small operation in Los Angeles that focused on “Next Day” delivery from a fulfillment center. In addition to a functioning delivery operation, Ganjarunner also had a substantial amount of data and intelligence on the cannabis consumers they had been servicing with cannabis delivery for over five years. Ganjarunner was focused on a more sophisticated consumer with its target audiences falling between 30 and 55 years of age and professionally employed who wanted specific products and brands and were willing to wait for them to be delivered the next day. Ganjarunner used a heavily modified commercially available eCommerce solution (WooCommerce) to complete the next day deliveries throughout the state of California.

Simultaneously, the Company sought to identify an online retailer specializing in the “Express” cannabis delivery market. To continue planned growth in California, Driven acquired certain assets of Mountain High Recreation to include the brand & experienced personnel in July 2019. The “Express” cannabis consumer is markedly different from the “Next Day” cannabis consumer as “Express” customers are typically not brand conscious and are looking for “cheap weed fast.” Thus, an express provider is able to complete its deliveries faster but also at a lower price point and smaller order size.

In August 2019, with the Ganjarunner acquisition and the Mountain High asset purchases complete, we began to combine Express deliveries with Next Day using a single technology and operations infrastructure. With this combination, cannabis consumers are given a higher level of service as they can choose Express or Next Day delivery while shopping online. Additionally, we see increased operational efficiencies as a single driver can complete both types of deliveries.

In early September 2019, Driven entered into a Joint Venture with Budee, Inc. a large on-demand retailer based in Oakland, California. Budee, Inc had been operating a cannabis delivery service in California since 2015. Focusing exclusively on growing and streamlining its Express cannabis delivery operations, Budee became increasingly frustrated with the ability for commercial software to support the express delivery model that was compliant with state regulations. As such, Budee developed its own proprietary Budee Inventory Management System, eCommerce system, Driver application, and back-office system. The proprietary software combined with a sharp focus on margin improvement allowed Budee to scale-up its operations throughout California. As a result of the integration of Ganjarunner and Mountain High, the expansion of the Express and Next Day delivery options, Driven management reached the conclusion that the development or acquisition of custom software and infrastructure would be required to scale-up its operations. By establishing a joint venture with Budee, we were able to take advantage of reviewing the software platform and determining if it would work for our operations.

During the fourth quarter of 2019 and the first quarter of 2020 Driven and Budee, through the Joint Venture, began the process of analyzing and updating Budee’s proprietary Inventory Management System. Through a focused effort that included operational and technology changes, Driven was able to complete the transition to the unified Budee Delivery Management System. On February 27, 2020 the Company completed its acquisition of Budee, Inc. which allowed us to consolidate all of the Budee, Inc. revenue, expand our delivery operations and unify our operations and technology into a single, scalable, and supportable platform and infrastructure. As of March 2020, all Driven brands, operations, and infrastructure were integrated into a single technology based supported by unified operations. With the operational integration complete, Driven is now focused on scaling-up its delivery operations.

Recent developments

On February 27, 2020 the Company completed its acquisition of Budee, Inc. which allowed us to consolidate all of the Budee, Inc. revenue, expand our delivery operations, and unify our operations and technology into a single, scalable, and supportable platform and infrastructure.

On March 20, 2020, Governor Gavin Newsom and the California Bureau of Cannabis Control identified cannabis companies as “essential” in the State of California and as such we continued to operate through the shelter in place order due to the COVID-19 pandemic.

Merger Agreement

On October 5, 2020, Driven Deliveries, Inc. (“DRVD”) , Stem Driven Acquisition, Inc. (“SDA”) and Stem Holdings, Inc. (“STEM”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) wherein DRVD would merge with and into SDA, with DRVD being the surviving entity and, following closing of the merger transaction, would become a wholly-owned subsidiary of STEM. Pursuant to the Merger Agreement, STEM will exchange one newly-issued share of STEM common stock for each issued and outstanding share of DRVD. Management believes that the merger transaction will close prior to the end of calendar year 2020, subject to satisfaction of all terms and conditions of the Merger Agreement and completion of due diligence by all entities.

STEM is a vertically-integrated cannabis and hemp branded products company with state-of-the-art cultivation, processing, extraction, retail, and distribution operations throughout the United States. DRVD is an e-commerce and DaaS (delivery-as-a-service) provider with proprietary logistics and omnichannel UX/CX technology. At the closing, STEM would be re-named Driven by Stem and would maintain its corporate headquarters in Boca Raton, Florida. Management of both DRVD and STEM believe that following completion of the merger transaction, Driven by Stem will be the first vertically-integrated cannabis company with a DaaS platform, which will meet the needs of all cannabis consumers in markets served.

Presently, STEM is traded on the OTCQX market and Canadian Stock Exchange under the symbols STMH and STEM, respectively. DRVD is presently traded on the OTCQB market. At the effective date of the closing of the merger transaction, all shares of DRVD will be converted into the right to receive shares of STEM Common Stock (the “Merger Consideration”). The Merger Agreement includes interim covenant provisions applicable prior to the earlier of the (i) closing of the Merger or (ii) termination of the Merger Agreement that, among other things, restrict our ability to take certain actions with respect to the Company’s organizational documents, including but not limited to amending the Certificate of Incorporation.

Under the terms of the Merger Agreement, DRVD shareholders will receive (based on closing share prices as of October 5, 2020) an aggregate purchase price of approximately US$27.5M. Based on the October 5, 2020 closing prices of both DRVD and STEM, Driven by Stem would have a combined market capitalization of approximately US$54 million, based on to closing market price of the Stem Shares and Driven Shares on the OTCQX and the OTCQB, respectively, on October 5, 2020 and 65M Stem Shares and 75M Driven Shares being outstanding on October 5, 2020.

The Board of Directors of each of Stem and Driven Deliveries have approved the Acquisition and it is expected to close in late 2020, subject to regulatory and stockholder approvals, completion of final due diligence and other customary closing conditions. Driven by Stem, the combined entity after giving effect to the Acquisition, will maintain its headquarters at Stem’s current location in Boca Raton, FL.

Following the completion of the merger transaction, management believes that the combined companies will achieve synergies in sales and operations and reduced sales, general and administrative expense as a percentage of sales. Management also believes that the merger transaction will lead to further organic growth and margin expansion. The merger transaction is an arm’s length transaction. Following the effective date of the merger transaction, the shares of common stock of the combined companies are expected to continue to trade under STEM’s current symbols (OTCQX: STMH CSE: STEM).

Driven by Stem will integrate DRVD’s delivery capability and its robust technology in every state in which STEM currently operates and add STEM’s iconic cannabis brands to DRVD’s platform of over 400 cannabis products. Stem’s brand offerings cover multiple cannabis product categories, particularly flower, extracts, edibles and topicals with award-winning brands including TJ’s Gardens™ and Yerba Buena™; Cannavore™ an edible brand; and Doseology™, a CBD mass market brand launching in 2021. As a cannabis technology company, DRVD’s Budee™ and Ganjarunner™ e-commerce platforms will also partner with leading cannabis companies in new geographies to meet demand for quick and accurate product deliveries. Initial operations will span nine states.

Management and Corporate Governance

Upon the closing of the merger transaction, the members of senior management of Driven by Stem expected to be:

●	Adam Berk, Chief Executive Officer and Chairman: Adam Berk is the current CEO of STEM and a member of DRVD’s Board of Directors. Mr. Berk is the former CEO of Osmio (currently GrubHub), which was the first patented web-online food ordering system.

●	Steve Hubbard, Chief Financial Officer: Steve Hubbard is the current CFO of STEM.

●	Ellen Deutsch, EVP/Chief Operating Officer: Ellen Deutsch is the current Executive Vice President and COO of STEM. Ms. Deutsch was an executive of Hain Celestial for over 20 years prior to joining STEM.

●	Salvador Villanueva, President: Salvador Villanueva is the current President of DRVD.

●	Brian Hayek, Chief Compliance Officer & Special Projects: Brian Hayek is a co-founder and current Chief Financial Officer of DRVD.

Synergies

Management of both companies believe that the merger transaction will be accretive to EPS of the combined companies in calendar year 2021. Other expected benefits are: (1) increased scale to drive sales growth, (2) leveraging DRVD’s proprietary technology in new markets to drive market share; (3) cost savings estimated at $1.5M in the first year of combined operations through productivity initiatives, vertical supply chain efficiencies, and reduction and consolidation of overhead and administrative costs.

Both STEM and DRVD have taken steps to commence equity raises of up to $20M on a combined basis. The merger transaction is not expected to increase debt levels.

The completion of the merger transaction is subject to satisfaction or waiver of various closing conditions, including (i) the receipt of all required approvals of the stockholders of all merger participants and any required third-party consents and regulatory clearances, (ii) the absence of any governmental order or law that makes consummation of the merger transaction illegal or otherwise prohibited, (iii) the effectiveness of a Registration Statement on Form S-4 to be filed by STEM pursuant to which the shares of Common Stock to be issued in connection with the merger transaction are registered with the SEC, (iv) the completion of equity financings by STEM and DRVD and, (v) the completion of due diligence by all parties and the absence of any material adverse change prior to the effective date of the merger transaction. The obligation of each party to consummate the merger transaction is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. If either party fails to meet its obligations under its equity financing closing conditions, either party may elect to terminate the Merger Agreement or proceed to close the merger transaction. Further, either party to the merger transaction could elect to waive certain conditions to the closing of the Merger in order to effect the transaction and, as a result, there can be no assurance that the combined organization will have the benefit of the conditions to closing described above or otherwise set forth in the Merger Agreement.

Our principal offices are located at 134 Penn Street, El Segundo, California 90245 and our telephone number is (833) 378-6420.

Industry Overview

From our perspective, the United States cannabis industry is still in the early stages of its maturity and operational growth. When the history books are written about the growth of the cannabis industry in the United States, 2019 will go down as the year where reality set in and cannabis matured from a niche industry with overzealous sales projections, insane company valuations that have no basis in reality, and business cases with over-hyped sales and under projected expenses to an industry undergoing the normalization of business focused on profits, ROIs, and sustainable growth.

We expect to see US sales of cannabis continue to increase both as a function of organic growth in states that have legalized cannabis and additional states coming online. According to Alliance Global Partners, US cannabis sales increased to $12.5B in 2019 versus $10B in 2018. New Frontier Data estimates that retail cannabis sales will reach $17B in 2020 as cannabis sales growth is driven by organic growth, additional retail stores coming online, and key adult-use sales beginning in Illinois and Michigan and the development of key medical markets in Pennsylvania and Florida. Additionally, according to New Frontier Data, there are now 11 states (as well as Washington DC) that have legalized adult-use cannabis in the United States and the industry expects to see several more legalized states in 2020.

The fundraising outlook for 2020 continues to be difficult. With the COVID crisis removing trillions of dollars from stock market accounts and putting people out of work, there will naturally be fewer dollars for investors to put into emerging growth companies. Prior to COVID the cannabis markets also felt the same tightening for fundraising where investors were only putting money into companies with a clear path to profitability. In short, our perspective is that there is investment capital available, but investors are increasingly forcing management to demonstrate profitability and return on their investment.

Companies whose business models were predicated on continued capital fundraising to support operating expenses, have found themselves with dwindling cash reserves and mounting toxic debt in order to stay in business. Thus, we predict M&A activity to continue to consolidate the cannabis industry, both vertically into new business categories and horizontally with the acquisitions of competitors throughout the year. This consolidation will be forced upon struggling companies who have depleted their funding and are unable to raise any additional capital. This has had two effects on the market. First and foremost, it has brought cannabis valuations back down to earth. While the sky-high valuations helped complete many dubious business cases, the valuations are not sustainable. Second, it has created acquisition opportunities that are being offered at a significant discount and even deeper discounts from what was seen in the marketplace in Q3 & Q4. Thus, we see the opportunity for accretive acquisitions at a deep discount to their relative value to our organization.

Competition

Driven competes with both brick and mortar retail dispensaries as well as other delivery-only services for California’s cannabis consumers. According to California’s Bureau Of Cannabis Control as of May 1, 2020, there were 660 retail dispensary licenses and 302 non-storefront (i.e. delivery) licenses active throughout the state of California. In an analysis completed by Verilife, California has 1.6 dispensaries per 100,000 residents while Oregon, Oklahoma, and Colorado have 16.5, 15.6, and 14.1 dispensaries per 100,000 residents respectively. From a density standpoint, we believe that the California market is underserved in terms of locations for consumers to be able to purchase cannabis products.

The largest Brick-and-mortar cannabis operator in California and most recognized is MedMen. MedMen has 12 locations in California and also has a delivery service. MedMen is a natural competitor as it spends heavily in marketing for customers’ attention while also providing brick-and-mortar as a convenient location for cannabis consumers to be able to try and buy cannabis products. Its delivery service is new and has been gaining traction in the marketplace.

The largest recognized delivery only competitor to our service is Eaze which is a marketing and technology company but partners with retail cannabis delivery companies in the State of California to complete the generated delivery orders. Eaze is the most recognized name in cannabis delivery and has been the leader in the cannabis delivery movement. Eaze has a size and reach that parallels ours and has invested millions of dollars in marketing and technology. While Eaze started as a technology and marketing company, it is currently undergoing a transition to Driven’s model of owning its own infrastructure.

There are several other large retail and delivery only dispensaries throughout the State of California. However, most of these licenses, both brick and mortar, and delivery only, are focused on servicing consumers in their local area. From our count, less than 10 cover a large portion of the State of California and based upon our analysis of competitors, we are unaware of any competitors, outside of Eaze, who are able to match our delivery range.

Competitive Advantage

We believe we are well-positioned to compete and win in the cannabis market in California. First and foremost, Driven and its associated brands offer something to cannabis consumers that they cannot find anywhere else: the ability to find and choose specific products from specific brands and get those products consistently delivered the next day or an express delivery of limited selection within 90 minutes. This level of product selection and service is something that none of our competitors offer. Our analysis is that the ability to choose and find specific brands and specific products will increasingly become more important as the cannabis market matures and brands start to take over the mind share of cannabis consumers. Driven, and our associated eCommerce brands, will become the go-to destination for cannabis consumers to find any product and have it delivered to their home.

The ability to complete both next day and express deliveries is not only a defensible position, it also creates operational efficiencies within our infrastructure allowing Driven to be able to cost-effectively deliver to up to 92% of California’s adult population at a lower cost than our competitors. The capital requirements to develop our current infrastructure (licenses, technology, procedures, etc.) is significant and it has been in development for over five years. This combination of next day and express deliveries provides the density required to support the cost of an individual driver in an individual zone. This combination also creates operational efficiencies for Driven to be able to efficiently deliver to up to 92% of California’s population. As opposed to building and maintaining additional fulfillment centers, we are able to add additional capacity to create speed and density for our cannabis consumers at a minimal cost.

The operational density created in 2019 was instrumental in ensuring the company had a solid foundation ahead of increasing sales volume as a by-product of marketing. In Q4, technology implementations within marketing attributed to scale and increased performance on both consumer and brand partner marketing campaigns. These initiatives were formative in the enablement of the automation that drove the significant growth in revenue for the period.

Government Regulation

While many states do not allow cannabis delivery, we anticipate continued political and regulatory softening in every state, and this includes a trend for cannabis legal states to allow cannabis delivery.  Our goal is to become the first cannabis logistics company to capture and lead this highly regulated and complicated space.  In the short term, we believe regulatory complications will limit large competitors who offer relative services in other industries (Amazon, Wal-Mart, Uber, Postmates, Grub Hub, etc.) from entering the cannabis market. However, in the long term, it is quite likely we will see a large established competitor jump into the cannabis market.

Market Opportunity

According to Arcview Market Research over the next 10 years, the legal cannabis industry will see tremendous growth and spending on legal cannabis worldwide. In North America alone, revenue from cannabis is expected to grow from $9.2 billion in 2017, to $47.3 billion to 2027.   However, according to the Brightfield Group, a cannabis-focused market research firm, only around 1.2% of cannabis sales are being made through legal delivery services.  Management believes this low penetration provides a prime market for the Company to grow over time.

Revenue Model

Our revenue model is relatively simple and basic. We purchased finished cannabis products from wholesalers at the cheapest price possible and sell the cannabis products to consumers.

Risks and Uncertainties

We have limited operating history and have generated limited revenues from our operations. Our business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include changes in the cannabis regulatory environment and competition from larger more well-funded companies. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Employees

As of the date of this prospectus, we employ over one hundred and fifty (150) employees, mostly drivers, and a number of specialty contractors providing support for various elements including legal, consulting, media, marketing, website evolution and new app development

None of our employees is represented by a labor union or a collective bargaining agreement. However, as a part of California cannabis regulations, we have signed a labor peace agreement. We consider our relations with our employees to be good.

DESCRIPTION OF PROPERTY

On May 15, 2018, the Company entered into a three (3) year lease to rent office space for its principal executive office, with an effective date of June 1, 2018. The lease provides for monthly rent of $2,800 per month for the first year of the lease, $3,780 per month for the second year and $3,920 per month for the third year. The Company is also required to pay a monthly common area maintenance fee of $420. This lease was terminated in December 2019.

On February 1, 2019, the Company entered into a twelve-month lease for office space in Las Vegas, Nevada. The lease requires a monthly payment of $1,764 and terminates on February 14, 2020. This lease has been terminated.

Gardena MSA / Lease - On October 22, 2019 the Company entered into a master services agreement with Herbalcure, Inc. for the use of its Bureau of Cannabis Control licensed property in Gardena, CA. The agreement provides for monthly payment of $1,000 per month.

On November 27, 2019 the Company entered into a three (3) year lease to rent office space for its principal executive office, with an effective date of January 1, 2020. The lease with Penn Roe Studios LLC is for approximately 4,400 square foot commercial office building located at 134 Penn Street El Segundo, California 90245. The lease requires a $57,218.00 security deposit and a monthly payment of $16,060.00 for the first year, $16,542.00 per month for the second year and $17,038.00 per month for the third year. An estimated additional monthly triple-net lease expense of $2,200.00 is also required. The lease terminates 12/31/2023.

It is anticipated that our current leases shall be sufficient for our needs for the foreseeable future.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results except as set forth below:

On September 27, 2019, the Company entered into a settlement agreement with Chris Boudreau, the Company’s former chief executive officer, pursuant to which the Company was required to repurchase 12,272,616 shares of the Company’s common stock from Mr. Boudreau at a per share purchase price of approximately $0.01 per share, totaling an aggregate purchase price of $122,726 (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company was required to pay Mr. Boudreau in twelve monthly installments of $10,227 starting October 1, 2019. Additionally, Mr. Boudreau will also forfeit options to purchase an aggregate of 1,538,910 shares of the Company’s common stock and warrants to purchase an aggregate of 2,000,000 shares of the Company’s common stock. Mr. Boudreau also forfeited a $23,726 loan to the Company resulting in a gain on extinguishment of debt.

Carla Baumgartner, Chris Haas, and Eric Steele (“Plaintiff”) filed a Complaint against Driven Deliveries, Inc. (“Driven”), and Brian Hayek and Christian Schenk, individually, on November 26, 2019 in San Diego County Superior Court, Case No. 37-2019-00063208. In June 2019, Driven entered into a Merger Agreement with Ganjarunner, Inc. (“Ganjarunner”), whereby Driven acquired Ganjarunner. Plaintiffs, the former owners of Ganjarunner, allege in their First Amended Complaint causes of action for Breach of the Merger Agreement, Fraudulent Inducement, Fraudulent Concealment, Negligent Misrepresentation, Breach of Fiduciary Duty, Violation of Corporate Code § 25401, Conversion, Unfair Competition, and Violation of Penal Code §496. On February 18, 2020, Driven filed a Demurrer to Plaintiffs’ First Amended Complaint challenging seven of Plaintiffs’ nine causes of action. The hearing on the demurrer, original set for May 1, 2020, has been continued indefinitely due to Court closures. The Company intends to vigorously defend against this action. On July 13, 2020, the Company, Brian Hayek and Christian Schenk and the Plaintiffs entered into a Settlement Agreement, pursuant to which the Action was settled.

In February 2020 Irth Communications, LLC filed a complaint in the Superior Court of California, County of Los Angeles, against the Company. The complaint alleges that pursuant to a services agreement the Company issued Irth 500,000 shares of its common stock to Irth but the Company breached this agreement because according to the complaint, the Company has refused to authorized its transfer agent to remove the restrictive legend on the Shares. Among other remedies, Irth seeks at least $1,130,000 in compensatory damages, attorneys’ fees, and injunctive relief. The Company is reviewing the Complaint and intends to defend itself vigorously.

Prior to the closure of its merger with Driven, Budee, Inc. was the party defendant in an action brought by a former employee under California's Private Attorney General Act ("PAGA") in relationship to various labor claims.  Under the terms of the merger agreement, Driven and Budee had contemplated and accounted for various possible outcomes of the PAGA matter with built-in limitations on any possible exposure to Driven if the merger were to close before resolution of the PAGA action, including indemnification from in the event that any assumed liabilities under the merger crossed a certain threshold.

As matters progressed, the PAGA action resolved by settlement in October of 2019, prior to the closing of the merger between Budee and Driven.  The gross settlement amount is $600,000.00.  Following settlement being reached, the parties agreed to stipulate to an amended whereby the matter would be converted to a class action, thus significantly expanding settlement coverage.  The parties and have finalized the settlement and class documents and the plan of administration and these documents are due to be submitted to the Court in May, 2020 for preliminary approval.  It is anticipated that following preliminary approval, settlement notices and administration will take a number of months to complete, prior to final approval being entered.

At no time has Driven been a party to this litigation, nor is it anticipated that for any reason it will become one.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations of Driven Deliveries, Inc.  together with our financial statements and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Forward Looking Statements

The following discussion should be read in conjunction with our unaudited financial statements and related notes included in this prospectus. Certain information contained in this MD&A includes “forward-looking statements.” Statements which are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition and results of operations, prospects and opportunities and are based upon information currently available to us and our management and their interpretation of what is believed to be significant factors affecting our existing and proposed business, including many assumptions regarding future events. Actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially and perhaps substantially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including those risks described in detail in the section entitled “Risk Factors” of this prospectus.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology.

In light of these risks and uncertainties, and especially given the nature of our existing and proposed business, there can be no assurance that the forward-looking statements contained in this section and elsewhere in this prospectus will in fact occur. Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Overview

We were incorporated in the State of Delaware on July 22, 2013 under the name Digital Commerce Solutions, Inc. and changed our name to Results-Based Outsourcing, Inc. on September 5, 2014. On August 29, 2018, Driven Deliveries, Inc., a Nevada company (“Driven Nevada”), was acquired by Results-Based Outsourcing as part of a reverse merger transaction. As consideration for the merger, Results-Based Outsourcing issued the equity holders of Driven Nevada an aggregate of 30,000,000 post-split shares of their common. Following the merger, the Company adopted the business plan of Driven Nevada as a delivery company focused on deliveries for consumers of legal cannabis products, in California. The merger was accounted for as a recapitalization of the Company, therefore the financial statements as presented in this report include the historical results of Driven Nevada.

Founded by experienced technology, cannabis, and logistics executives, our goal is to provide its customers with the best cannabis delivery experience in the industry. We utilize our own fulfillment centers, drivers, and proprietary technology. Driven provides two service levels to our customers--an “Express” delivery with a limited product selection that remains unsold in the Driver’s vehicle usually delivered within 90 minutes or less and a “Next Day” scheduled delivery from a larger selection of 500+ products from a Driven fulfillment center. Currently, customers are able to place online orders from our 2 core brands, Budee and Ganjarunner. Additionally, we are participants in the growing cannabis ecosystem by providing third-party Brands the ability to transact with their customers using our technology and platform.

From a small base of business less than 3 years ago, Driven Deliveries has grown into a company completing tens of thousands of deliveries per month with a customer base of over 200,000 legal cannabis consumers. Driven’s initial business was our “Dispensary to Consumer” model, where Driven provided the vehicle, logistics, and infrastructure to complete deliveries on behalf of orders processed by our partner dispensaries. The revenue from this model consisted of charging a commission to the dispensary based on the amount of the delivered order and miles traveled. However, due to changes in regulations, and despite continued technological innovation and investment, the “Dispensary to Consumer” business has been phased out to support our direct to consumer business.

In the first quarter of 2019 Driven began to transform its fundamental strategy by transitioning its core focus from “Dispensary to Consumer” to “Direct to Consumer”. The executive team at Driven determined that in order to compete and be successful in California, Driven had to directly service the customer and own the customer’s experience. Neither of these was possible in the “Dispensary to Consumer” model. In order to accomplish this, Driven set out to build its own infrastructure to be able to transact and deliver directly to the cannabis consumer.

In February 2019, Driven entered into a 2-year Operating Agreement with a joint venture between Driven and CA City Supply, LLC (the “LLC”)) to gain exposure in a new geographical area and create a location for operations based in California City, CA. Under Driven management, CA City Supply was selected as 1 of 3 licensee applicants to receive a non-storefront retail & delivery license in April 2019. Thereafter, the LLC members agreed to terminate the Operating Agreement and Driven has withdrawn from its LLC membership interest due to changes in local regulations.

In June 2019, we acquired Ganjarunner, Inc, an online retailer based in Sacramento that also had a small operation in Los Angeles that focused on “Next Day” delivery from a fulfillment center. In addition to a functioning delivery operation, Ganjarunner also had a substantial amount of data and intelligence on the cannabis consumers they had been servicing with cannabis delivery for over five years. Ganjarunner was focused on a more sophisticated consumer with its target audiences falling between 30 and 55 years of age and professionally employed who wanted specific products and brands and were willing to wait for them to be delivered the next day. Ganjarunner used a heavily modified commercially available eCommerce solution (WooCommerce) to complete the next day deliveries throughout the state of California.

Simultaneously, the Company sought to identify an online retailer specializing in the “Express” cannabis delivery market. To continue planned growth in California, Driven acquired certain assets of Mountain High Recreation to include the brand & experienced personnel in July 2019. The “Express” cannabis consumer is markedly different from the “Next Day” cannabis consumer as “Express” customers are typically not brand conscious and are looking for “cheap weed fast.” Thus, an express provider is able to complete its deliveries faster but also at a lower price point and smaller order size.

In August 2019, with the Ganjarunner acquisition and the Mountain High asset purchases complete, we began to combine Express deliveries with Next Day using a single technology and operations infrastructure. With this combination, cannabis consumers are given a higher level of service as they can choose Express or Next Day delivery while shopping online. Additionally, we see increased operational efficiencies as a single driver can complete both types of deliveries.

In early September 2019, Driven entered into a Joint Venture with Budee, Inc. a large on-demand retailer based in Oakland, California. Budee, Inc had been operating a cannabis delivery service in California since 2015. Focusing exclusively on growing and streamlining its Express cannabis delivery operations, Budee became increasingly frustrated with the ability for commercial software to support the express delivery model that was compliant with state regulations. As such, Budee developed its own proprietary Budee Inventory Management System, eCommerce system, Driver application, and back-office system. The proprietary software combined with a sharp focus on margin improvement allowed Budee to scale-up its operations throughout California. As a result of the integration of Ganjarunner and Mountain High, the expansion of the Express and Next Day delivery options, Driven management reached the conclusion that the development or acquisition of custom software and infrastructure would be required to scale-up its operations. By establishing a joint venture with Budee, we were able to take advantage of reviewing the software platform and determining if it would work for our operations.

During the fourth quarter of 2019 and the first quarter of 2020 Driven and Budee, through the Joint Venture, began the process of analyzing and updating Budee’s proprietary Inventory Management System. Through a focused effort that included operational and technology changes, Driven was able to complete the transition to the unified Budee Delivery Management System. On February 27, 2020 the Company completed its acquisition of Budee, Inc. which allowed us to consolidate all of the Budee, Inc. revenue, expand our delivery operations and unify our operations and technology into a single, scalable, and supportable platform and infrastructure. As of March 2020, all Driven brands, operations, and infrastructure were integrated into a single technology based supported by unified operations. With the operational integration complete, Driven is now focused on scaling-up its delivery operations.

Recent developments

On February 27, 2020 the Company completed its acquisition of Budee, Inc. which allowed us to consolidate all of the Budee, Inc. revenue, expand our delivery operations, and unify our operations and technology into a single, scalable, and supportable platform and infrastructure.

Merger Agreement

On October 5, 2020, Driven Deliveries, Inc. (“DRVD”) , Stem Driven Acquisition, Inc. (“SDA”) and Stem Holdings, Inc. (“STEM”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) wherein DRVD would merge with and into SDA, with DRVD being the surviving entity and, following closing of the merger transaction, would become a wholly-owned subsidiary of STEM. Pursuant to the Merger Agreement, STEM will exchange one newly-issued share of STEM common stock for each issued and outstanding share of DRVD. Management believes that the merger transaction will close prior to the end of calendar year 2020, subject to satisfaction of all terms and conditions of the Merger Agreement and completion of due diligence by all entities.

STEM is a vertically-integrated cannabis and hemp branded products company with state-of-the-art cultivation, processing, extraction, retail, and distribution operations throughout the United States. DRVD is an e-commerce and DaaS (delivery-as-a-service) provider with proprietary logistics and omnichannel UX/CX technology. At the closing, STEM would be re-named Driven by Stem and would maintain its corporate headquarters in Boca Raton, Florida. Management of both DRVD and STEM believe that following completion of the merger transaction, Driven by Stem will be the first vertically-integrated cannabis company with a DaaS platform, which will meet the needs of all cannabis consumers in markets served.

Presently, STEM is traded on the OTCQX market and Canadian Stock Exchange under the symbols STMH and STEM, respectively. DRVD is presently traded on the OTCQB market. At the effective date of the closing of the merger transaction, all shares of DRVD will be converted into the right to receive shares of STEM Common Stock (the “Merger Consideration”). The Merger Agreement includes interim covenant provisions applicable prior to the earlier of the (i) closing of the Merger or (ii) termination of the Merger Agreement that, among other things, restrict our ability to take certain actions with respect to the Company’s organizational documents, including but not limited to amending the Certificate of Incorporation. Prior to the date hereof, we have received an executed written consent from SharedLabs consenting to the Reverse Stock Split Amendment and waiving the operation of these interim covenants with respect to the Reverse Stock Split Amendment.

Under the terms of the Merger Agreement, DRVD shareholders will receive (based on closing share prices as of October 5, 2020) an aggregate purchase price of approximately US$27.5M. Based on the October 5, 2020 closing prices of both DRVD and STEM, Driven by Stem would have a combined market capitalization of approximately US$54 million, based on to closing market price of the Stem Shares and Driven Shares on the OTCQX and the OTCQB, respectively, on October 5, 2020 and 65M Stem Shares and 75M Driven Shares being outstanding on October 5, 2020.

The Board of Directors of each of Stem and Driven Deliveries have unanimously approved the Acquisition and it is expected to close in late 2020, subject to regulatory and stockholder approvals, completion of final due diligence and other customary closing conditions. Driven by Stem, the combined entity after giving effect to the Acquisition, will maintain its headquarters at Stem’s current location in Boca Raton, FL.

Following the completion of the merger transaction, management believes that the combined companies will achieve synergies in sales and operations and reduced sales, general and administrative expense as a percentage of sales. Management also believes that the merger transaction will lead to further organic growth and margin expansion. The merger transaction is an arm’s length transaction. Following the effective date of the merger transaction, the shares of common stock of the combined companies are expected to continue to trade under STEM’s current symbols (OTCQX: STMH CSE: STEM).

Driven by Stem will integrate DRVD’s delivery capability and its robust technology in every state in which STEM currently operates and add STEM’s iconic cannabis brands to DRVD’s platform of over 400 cannabis products. Stem’s brand offerings cover multiple cannabis product categories, particularly flower, extracts, edibles and topicals with award-winning brands including TJ’s Gardens™ and Yerba Buena™; Cannavore™ an edible brand; and Doseology™, a CBD mass market brand launching in 2021. As a cannabis technology company, DRVD’s Budee™ and Ganjarunner™ e-commerce platforms will also partner with leading cannabis companies in new geographies to meet demand for quick and accurate product deliveries. Initial operations will span nine states.

Management and Corporate Governance

Upon the closing of the merger transaction, the members of senior management of Driven by Stem expected to be:

●	Adam Berk, Chief Executive Officer and Chairman: Adam Berk is the current CEO of STEM and a member of DRVD’s Board of Directors. Mr. Berk is the former CEO of Osmio (currently GrubHub), which was the first patented web-online food ordering system.

●	Steve Hubbard, Chief Financial Officer: Steve Hubbard is the current CFO of STEM.

●	Ellen Deutsch, EVP/Chief Operating Officer: Ellen Deutsch is the current Executive Vice President and COO of STEM. Ms. Deutsch was an executive of Hain Celestial for over 20 years prior to joining STEM.

●	Salvador Villanueva, President: Salvador Villanueva is the current President of DRVD.

●	Brian Hayek, Chief Compliance Officer & Special Projects: Brian Hayek is a co-founder and current Chief Financial Officer of DRVD.

Synergies

Management of both companies believe that the merger transaction will be accretive to EPS of the combined companies in calendar year 2021. Other expected benefits are: (1) increased scale to drive sales growth, (2) leveraging DRVD’s proprietary technology in new markets to drive market share; (3) cost savings estimated at $1.5M in the first year of combined operations through productivity initiatives, vertical supply chain efficiencies, and reduction and consolidation of overhead and administrative costs.

Both STEM and DRVD have taken steps to commence equity raises of up to $20M on a combined basis. The merger transaction is not expected to increase debt levels.

The completion of the merger transaction is subject to satisfaction or waiver of various closing conditions, including (i) the receipt of all required approvals of the stockholders of all merger participants and any required third-party consents and regulatory clearances, (ii) the absence of any governmental order or law that makes consummation of the merger transaction illegal or otherwise prohibited, (iii) the effectiveness of a Registration Statement on Form S-4 to be filed by STEM pursuant to which the shares of Common Stock to be issued in connection with the merger transaction are registered with the SEC, (iv) the completion of equity financings by STEM and DRVD and, (v) the completion of due diligence by all parties and the absence of any material adverse change prior to the effective date of the merger transaction. The obligation of each party to consummate the merger transaction is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. If either party fails to meet its obligations under its equity financing closing conditions, either party may elect to terminate the Merger Agreement or proceed to close the merger transaction. Further, the either party to the merger transaction could elect to waive certain conditions to the closing of the Merger in order to effect the transaction and, as a result, there can be no assurance that the combined organization will have the benefit of the conditions to closing described above or otherwise set forth in the Merger Agreement.

On March 20, 2020, Governor Gavin Newsom and the California Bureau of Cannabis Control identified cannabis companies as “essential” in the State of California and as such we continued to operate through the shelter in place order due to the COVID-19 pandemic.

Financial Results

We have a limited operating history. Therefore, there is limited historical financial information upon which to base an evaluation of our performance. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. Our financials for the nine months ended September 30, 2020, show a net loss of $14,769,492. Our financials for the year ended December 31, 2019, show a net loss of $13,088,175. We expect to incur additional net expenses over the next several years as we continue to expand our existing operations. The amount of future losses and when, if ever, we will achieve profitability are uncertain.

Results of Operations for the Year Ended December 31, 2019 compared to Year Ended December 31, 2018.

Revenue

During the year ended December 31, 2019, The Company recorded revenue in the amount of $2,822,575 and $1,850,629 in cost of goods sold comprised of $1,328,688 in product costs and $521,961 in shipping costs.

During the year ended December 31, 2018, The Company recorded negative revenue in the amount of ($65,034) and $2,735 in cost of goods sold. The revenue for the period was negative due to dispensary cost reimbursements.

Our primary source of revenue in Q1 and Q2 of 2019 was from the dispensary to consumer delivery service. However, during Q3 and Q4 the Company transitioned to delivery of cannabis products directly to consumers with the acquisition of Ganjarunner, Inc. From January 1, 2019 through June 24, 2019 Ganjarunner, Inc. operated independently of DRVD. On June 24, 2019 DRVD acquired Ganjarunner Inc. and the revenue from June 24, 2019 forward is included in this report.

On July 10, 2019 DRVD acquired the certain assets of Mountain High Recreation. The asset purchase was designed to add Mountain High Recreation’s Express delivery on top of Ganjarunner’s Next Day delivery service. Since MHR was an asset purchase, its post asset purchase revenues are included in this report as a part of Ganjarunner, Inc. On October 3, 2019 we entered into a joint venture with Budee, Inc. to re-establish the Southern California operations of Budee out of our Los Angeles facility. The Joint Venture revenues are included in this report.

The operational and technology integrations of these separate entities was more difficult than expected. In addition to the ordinary challenges of implementing standard operating procedures, uniform accounting processes, and standardizing and building technology platforms, we also had to navigate extremely complex rules and regulations guiding the sale of cannabis from the California Bureau of Cannabis Control. We learned that customers are sensitive to not only front-end technology interfaces but also operational and delivery hiccups. The entirety of the fourth quarter was dedicated to integrating these companies and putting the proper infrastructure in place.

Operating Expenses

During the year ended December 31, 2019, we incurred a loss from operations of $12,502,454. This is due to professional fees of $1,294,778, compensation of $9,941,497 including stock-based compensation of $7,686,930, general and administrative of $1,876,457 and sales and marketing of $361,668.

During the year ended December 31, 2018, we incurred a loss from operations of $2,621,236. This is due to professional fees of $295,567, compensation of $2,029,434 including stock-based compensation of $1,704,363, general and administrative of $165,996, and sales and marketing of $62,470.

The cost to operationally integrate and the inefficiencies created by having multiple redundant personnel, drivers, routes, vehicles, software, and marketing were higher than forecasted. Further, through the duration of Q3 and midway through Q4 there was the process of understanding the capabilities and limitations of the individuals within the companies that the Company had purchased. By the middle of Q4 of 2019 and into Q1 of 2020 we worked to remove redundancies and operational overhead to streamline processes and the company did not start to realize the savings until the Q1 of 2020. The cost of being public created significant additional professional services fees for both legal, audit, and accounting services to support not only the company but also the acquisition targets.

Other Expenses

During the year ended December 31, 2019, the Company incurred interest expense of $368,713, a gain on extinguishment of debt of $25,582, and a loss on the change in the fair value of derivative liabilities of $1,338.

During the year ended December 31, 2018, the Company incurred interest expense of $7,581.

Full Year 2019 Pro Forma Income with Budee, Inc. and Ganjarunner, Inc Acquisitions

The audited results on this report do not provide a complete picture of the Company’s performance had the acquisitions taken place at the beginning of 2019. From January 1, 2019, through June 24, 2019 Ganjarunner, Inc. operated independently of the Company. On June 24, 2019, the Company acquired Ganjarunner Inc., and only the revenue from June 24, 2019 forward is included in the financial statements in this report. Further, in October 2019 we formed a joint venture with Budee, Inc. with the intent of completing a full acquisition of Budee, Inc. We closed the acquisition of Budee, Inc. in February of 2020.

The following presents the unaudited Pro-forma combined results of operations of the Company with the Budee, Inc. and Ganjarunner, Inc. businesses as if the 3 entities were combined on January 1, 2019.

Year Ended
December 31, 2019
Gross Revenue	$10,147,362
Gross Profit	$4,995,676
Net loss	$(13,438,173)
Net loss per share	$(0.28)
Weighted average number of shares outstanding	46,898,066

The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results or to project potential operating results as of any future date or for any future periods. These are meant to show what would have been attained had the acquisitions been completed as of January 1, 2019.

Results of Operations for the Three and Nine Months Ended September 30, 2020 compared to Three and Nine Months Ended September 30, 2019.

Revenue

During the nine months ended September 30, 2020, the Company recorded revenue in the amount of $13,847,628. The revenue for the period ended September 30, 2020 was comprised of product sales of $13,828,113, and dispensary delivery income of $19,515. This left the Company with a negative gross profit of $1,573,025 for the nine months ended September 30, 2020. The Company had revenue of $1,259,070 during the nine months ended September 30, 2019. The revenue for the period ended September 30, 2019 was comprised of dispensary cost reimbursements of $99,353 offsetting the dispensary delivery income of $87,869 and product sales of $1,270,554. The change in revenue between the nine months ended September 30, 2020, and 2019 resulted from the Company’s pivot to the a direct to consumer cannabis retail business delivery service through the acquisition of Ganjarunner on June 24 2019, the acquisition of Budee on February 27, 2020. The Company’s dispensary-to-consumer delivery service was discontinued on March 31, 2020. Higher sales volume was also driven by organic growth initiatives as the Company expanded its marketing initiatives, which led to increases in the number of orders completed order.

During the three months ended September 30, 2020, the Company recorded revenue in the amount of $5,979,875. The revenue for the period ended September 30, 2020 was comprised of product sales of $5,979,875. This left the Company with a negative gross profit of $1,990,323 for the three months ended September 30, 2020. The Company had revenue of $1,212,663 during the three months ended September 30, 2019. The revenue for the period ended September 30, 2019 was comprised of dispensary cost reimbursements of $36,007 offsetting the dispensary delivery income of $53,496 and product sales of $1,198,663. The change in revenue between the three months ended September 30, 2020, and 2019 resulted from the Company expanding its operations and acquisition of Ganjarunner in 2019, the acquisition of Budee in 2020, and the Company’s pivot to a direct to consumer delivery service and the acquisition of other cannabis delivery services.

Our primary source of revenue in Q1 and Q2 of 2019 was from the dispensary to consumer delivery service. However, during Q3 and Q4 of 2019 the Company transitioned to delivery of cannabis products directly to consumers with the acquisition of Ganjarunner, Inc. From January 1, 2019 through June 24, 2019 Ganjarunner, Inc. operated independently of DRVD. On June 24, 2019 DRVD acquired Ganjarunner Inc. and the results of operations from January 1, 2019 to June 23, 2019 is not included in the Company’s financial reporting. However, revenue from June 24, 2019 forward is included in the Company’s financial.

On July 10, 2019 DRVD acquired the certain assets of Mountain High Recreation. The asset purchase was designed to add Mountain High Recreation’s Express delivery on top of Ganjarunner’s Next Day delivery service. Since MHR was an asset purchase, its post asset purchase revenues are included in this report as a part of Ganjarunner, Inc. On October 3, 2019 we entered into a joint venture with Budee, Inc. to re-establish the Southern California operations of Budee out of our Los Angeles facility.

On February 27, 2020 DRVD acquired Budee, Inc and the revenue from Budee, Inc. from February 28, 2020 forward is included in this report. With the acquisition of Budee, Inc. the joint venture with Budee, Inc. was ended on February 27, 2020.

The Company has combined Ganjarunner, Inc., the assets of Mountain High Recreation, and Budee, Inc into a single operating entity responsible for all of the Company’s direct to consumer cannabis delivery operations. The operational and technology integrations of these separate entities was more difficult than expected. In addition to the ordinary challenges of implementing standard operating procedures, uniform accounting processes, and standardizing and building technology platforms, we also had to navigate extremely complex rules and regulations guiding the sale of cannabis from the California Bureau of Cannabis Control. We learned that customers are sensitive to not only front-end technology interfaces but also operational and delivery hiccups. The entirety of the first quarter was dedicated to integrating these companies and putting the proper infrastructure in place.

Gross Profit

During the nine months ended September 30, 2020, we incurred a negative gross profit of $1,573,025. This is due to revenue of $13,847,628 and Cost of Sales – Product Costs of $6,195,462 and Cost of Sales – Fulfilment Costs and other of $9,225,191 for a total Cost of Goods Sold of $15,420,653.

During the nine months ended September 30, 2019, we incurred a gross profit loss of $654,901. This is due to revenue of $1,259,070 and Cost of Sales – Product Costs of $458,239 and Cost of Sales – Fulfilment Costs of $145,930 for a total Cost of Goods Sold of $604,169.

Product costs: Product costs include the purchase price of products sold, which include direct and indirect labor costs, rent, and depreciation expenses, and inbound shipping and handling costs for inventory.

Fulfillment costs and other: includes the costs of outbound shipping and handling and other costs related to delivering products to the customer.

The Company’s Gross Profit for September 30, 2020 and 2019 are as follows:

Gross Profit	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Revenue	$13,847,628	$1,259,070
Cost of Sales – Product Costs	6,195,462	458,239
Cost of Sales – Fulfilment Costs and Other	9,572,191	145,930
Total Cost of Goods Sold	$15,420,653	$604,169
Gross Profit	$(1,573,025)	$654,901

During the three months ended September 30, 2020, we incurred a gross profit loss of $1,990,232. This is due to revenue of $5,979,875 and Cost of Sales – Product Costs of $2,598,193 and Cost of Sales – Fulfilment Costs of $5,372,005 for a total Cost of Goods Sold of $7,970,198.

During the three months ended September 30, 2019, we incurred gross profit of $656,888. This is due to revenue of $1,212,663 and Cost of Sales – Product Costs of $458,239 and Cost of Sales – Fulfilment Costs of $97,536 for a total Cost of Goods Sold of $555,775.

Gross Profit	Three months ended September 30, 2020	Three months ended September 30, 2019
Revenue	$5,979,875	$1,212,663
Cost of Sales – Product Costs	2,598,193	458,239
Cost of Sales – Fulfilment Costs and Other	5,372,005	97,536
Total Cost of Goods Sold	$7,970,198	$555,775
Gross Profit	$(1,990,323)	$656,888

Operating Expenses

During the nine months ended September 30, 2020, we incurred a loss from operations of $13,537,845. This is due to professional fees of $1,261,084, compensation of $5,643,563 including stock-based compensation of $3,022,063, general and administrative of $4,243,070 and sales and marketing of $817,103.

During the nine months ended September 30, 2019, we incurred a loss from operations of $8,689,587. This is due to professional fees of $805,605, compensation of $7,188,496 including stock-based compensation of $5,979,629, general and administrative of $1,122,968 and sales and marketing of $227,419.

During the three months ended September 30, 2020, we incurred a loss from operations of $7,828,528. This is due to professional fees of $413,906, compensation of $2,848,861 including stock-based compensation of $1,941,362, general and administrative of $2,219,705 and sales and marketing of $355,733.

During the three months ended September 30, 2019, we incurred a loss from operations of $6,175,368. This is due to professional fees of $296,735, compensation of $5,691,843 including stock-based compensation of $5,007,996, general and administrative of $709,536 and sales and marketing of $134,142.

The cost to operationally integrate and the inefficiencies created by having multiple redundant personnel, drivers, routes, vehicles, software, and marketing were higher than forecasted. By the middle of Q4 of 2019 and into Q1 of 2020 we worked to remove redundancies and operational overhead to streamline processes and the Company did not start to realize the savings and efficiencies until the last month of Q1 2020. The cost of being public created significant additional professional services fees for both legal, audit, and accounting services to support not only the Company but also the acquisition targets.

Compensation

The Company’s compensation for the nine months September 30, 2020 and 2019 are as follows:

Compensation Type	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Salary and Wages	$2,621,500	$1,208,867
Stock Option and Warrant Compensation	3,022,063	5,979,629
Total Compensation	$5,643,563	$7,188,496

The Company’s compensation for the three months September 30, 2020 and 2019 are as follows:

Compensation Type	Three months ended September 30, 2020	Three months ended September 30, 2019
Salary and Wages	$907,499	$683,847
Stock Option and Warrant Compensation	1,941,362	5,007,996
Total Compensation	$2,848,861	$5,691,843

These amounts only include compensation found in the compensation line item on the statement of operations and does not include compensation recorded to cost of sales.

The increase in salaries and wages from September 30, 2019 to September 30, 2020 was due to the merges with Ganjarunner and Budee.

Other Expenses

During the nine months ended September 30, 2020, the Company incurred interest expense of $755,056 which was comprised of an accrued interest expense of $206,304 and a debt discount of $548,752, a loss on the sale of fixed assets of $11,970, a loss on the extinguishment of debt of $810,518, and a gain on the change in the fair value of derivative liabilities of $345,897.

During the three months ended September 30, 2020, the Company incurred interest expense of $168,253 which was comprised of an accrued interest expense of $64,145 and a debt discount of $180,277, and a gain on the change in the fair value of derivative liabilities of $694,291.

During the nine months ended September 30, 2019, the Company incurred interest expense of $63,176, a gain on the sale of fixed assets of $25,582, a gain on extinguishment of debt of $521,387, and a loss on the change in the fair value of derivative liabilities of $807,250.

During the three months ended September 30, 2019, the Company incurred interest expense of $53,318, a gain on the sale of fixed assets of $23,727, a gain on extinguishment of debt of $521,387, and a loss on the change in the fair value of derivative liabilities of $807,250.

The decrease in other income of $908,190 was the result of interest and the amortization of debt discount on the Company’s notes payable, the extinguishment of debt, and derivative expense related to a note payable.

Net Loss

For the nine months ended September 30, 2020, our net loss was $14,769,492 as compared to net loss of $9,182,210 for the prior period September 30, 2019. The increase in net loss of $5,587,282 was related primarily to the Company pivoting to a new business model and the cost of integrating acquisitions and the gain on the extinguishment of debt.

For the three months ended September 30, 2020, our net loss was $7,302,500 as compared to net loss of $6,658,988 for the prior period September 30, 2019. The increase in net loss of $643,512 was related primarily to the Company pivoting to a new business model and the cost of integrating acquisitions.

Full Year 2019 Pro Forma Income with Budee, Inc. and Ganjarunner, Inc Acquisitions

The results on this report do not provide a complete picture of the Company’s performance had the Budee, Inc. acquisition taken place at the beginning of 2020. On February 27, 2020, the Company acquired Budee Inc., and only the revenue from February 28, 2020 forward is included in the financial statements in this report.

The following presents the unaudited pro-forma combined results of operations of the Company with the Budee, Inc. The 2 entities were combined on January 1, 2019.

	Nine Months	Nine Months
	September 30, 2020	September 30, 2019
Gross Revenue	$14,529,993	$6,223,725
Gross Profit	$(1,237,660)	$4,944,064
Net loss	$(14,304,770)	$(7,402,688)
Net loss per share, basic and diluted	$(0.23)	$(0.15)
Weighted average number of shares outstanding	61,263,796	48,886,493

The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results or to project potential operating results as of any future date or for any future periods. These are meant to show what would have been attained had the acquisitions been completed as of January 1, 2019.

Liquidity and Capital Resources

We are a startup and anticipate that we will incur operating losses for the foreseeable future. As of September 30, 2020, we had cash of $511,318 and working capital deficit of $13,045,455. Based on its current forecast and budget, management believes that its cash resources will not be sufficient to fund its operations through the end of 2020. Unless the Company can generate sufficient revenue from the execution of the Company’s business plan, it will need to obtain additional capital to continue to fund the Company’s operations.

As of September 30, 2020, we had a working capital deficit of $13,045,455 as compared to $4,011,527 as of December 31, 2019. There was an increase in working capital deficit of $9,033,928.

Cash used in operating activities was $3,214,229 for the nine months ended September 30, 2020 and $2,325,344 for the prior period ended September 30, 2019. The increase in cash used in operating activities was due to an increase in net loss, an increase in accounts payable and accrued expenses, gain on extinguishment of debt, and decrease in stock-based compensation, an increase in amortization of debt discount, and an increase in inventory.

Cash used in investing activities during the nine months ended September 30, 2020 and 2019 was $199,322 and $587,449, respectively. The increase in investing activities was due to cash acquired in the acquisition, a decrease in the purchase of fixed assets, a decrease in the acquisition of intangible assets, and the decrease in contingent liabilities.

Cash provided by financing activities during the nine months ended September 30, 2020 and 2019 was $3,658,000 and $3,261,355, respectively. The increase is a result of an increase in the proceeds from loan payables offset by a decrease in the sale of common stock and proceeds from loan receivables.

Our ability to continue as a going concern is dependent upon raising capital through financing transactions and future revenue. Our capital needs have primarily been met from the proceeds of private placements of our security, as we currently have not generated a net income.

The condensed consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying condensed financial statements do not reflect any adjustments that might result if we are unable to continue as a going concern. During the nine months ended September 30, 2020, incurred a net loss of $14,769,492, which was primarily associated with an increase in operating expenses, we had a working capital deficit of $13,045,455, and a shareholders’ equity of $1,561,971. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our independent auditors, in their report on our audited financial statements for the year ended December 31, 2019, expressed substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern ultimately is dependent on our ability to generate revenue, which is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies and, ultimately, achieve profitable operations. We have historically obtained funds from our shareholders through the sale of our securities. Management believes that we will be able to continue to raise funds through the sale of our securities to existing and new investors. Management believes that funding from existing and prospective new investors and future revenue will provide the additional cash needed to meet our obligations as they become due, and will allow the development of our core business operations. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions that are acceptable. If we are unable to obtain sufficient funds, we may be forced to curtail and/or cease operations.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Critical accounting policies

Principles of consolidation

The consolidated condensed financial statements include the accounts of Driven Deliveries, Inc, and its wholly owned subsidiaries, Ganjarunner, Inc., Global Wellness, LLC, and Budee, Inc. All significant intercompany balances and transactions have been eliminated in the consolidated condensed financial statements.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, “Compensation—Stock Compensation”, which requires the measurement and recognition of compensation expenses related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expenses recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or canceled during the periods reported.

The Company accounts for warrants and options issued to non-employees under ASU 2018-07, Equity – Equity Based Payments to Non-Employees, using the Black-Scholes option-pricing model.

The Company’s stock-based compensation expense was $3,022,063 and $5,979,629 for the nine months ended September 30, 2020 and 2019, respectively. The Company’s stock-based compensation expense was $1,941,362 and $5,007,996 for the three months ended September 30, 2020 and 2019, respectively.

Debt Issued with Warrants

Debt issued with warrants is accounted for under the guidelines established by ASC 470-20 – Accounting for Debt with Conversion or Other Options. We record the relative fair value of warrants related to the issuance of convertible debt as a debt discount or premium. The discount or premium is subsequently amortized to interest expense over the expected term of the convertible debt.

Revenue Recognition

As of January 1, 2018, the Company adopted ASC 606. The adoption of ASC 606 (Revenue From Contracts With Customers) represents a change in accounting principle that will more closely align revenue recognition with the delivery of the Company’s services and will provide financial statement readers with enhanced disclosures. In accordance with ASC 606, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. The Company used the Modified-Retrospective Method when adopting this standard. There was no accounting effect due to the initial adoption. To achieve this core principle, the Company applies the following five steps:

1)	Identify the contract with a customer

The Company sells retail products directly to customers. In these sales there is no formal contract with the customer. These sales have commercial substance and there are no issues with collectability as the customer pays the cost of the goods at the time of purchase or delivery.

2)	Identify the performance obligations in the contract

The Company sells its products directly to consumers. In this case these sales represent a performance obligation with the sales and any necessary deliveries of those products.

3)	Determine the transaction price

The sales that are done directly to the customer have no variable consideration or financing component. The transaction price is the cost that those goods are being sold for plus any additional delivery costs.

4)	Allocate the transaction price to performance obligations in the contract

For the goods that the Company sells directly to customers, the transaction price is allocated between the cost of the goods and any delivery fees that may be incurred to deliver to the customer.

5)	Recognize revenue when or as the Company satisfies a performance obligation

For the sales of the Company’s own goods the performance obligation is complete once the customer has received their product.

MARKET FOR AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Since April 9, 2020, our common stock has been quoted on the OTCQB operated by the OTC Markets, Inc. under the symbol “DRVD.” Prior to being quoted on the OTCQB from October 2017 until our stock began being quoted on the OTCQB, our common stock was quoted the Pink Open Market. Our common stock commenced trading in October 2017. OTCQB quotations reflect interdealer prices, without mark-up, mark-down or commission and may not represent actual transactions.

The following table shows the high and low prices of our common shares on the Pink Sheets and OTCQB for each quarter from January 1, 2019 through June 30, 2020. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Period	High	Low
January 1, 2019-March 30, 2019	$5.85	$0.19
April 1, 2019-June 30, 2019	$3.50	$0.92
July 1, 2019-September 30, 2019	$1.06	$0.57
October 1, 2019-December 31, 2019	$2.27	$0.35
January 1, 2020-March 31, 2020	$1.54	$0.50
April 1, 2020-June 30, 2020	$1.27	$0.41
July 1, 2020-September 30, 2020	$0.68	$0.23

The market price of our common stock, like that of other early stage cannabis-related companies, is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of the date of this prospectus we had 108 holders of record of our Common Stock, not including those persons who hold their shares in a “street name.”

Stock Transfer Agent

The stock transfer agent for our securities is Action Stock Transfer 2469 E. Fort Union Blvd, Suite 214 Salt Lake City, UT 84121. The phone number is (801) 274-1088.

Dividends

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our products. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

Securities Authorized for Issuance under Equity Compensation Plans

The following table reflects information with respect to compensation plan under which equity securities of the Company are authorized for issuance as of December 31, 2019.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	11,064,714	$0.14	10,778,812
Equity compensation plans not approved by security holders	-	-	-
Total	11,064,714	$0.14	10,778,812

2018 Employee, Directors and Consultant Stock Plan

On December 28, 2018, the Board adopted the Company’s 2018 Employee, Director and Consultant Stock Plan (“the Plan”), with 7,857,584 shares set aside and reserved for issuance pursuant to the Plan. The Company received shareholder approval of the Plan on March 4, 2019. Those eligible to participate in the plan include employees, directors and consultants of the Corporation and any Corporation affiliate (“Eligible Persons”). The purpose of the Plan is to motivate Eligible Persons who receive awards under the Plan (the “Participants”) to achieve long-term Company goals, and further align Participants’ interests with those of the Company’s other stockholders. Issuances under this Plan are determined by the Board or any Committee of the Board to which the Board has delegated such responsibility.

The types of awards under the Plan include stock option grants, stock appreciation rights (“Stock Appreciation Rights”) and stock awards. The Board may issue incentive stock options (ISO) or nonqualified stock options (the “Options”). The vesting schedule, exercise price, exercise restrictions, expiration date and any other terms for such Options shall be determined by the Board and described in the corresponding stock option agreement for each issuance. The maximum term of each Option (ISO or NQSO) shall be ten (10) years and the per share exercise price for each Option shall not be less than 100% of the fair market value of a share of common stock on the date of grant of the Option.

The Board may also issue Stock Appreciation Rights on a stand-alone basis or in conjunction with all or part of any Option. If issued on a stand-alone basis, the Stock Appreciation Rights are exercisable on the date(s) determined by the Board at the time of grant. If issued in conjunction with all or part of any Option, the Stock Appreciation Rights are exercisable at the time the Option to which they relate become exercisable. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Stock or both, which in the aggregate are equal in value to the excess of the Fair Market Value of one share of Stock over (i) such Fair Market Value per share of Stock as shall be determined by the Administrator at the time of grant (if the Stock Appreciation Right is granted on a stand-alone basis), or (ii) the exercise price per share specified in the related Option (if the Stock Appreciation Right is granted in conjunction with all or part of any Stock Option), multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Board having the right to determine the form of payment. A Stock Appreciation Right shall terminate and no longer be exercisable as determined by the Board, or, if granted in conjunction with all or part of any Option, upon the termination or exercise of the related Option.

The Board may also issue stock awards (“Stock Awards”) subject to such terms, conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as the Board shall determine and set forth in the Stock Awards corresponding stock grant agreement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors are as follows:

Name	Age	Position
Salvador Villanueva	33	President, Interim Chief Executive Officer and Director
Brian Hayek	36	Chief Financial Officer, Treasurer, Secretary and Director
Adam Berk	42	Director

The Directors of the Company are elected by the vote of a majority in interest of the holders of the voting stock of our company and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

Officers are appointed to serve for one year until the meeting of the board of directors following the annual meeting of stockholders and until their successors have been elected and qualified.

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

Salvador Villanueva was appointed as President effective February 28, 2020 and Interim Chief Executive Officer and a director on October 4, 2020. Mr. Villanueva is an accomplished entrepreneur with a proven track record of successfully creating and building sustainable businesses. The sale of Budee to Driven Deliveries, Inc., is Mr. Villanueva’s fourth successful and largest exit, with a transaction value of over $10.9M. Mr. Villanueva started Budee Inc., in 2015. Under his leadership, the enterprise grew to an $8M+ sales run rate with over 150 employees and multiple delivery hubs throughout the state. In an effort to differentiate himself and his enterprises, Mr. Villanueva has always heavily focused on developing and customizing proprietary technology. He oversaw the development of the infrastructure that powers Driven’s 200,000+ annual deliveries. Mr. Villanueva’s experience spans multiple industries to include the heavy equipment, transportation, and gold industries. Mr. Villanueva holds a B.S. in Economics from the University of California Santa Barbara and currently serves as President of Driven Deliveries, Inc.

The Board has concluded that Mr. Villanueva is qualified to serve as a President and Interim Chief Executive Officer of the Company because of his previous business background and ability to grow delivery and logistics companies.

Brian Hayek was appointed as our President, Chief Financial Officer, Treasurer, Secretary and a member of our Board of Directors effective August 29, 2018. Effective February 28, 2020, Mr. Hayek stepped down as President and assumed the role of Chief Financial Officer. Mr. Hayek is a co-founder of the Company’s subsidiary Driven Deliveries, Inc. and has served as its President since November, 2017.  Prior thereto, Mr. Hayek joined ResMed in 2017 creating new services for ResMed’s Software as a Service (SaaS) Business Unit.  Prior to ResMed, Mr. Hayek spent 5 years at Qualcomm holding roles in Qualcomm’s security division.  Before joining the private sector, Mr. Hayek spent 11 years on active duty with the United States Marine Corps commanding scout snipers in Afghanistan, serving as an Intelligence Officer in the Middle East, and holding various roles in communications and information technology. Mr. Hayek holds a B.S. in Electrical Engineering from San Diego State University and has an M.B.A. from USC’s Marshall School of Business.

Given his extensive background in technology, his leadership skills, and strategic vision as one of our founders, the Board has concluded that Mr. Hayek is qualified to serve as a Chief Financial Officer, Treasurer, Secretary, and Director.

Adam Berk was appointed as a Director on March 5, 2019. He has served as the Chief Executive Officer of Stem Holdings, a leading cannabis multi-state organization, since June 2016. From January 2015 until January 2017 Mr. Berk was the Co-President of Consolidated Ventures of Oregon a Cannabis holding company. From January 2013 until January 2015 Mr. Berk was the CEO of HYD For Men, an artisanal men’s grooming company that patented the first solution to extend the life of a razor blade by 400%. From 2002 through 2013, Mr. Berk was employed with Osmio, Inc. (currently GrubHub, an Aramark subsidiary), where he served as CEO from 2002-2007.

Based upon Mr. Berk’s extensive cannabis experience and his ability to grow companies, the Board has concluded that Mr. Berk is qualified to serve as a Director of the Company.

Family Relationships

There are no family relationships among our executive officers and directors.

Legal Proceedings

During the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law;

●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers and employees. A copy of the Code of Ethics is filed as an exhibit to this annual report on Form 10-K for the year ended December 31, 2019.  The Company will provide to any person, without charge, a copy of the Code of Ethics upon a request to the Company at its office. Any waiver of the provisions of the Code of Ethics for executive officers and directors may be made only by the Audit Committee and, in the case of a waiver for members of the Audit Committee, by the Board of Directors.  Any such waivers will be promptly disclosed to our shareholders.

Committees of the Board

We currently do not maintain any committees of the Board. Given our size and the development of our business to date, we believe that the board, through its meetings, can perform all of the duties and responsibilities which might be performed by a committee.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to combine these roles.   Due to the small size and early stage of the Company, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions combined. In addition, having one person serve as both Chairman and Chief Executive Officer eliminates potential for confusion and provides clear leadership for the Company, with a single person setting the tone and managing our operations. The Board oversees specific risks, including, but not limited to:

●	appointing, retaining and overseeing the work of the independent auditors, including resolving disagreements between the management and the independent auditors relating to financial reporting;

●	approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing annually the independence and quality control procedures of the independent auditors;

●	reviewing, approving, and overseeing risks arising from proposed related party transactions;

●	discussing the annual audited financial statements with the management;

●	meeting separately with the independent auditors to discuss critical accounting policies, management letters, recommendations on internal controls, the auditor’s engagement letter and independence letter and other material written communications between the independent auditors and the management; and

●	monitoring the risks associated with management resources, structure, succession planning, development and selection processes, including evaluating the effect the compensation structure may have on risk decisions.

EXECUTIVE COMPENSATION

Summary Compensation of Executive Officers

Name and Principal Position	Year	Salary		Bonus	Stock Awards (1)		Option Awards(2)		All Other Compensation	Total
Christian Schenk(3)	2019		$14,000	—		$1,324,006		$38,425	—		$1,376,431
Former President, Chairman and Chief Executive Officer	2018		—	—		—		—	—		—
Salvador Villanueva(4)	2019		$—	—	$			$—	—		$--
Director, President and Interim Chief Executive Officer
Brian Hayek(5) Director, Chief Financial Officer, Treasurer, Secretary	2019 2018	$ $	150,000 75,000	— __	$	-- 332,727	$ $	71,809 71,809	— --	$ $	221,809 479,536
Chris Boudreau(6)	2019		$56,346	—		—		—	—		$56,346
Former Chairman and Chief Executive Officer	2018		$75,000	—		$332,727		$71,809	—		$479,536
Jerrin James(7)	2019		$272,917	—		—		$249,852	—		$522,769
Chief Operating Officer	2018		—	—		—		—	—		—

(1)	The 2019 issuances, we use the Black-Scholes option pricing model to value the warrants granted. These warrants had an exercise price of $0.20 or $0.50 and a term of 3 or 7 years. Mr. Schenk was granted 3,800,000 warrants. The 2018 issuances, we use the Black-Scholes option pricing model to value the warrants granted. These warrants had an exercise price of $0.20 and a term of 3 years. Mr. Boudreau was granted 2,000,000 warrants. These warrants were cancelled during the year ended 2019 as part of a settlement agreement with Mr. Boudreau. Mr. Hayek was granted 2,000,000 warrants.

(2)	The fair value of the options awarded in 2019 and 2018 was determined using the Black-Scholes Option Pricing Model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or warrants, and future dividends.

For the 2019 issuances, these options had an exercise price of $0.10 to $0.50 and a term of 7 years. These options vest 25% on grant then vest 25% on each one-year anniversary for the next three years. Mr. Boudreau options were cancelled during the year ended 2019 as part of a settlement agreement with Mr. Boudreau. Mr. Hayek had 769,455 options vested as of December 31, 2019. Mr. Schenk was granted 450,000 options with 196,875 options vested as of December 31, 2019. Mr. James was granted 2,897,522 options with 1,267,666 options vested as of December 31, 2019.

For the 2018 issuances, these options had an exercise price of $0.04 and a term of 3 years. These options vest 25% on grant then vest 25% on each one-year anniversary for the next three years. Mr. Boudreau was granted 1,538,910 options with 384,728 options vested as of December 31, 2018. Mr. Hayek was granted 1,538,910 options with 384,728 options vested as of December 31, 2018.

(3)	Appointed as Chairman and CEO on May 2, 2019 and resigned on October 4, 2020. Mr. Schenk had been a director of the Company since April 3, 2019.

(4)	Appointed President on February 28, 2020 and Interim Chief Executive Officer and a director on October 4, 2020.

(5)	Appointed on September 29, 2018.

(6)	Appointed on August 29, 2018, resigned on May 2, 2019.

(7)	Appointed on February 15, 2019.

Employment Agreements

On June 1, 2018, we entered into an employment agreement with Brian Hayek, with such employment to continue until terminated by either the Company or Mr. Hayek. As part of this agreement the Company will pay Mr. Hayek an annual salary of $150,000 and Mr. Hayek will also be entitled to participate in any equity incentive plans that the company offers. Mr. Hayek is eligible for annual bonuses, in the form of cash or common stock of the Company, upon achievement of certain milestones determined by the Company’s Compensation Committee.

In the event Mr. Hayek is terminated with or without cause, the Company shall pay to Mr. Hayek all accrued salary, vacation time and benefits through the date of termination. If Mr. Hayek is terminated without cause, Mr. Hayek shall receive a severance pay equal to one (1) year of his then base salary, paid over a twelve (12) month period, as well as a pro-rated bonus in an amount determined by the Board. In the event the Company terminates Mr. Hayek for cause the Company will have no further obligation to pay compensation of any kind (including any bonus or severance payment) or to make any payment in lieu of notice.

In addition, Mr. Hayek’s employment agreement contains confidentiality, non-competition and non-solicitation provisions.

Upon consummation of the reverse merger transaction in 2018, the obligations of the employment agreement were assumed by the Company.

On May 1, 2019 (the “Effective Date”), the Company entered into an employment agreement with Christian L. Schenk pursuant to which Mr. Schenk is serving as the Company’s Executive Officer. Pursuant to this Agreement, Mr. Schenk is paid a salary of $2,000 per month. Mr. Schenk was also issued warrants to purchase 1,500,000 shares of the Company’s common stock at $.20 per share vesting monthly over 6 months; plus an additional warrant to purchase 500,000 shares of the Company’s common stock with no vesting period at the current market value upon successfully closing the Company’s pending business arrangement with Ganjarunner, plus an additional 1,000,0000 warrant shares with no vesting period at the current market value upon the Company’s successfully closing the Company’s pending business arrangement with a cannabis B2B transportation provider or other business as determined by the board of directors. All warrants granted under the employment agreement expire 7 years from the date the warrant is issued.

The initial term of the employment agreement is the sooner of six months from the Effective Date, or replacement of the employment agreement with a subsequent agreement. Either the Company or Mr. Schenk may terminate the employment agreement without cause by giving at least thirty (30) days’ written notice to the other party. The Company shall pay Mr. Schenk the base salary owed by the Company to him up to the date of termination. However, Mr. Schenk shall not be entitled to any additional or further compensation from the Company. This includes a complete forfeiture of all stock options and warrants which have not vested as of the date of termination with the exception of the 1,500,000 warrant shares that will immediately vest on the date or termination.

Mr. Schenk’s employment agreement contains confidentiality, non-competition and non-solicitation provisions.

On October 4, 2020 Christian Schenk resigned as the Company’s Chief Executive Officer and as the Chairman and as a member of the Company’s board of Directors.

On February 7, 2020, we entered into an employment agreement with Salvador Villanueva, the former Chief Executive Officer of Budee, to serve as President of the Company. On October 4, 2020, Mr. Villanueva became Interim Chief Executive Officer. Pursuant to this Executive Employment Agreement, Mr. Villanueva shall be responsible for all consumer-focused entities including, Ganjarunner, Mountain High, Budee and Weedwaves. Pursuant to the Executive Employment Agreement, the Company shall pay Mr. Villanueva an annual base salary of $30,000 and Mr. Villanueva shall be eligible to receive a performance bonus in amount up to $60,000 per year. Mr. Villanueva’s Employment Agreement has a two (2) year term. In the event the Company terminates Mr. Villanueva without cause, the Company shall pay to Mr. Villanueva his entire base salary for the term of the Executive Employment Agreement and full performance bonus compensation as if such performance objectives had been met. In addition, all issued but unvested stock options held by Mr. Villanueva at the time of termination shall immediately vest. In the event of termination due to death or disability, the Company will pay Mr. Villanueva, or his estate, his base salary under the Executive Employment Agreement, for a period of ninety (90) days from the date of termination and any earned but unpaid bonus sums. Additionally, 100% of the stock options set to vest in the year that such death or disability occurs shall so vest; and Mr. Villanueva, or his estate, will have until the end of the applicable option term to exercise all stock options.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to unexercised stock options, stock that has not vested, and equity incentive plan awards held by our executive officers outstanding at December 31, 2019.

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Christian Schenk	253,125	196,875	$0.04	December 28, 2021

Brian Hayek	769,455	769,455	$0.04	December 28, 2021

Director Compensation

Directors receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. During the fiscal year ended December 31, 2019, none of the Company’s directors received cash compensation.

Name and Principal Position	Year	Fees earned or paid in cash	Stock Awards (1)	Option Awards (2)	All Other Compensation	Total
Adam Berk	2019	—	—	$38,409	—	$38,409

Christian Schenk	2019	—	—	$38,425	—	$38,425

Limits on Liability and Indemnification

Our Amended and Restated Certificate of Incorporation provides that we will indemnify each person who was or is a party to or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company), by reason of the fact that he/she is or was serving as an officer, director or nominee officer/director or was serving in any similar capacity at any time, against all expenses (including attorney’s fees), liabilities, losses, judgments, excise taxes and certain penalties, and amounts paid in settlement actually and reasonably incurred by or on behalf of the party who may come under any such type of action, suit or proceeding.

Delaware General Corporate Law (“DGCL”) Section 145 provides us with the power to indemnify any of our directors and officers. Pursuant to the DGCL and the Company’s Amended and Restated Certificate of Incorporation, the director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under DGCL Section 145 and our Amended and Restated Certificate of Incorporation, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 31, 2020, the number of and percent of our common stock beneficially owned by:

●	all directors and nominees, naming them,

●	our executive officers,

●	our directors and executive officers as a group, without naming them, and

●	persons or groups known by us to own beneficially 5% or more of our common stock:

We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from October 8, 2020 upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of October 8, 2020 have been exercised and converted. Unless otherwise indicated, the address of each of the following beneficial owner is c/o Driven Deliveries, Inc., 134 Penn Street, El Segundo, California 90245.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares (%) (1)
Named Executive Officers and Directors:
Christian Schenk (former)	4,183,305	(2)	5.29%
Salvador Villanueva	4,000,000	(3)	5.32%
Brian Hayek	5,948,581	(4)	7.72%
Adam Berk	281,250	(5)	0.37%
Jerrin James	2,897,522	(6)	3.71%
Executive Officers and Directors as a group (6 persons)	17,310,658		20.65%

5% or greater stockholder
M2 Equity Partners LLC	16,731,553	(7)	20.03%
628 Enterprises	5,000,000		6.65%
Jeanette Villanueva	4,000,000		5.32%
Lisa Chow	4,000,000		5.32%
Carla Baumgartner	5,000,000		6.65. %
RIGC-DRVD	5,408,000		7.19%

1.	Based upon 75,191,835 shares issued and outstanding as of July 31, 2020.

2.	Represents 225,000 shares of common stock, 3,800,000 shares issuable upon exercise of warrants, 56,250 shares issuable upon exercise of options and 102,055 shares issuable upon conversion of a senior secured convertible note held by Mr. Schenk.

3.	Represents 4,000,000 shares of common stock.

4.	Represents 4,101,519 shares of common stock, 500,000 shares issuable upon exercise of warrants, 961,819 shares issuable upon exercise of options and 385,243 shares issuable upon conversion of a senior secured convertible note held by Mr. Hayek.

5.	Represents 225,000 shares of common stock and 56,250 shares of common stock issuable upon exercise of options.

6.	Represents 2,897,522 shares issuable upon exercise of warrants.

7.	Represents 8,398,024 shares of common stock, 3,000,000 shares of common stock issuable upon exercise of warrants and 5,333,529 shares issuable upon conversion of a senior secured convertible note held by M2 Equity Partners LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2016, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors as set forth above in this prospectus.

On April 1, 2019, the Company entered into a consulting agreement with M2 Equity Partners, LLC (“M2”). Under the consulting agreement, M2 is to provide various consulting services including assisting the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the company in the financial community and creating the foundation for subsequent financial public relations efforts as well as advising the Company in developing its business, and acting as the Company’s non-exclusive business consultant. Under the consulting agreement, the company pays M2 a monthly retainer of $20,000 and issued M2 500,000 warrants at a cashless exercise price of $.20 per share. The warrants terminate seven years from when they were issued. The termination date of the consulting agreement was six months from the date of the agreement.

On May 13, 2019, the consulting agreement with M2 was amended to provide that upon the successful closing of Mountain High Recreation by the Company, the Company shall issue 500,000 warrants to M2 which terminate 7 years from when they were issued, at a cashless exercise price of $.50 per share. Additionally, upon the successful closing of an acquisition, the Company shall issue M2 1,750,000 warrants at an exercise price equal to the then current private placement price.

On July 1, 2019, the consulting agreement with M2 was amended to provide that upon the successful closing of Mountain High Recreation by the Company, the Company shall issue to Consultant 1,000,00 warrants at a cashless exercise price of $.50 per share with the warrants terminating 7 years from their issuance and 3,000,000 (three million) warrants at a cashless exercise price of $.50 per share and a 7-year term for sales and sales training and leadership services to the Company:

On August 27, 2019, the Company entered into an amendment to the consulting agreement with M2 pursuant to which the termination date of the consulting agreement was extended through March 31, 2020. The amendment also acknowledged that all warrants issued under previous amendments were fully earned including but not limited to the 2,000,000 warrants at a cashless exercise price of $.20 per share and a 7-year term as amended and agreed on July 1, 2019; 1,000,000 warrants due to successful closing of Mountain High Recreation by Driven Deliveries at a cashless exercise price of $0.50 per share and a 7-year term; and 3,000,000 warrants at a cashless exercise price of. $.50 per share and a 7-year term due to successful achievement of sales, sales training, networking and leadership advisory services.

Additionally, on August 27, 2019, Section 4.2 of the M2 Consulting Agreement was amended to provide that for undertaking the engagement the Company shall issue to M2, 2,500,000 warrants at a cashless exercise price of $.50 per share with the warrants having a 3 year term and being fully earned at the time of issuance. Matthew Atkinson is a member of M2 and owns approximately 5.98% of the Company’s common stock as of the date of the amendment.

On August 28, 2019, the Company issued a senior convertible note (“Note”) to M2 Equity Partners (“Holder”), pursuant to which the Holder agreed to advance the Company $1,000,000 in three equal instalments, with the final instalment advanced on October 30, 2019. The Note matures on August 28, 2020 and is the senior obligation of the Company. The Note’s principal balance of $1,000,000 bears interest at a rate of 10% per annum and interest payments are payable on a monthly basis. The funds from this loan were distributed in three parts with $333,333 being issued on August 30, 2019, September 30, 2019 and October 30, 2019. The principal of the note was amended on January 31, 2020 to be $2,635,000 with the full balance of the note received on February 14, 2020. As of December 31, 2019, the Company had received $1,497,000 in funds from the note. Pursuant to the Note, the Holder has the right to convert all or part of the Note to shares of common stock of the Company at a price equivalent to a value of $0.50 per share of common stock on an as-converted basis. As additional consideration, the Company issued to the Holder a three-year warrant to purchase 4,500,000 shares of the Company’s common stock at an exercise price of $0.05. The company also recognized a derivative liability in connection with the note valued at $306,762 as of December 31, 2019.

In addition, as an inducement to enter into the Note and to fund each advance thereunder, the Company entered into a security agreement with the Holder executed concurrently with the Note (the “Security Agreement”). Pursuant to the Security Agreement, the Company granted the Holder a first priority security interest in certain assets of the Company (the “Collateral”) for the benefit of the Holder to secure the Company’s obligations under the Note. The occurrence of any event of default under the Note, as well as the Company’s failure to observe or perform its obligations under the Security Agreement and such failure goes uncured for five days after receiving notice, constitutes an event of default under the Security Agreement. If an event of default under the Security Agreement occurs, the Holder is entitled to certain rights, including the right to take possession of the Collateral and the right to operate the business of the Company using the Collateral. The Security Agreement terminates when all payments under the Note have been made in full. Matthew Atkinson, a member of M2, owns approximately 4.45% of the Company’s common stock as of the date of the Security Agreement.

On September 27, 2019, the Company entered into a settlement agreement with Chris Boudreau, the Company’s former Chief Executive Officer, pursuant to which the Company was required to repurchase 12,272,616 shares of the Company’s common stock from Mr. Boudreau at a per share purchase price of approximately $0.01, totaling an aggregate purchase price of $122,726 (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company was required to pay Mr. Boudreau in twelve monthly installments of $10,227 starting October 1, 2019. Additionally, Mr. Boudreau also forfeited options to purchase an aggregate of 1,538,910 shares of the Company’s common stock and warrants to purchase an aggregate of 2,000,000 shares of the Company’s common stock. Mr. Boudreau also forfeited a $23,726 loan to the Company resulting in a gain on extinguishment of debt.

During the year ended December 31, 2019, the Company entered into a loan agreement with the Company’s CFO, Brian Hayek. Pursuant to the Loan Agreement, the Company issued Mr. Hayek a Secured Convertible Note in the principal amount of $188,743 with an interest rate of 10%. As of December 31, 2019, the amount due on this loan was $188,667. The note is convertible into shares of the Company’s equity securities at a price of $.50 per share or preferred stock designated by the parties in an amount equivalent to a value of $.50 per share on an as converted basis. The obligation of the Note is an obligation of the Company other than obligations specifically designated otherwise by the Company. In addition, the Company issued Mr. Hayek warrants to purchase 500,000 shares of the Company’s common stock at an exercise price of $.50 per share which warrants terminate five years after their issuance.

On May 1, 2019, the Company entered into a consulting agreement with TruckThat LLC. Christian Schenk, the Company’s chairman of the board and Chief Executive Officer is an owner and managing member of TruckThat, LLC. Pursuant to the consulting agreement, TruckThat is providing the Company services as a strategic marketing and fundraising consultant. Pursuant to the consulting agreement the Company pays TruckThat $18,000 per month. The term of the consulting agreement is the sooner of six months from the effective date of the agreement or the replacement of the agreement with a subsequent agreement between the parties. Either party may terminate the consulting agreement with or without cause upon giving the other party thirty days prior written notice. The Company may terminate this Agreement immediately and without prior notice if TruckThat refuses to or is unable to perform the services or is in breach of any material provision of the Agreement. Upon termination of the consulting agreement the Company will pay within thirty days after the effective date of the termination all amounts owing to the TruckThat for services completed and accepted by the Company prior to the termination date and any related reimbursable expenses.

On December 1, 2019, the Company entered into an agreement with Teal Marketing LLC, an entity owned by Mrs. Maddie Schenk, the wife of our Chief Executive Officer and Director, Christian Schenk, for marketing services. As part of this agreement the Company will pay $9,000 per month. The Company will also issue 350,000 warrants to purchase the Company’s common stock. These warrants have an exercise price of $0.50, a term of three years, and will vest quarterly over two years. The Company’s contract with Teal Marketing LLC was terminated March 13, 2020.

On December 31, 2019, the Company entered into a loan agreement with a Director of the Company, Christian Schenk, pursuant to which Mr. Schenk extended a loan to the Company in the amount of $50,000 with an interest rate of 10%. In connection with this loan, the Company issued Mr. Schenk a secured convertible note. The note is convertible into equity of the Company at a valuation equal to a price of $.50 per share of common stock. The note was funded with the proceeds from $30,000 in accounts payable to Truck That, LLC and a check from Truck That, LLC in the amount of $20,000. In addition, the Company issued Mr. Schenk warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $.50 per share which warrants terminate five years after their issuance.

On February 28, 2020, in connection with the Merger Agreement with Budee Inc., the Company entered into a consulting agreement (the “Consulting Agreement”) with IP Tech Holding, Inc. (“Consultant”) at a monthly rate of $10,000 per month and with a two-year term, pursuant to which IP Tech Holding, Inc. shall provide certain consulting services including technology development support related to the acquired Budee intellectual property. Pursuant to the Merger Agreement, if Mr. Villanueva’s Executive Employment Agreement is terminated without cause, then Consultant shall receive its monthly compensation for the duration of the term of the Consulting Agreement. The Company’s president, Salvador Villanueva is the CEO of IP Tech Holding, Inc.

On March 13, 2020, Mr. Hayek transferred 5,000,000 shares of common stock into 628 Enterprises, an irrevocable blind trust for the benefit of Mr. Hayek's children.  Mr. Hayek and his spouse are not trustees or beneficiaries of 628 Enterprises.

Review, Approval or Ratification of Transactions with Related Persons

The Board conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations.

Director Independence

Our Board of Directors presently consists of three members. Our Board of Directors has determined that Adam Berk is “independent,” as defined by SEC rules adopted pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and as determined in accordance with Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market, Inc.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the SEC. Such reports and other information that we file with the SEC are available at the SEC’s web site at www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be accessed at the SEC’s web site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Law Offices of Robert Diener. Law Offices of Robert Diener or certain members or employees of Law Offices of Robert Diener have been issued common stock of the Company.

EXPERTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2019 and December 31, 2018, included in this registration statement on Form S-1 have been so included in reliance on the report of Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, given upon their authority experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

DRIVEN DELIVERIES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2019 AND 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Driven Deliveries Inc. (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had a net loss for the year ended December 31, 2019 and a working capital deficit at December 31, 2019.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenberg Rich Baker Berman, P.A.

We have served as the Company’s auditor since 2018.

Somerset, New Jersey

May 22, 2020

DRIVEN DELIVERIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018
ASSETS

CURRENT ASSETS
Cash	$266,869	$5,249
Accounts receivable	127,747	400
Due from merchant processor	206,734	-
Due from Affiliate	346,610	-
Inventory	149,946	-

TOTAL CURRENT ASSETS	1,097,906	5,649

Intangible assets	4,622,267	-
Excess purchase price over net liabilities acquired	1,271,718	-
Right of use asset	115,859	-
Fixed assets, net	81,839	24,344
Deposit	61,138	3,920

TOTAL ASSETS	$7,250,727	$33,913

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,700,653	$219,137
Income taxes payable	784,168	-
Settlement payable	352,272	-
Notes payable, net of debt discount of $480,108	1,016,892	150,000
Notes payable - related party, net of debt discount of $234,667	-	11,705
Deferred Rent	-	4,900
Lease liability	40,217	-
Derivative Liability	306,762	-
Acquisition liabilities	908,469	-

TOTAL CURRENT LIABILITIES	5,109,433	385,742

Lease liability - long term	76,264	-
Acquisition liabilities - long term	442,617	-

TOTAL LIABILITIES	5,628,314	385,742

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value, 15,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized, 40,961,054 and 39,000,000 shares issued and outstanding	4,096	4,088
Additional paid in capital	17,387,684	2,425,275
Accumulated deficit	(15,241,762)	(2,681,192)
Stock subscription receivable	-	(100,000)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	2,150,018	(351,829)

NON-CONTROLLING INTEREST	(527,605)	-

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,622,413	(351,829)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,250,727	$33,913

See accompanying notes to the consolidated financial statements.

DRIVEN DELIVERIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended	For the Year Ended
	December 31, 2019	December 31, 2018
REVENUE
Sales	$2,822,575	$(65,034)
Cost of goods sold	1,850,629	2,735
Gross Profit (Loss)	971,946	(67,769)

OPERATING EXPENSES
Professional fees	1,294,778	295,567
Compensation	9,941,497	2,029,434
General and administrative expenses	1,876,457	165,996
Sales and marketing	361,668	62,470
Total Operating Expenses	13,474,400	2,553,467

NET LOSS FROM OPERATIONS	(12,502,454)	(2,621,236)

OTHER EXPENSES
Interest expense	(368,713)	(7,581)
Gain on extinguishment of debt	25,582	-
Change in fair value of derivative liability	(1,338)	-
Total Other Expenses	(344,469)	(7,581)

Net loss before provision for income taxes	(12,846,923)	(2,628,817)

Provision for Income Taxes	241,252	-

NET LOSS	(13,088,175)	(2,628,817)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(527,605)	-

NET LOSS ATTRIBUTABLE TO DRIVEN DELIVERIES, INC. & SUBSIDIARY	$(12,560,570)	$(2,628,817)

Net loss per share - basic and diluted	$(0.28)	$(0.14)

Weighted average number of shares outstanding during the period - basic and diluted	46,898,066	18,992,967

See accompanying notes to the consolidated financial statements.

DRIVEN DELIVERIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Common		Additional Paid-in	Accumulated	Non- controlling	Stock Subscription	Total Stockholders’
	Shares	Par	Capital	Deficit	Interest	Receivable	Deficit

Balance December 31, 2017	-	$-	$-	$(52,375)	$-	$-	$(52,375)

Issuance of Founders’ shares	28,340,000	2,295	-	-	-	-	2,295

Recapitalization due to merger and forward stock split	6,310,000	1,224	(1,224)	-	-	-	-

Sale of common stock	5,725,014	519	724,481	-	-	-	725,000

Issuance of common stock for services	500,000	50	99,950	-	-	-	100,000

Issuance of options for services	-	-	226,530	-	-	-	226,530

Issuance of warrants for services	-	-	1,375,538	-	-	-	1,375,538

Stock subscription receivable	-	-	-	-	-	(100,000)	(100,000)

Net loss	-	-	-	(2,628,817)			(2,628,817)

Balance December 31, 2018	40,875,014	$4,088	$2,425,275	$(2,681,192)	$-	$(100,000)	$(351,829)

Sale of common stock	9,655,000	966	2,767,034	-	-	-	2,768,000

Cancelation of stock from legal settlement	(12,878,437)	(1,288)	(121,438)	-	-	-	(122,726)

Cancelation of stock from debt	(2,500,000)	(250)	250	-	-	-	-

Issuance of shares for services	100,000	10	49,990				50,000

Issuance of options for services	-	-	589,334	-	-	-	589,334

Issuance of warrants for services	-	-	7,047,596	-	-	-	7,047,596

Issuance of common stock for conversion of warrants	5,072,812	507	(507)	-	-	-	-

Warrants issued with notes			549,237	-	-	-	549,237

Intrinsic value of beneficial conversion feature	-	-	108,047	-	-	-	108,047

Issuance of common stock and warrants for cancellation of debt	636,665	63	106,130	-	-	-	106,193

Proceeds from stock subscription receivable	-	-	-	-	-	100,000	100,000

Issuances of common stock for acquisition	2,960,769	296	2,209,704	-	-	-	2,210,000

Amendment to purchase agreement	(2,960,769)	(296)	1,657,032	-	-	-	1,656,736

Net loss	-	-	-	(12,560,570)	(527,605)	-	(13,088,175)

Balance December 31, 2019	40,961,054	$4,096	$17,387,684	$(15,241,762)	$(527,605)	$-	$1,622,413

See accompanying notes to the consolidated financial statements.

DRIVEN DELIVERIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended	For the Year Ended
	December 31, 2019	December 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,088,175)	$(2,628,817)
Adjustments to reconcile net loss to net cash used in operating activities
Gain on extinguishment of debt	(25,582)	-
Stock based compensation	7,686,930	1,704,363
Amortization of right-of-use asset	271,651	-
Amortization of debt discount	306,786	-
Depreciation and amortization expense	407,611	4,713
Change in fair value of derivative liability	1,388	-
Changes in operating assets and liabilities
Inventory	(10,929)	-
Settlement payable	102,272	-
Deposit	(57,218)	-
Accounts payable and accrued compensation	1,476,540	202,993
Due from Affiliate	(346,610)	-
Income taxes payable	235,168	-
Accounts receivable	(127,347)	(400)
Due from Merchant Processor	(206,734)	-
Deferred Rent	-	4,900
Cash paydowns of lease liability	(276,551)	-
Net Cash Used In Operating Activities	(3,650,850)	(712,248)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in acquisition	123,088	-
Cash used in acquisition	(350,000)	-
Cash outlay for deposit	-	(3,920)
Purchase of fixed assets	(52,305)	(28,472)
Payments on acquisition liabilities	(320,000)	-
Net Cash Used In Investing Activities	(599,217)	(32,392)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock receivable	100,000	-
Proceeds from loan payable	1,497,000	100,000
Repayments of loan payable	(50,000)	(25,000)
Proceeds from loan payable - related party	205,393	11,705
Repayments of loan payable - related party	(8,705)	-
Common Stock issued for cash	2,768,000	625,000
Net Cash Provided By Financing Activities	4,511,688	711,705

NET INCREASE (DECREASE) IN CASH	261,620	(32,935)

CASH AT BEGINNING OF PERIOD	5,249	38,184

CASH AT END OF PERIOD	$266,869	$5,249

Supplemental cash flow information:
Cash paid for income taxes	$-
Cash paid for interest expense	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Receivable for Common Stock issued	$-	$100,000
Warrants and acquisition consideration - business combination	$2,802,254	$-
Warrants and acquisition consideration - asset acquisition	$2,641,000	$-
Issuance of common stock and warrants for cancellation of debt	$106,193	$-
Lease liability recognized from right of use asset	$393,032	$-
Debt discount on conversion feature	$413,471	$-
Conversion of accounts payable to notes payable related party	$30,000	$-
Debt Discount from warrants	$549,237	$-

See accompanying notes to the consolidated financial statements.

DRIVEN DELIVERIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Overview

Driven Deliveries Inc. (formerly Results-Based Outsourcing Inc) (the “Company” or “Driven”), formed on July 22, 2013, is engaged in providing delivery services of legal cannabis products to consumers in California.

On August 29, 2018, Driven Deliveries, Inc., a Nevada company (“Driven Nevada”), was acquired by Results-Based Outsourcing as part of a reverse merger transaction. As consideration for the merger, Results-Based Outsourcing issued the equity holders of Driven Nevada an aggregate of 30,000,000 post-split shares of their common stock. Following the merger, the Company adopted the business plan of Driven Nevada as a delivery company focused on deliveries for consumers of legal cannabis products, in California. The merger was accounted for as a recapitalization of the Company, therefore the financial statements as presented in this report include the historical results of Driven Nevada.

In June 2019, the Company completed its acquisition of Ganjarunner, Inc. and Global Wellness, LLC, which are engaged in the business of providing delivery services of legal cannabis products to consumers in California. See Note 4 – Merger and Asset Purchase Agreement below for more information on the acquisition.

In July 2019, the Company entered into an Asset Purchase Agreement with Mountain High Recreation, Inc., in which the Company acquired certain limited assets from Mountain High Recreation, Inc. See Note 4 – Merger and Asset Purchase Agreement for more information on the asset purchase.

In September 2019 we entered into a Joint Venture agreement with Budee, Inc. to expand our operations and engaged in the business of providing delivery services of legal cannabis products to the consumer in California. See Note 5 – Joint Venture for more information on the Joint Venture.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: changes in the cannabis regulatory environment and competition from larger more well-funded companies. These adverse conditions could affect the Company’s financial condition and the results of its operations.

In December 2019, a novel strain of coronavirus, COVID-19, surfaced in Wuhan, China. This virus continues to spread around the world, resulting in business and social disruption. The coronavirus was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020. The operations and business results of the Company could be materially adversely affected. Employers are also required to prepare and increase as much as possible the capacity and arrangement for employees to work remotely. The extent to which the coronavirus may impact business activity or results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions required to contain the coronavirus or treat its impact, among others.

NOTE 2 – GOING CONCERN ANALYSIS

Going Concern Analysis

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

For the year ended December 31, 2019, the Company had a net loss of $13,088,175 and working capital deficit of $4,011,527. The Company will require additional capital in order to continue its operations in the normal course of business. Management has concluded that due to these conditions, there is substantial doubt about the company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern for one year from the issuance of these financial statements.

Management’s plans include raising capital through the sale of debt and/or equity. The Company’s ability to continue as a going concern is dependent upon its ability to raise capital to implement the business plan, generate sufficient revenues and to control operating expenses. While we believe in the viability of our strategy to generate sufficient revenue, control costs and the ability to raise additional funds, there can be no assurances that our strategy will be successful. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the matters discussed herein.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the accounts of Driven Deliveries, Inc., and its wholly owned subsidiaries, Ganjarunner, Inc. and Global Wellness, LLC and its 51% owned Joint Venture Ganjabudee, Inc. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

The Company maintains its cash accounts at financial institutions which are insured by the Federal Deposit Insurance Corporation. At times, the Company may have deposits in excess of federally insured limits.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31 2019, the Company did not have any cash equivalents.

Equipment

Equipment is stated at cost less accumulated depreciation. Cost includes expenditures for vehicles and computer equipment. Maintenance and repairs are charged to expense as incurred. When assets are sold, retired, or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. The cost of equipment is depreciated using the straight-line method over the estimated useful lives of the related assets which is three years for computer equipment and five years for vehicles. Depreciation expense was $25,203 and $4,713 for the years ended December 31, 2019 and 2018, respectively.

Inventory

Inventory consists of finished goods and is stated at the lower of cost or net realizable value, on an average cost basis. Inventory is determined to be saleable based on demand forecast within a specific time horizon. Inventory in excess of saleable amounts is considered obsolete, at which point it is written down to its net realizable value.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company generally does not require collateral to support customer receivables. The Company determines if receivables are past due based on days outstanding, and amounts are written off when determined to be uncollectible by management.

Intangible Assets

The Company’s intangible assets include the following:

	Value	Estimated Life
Trade Names / Trademarks	$1,823,638	10
IP/Trade Secrets	1,782,444	5
License	656,221	15
Non-Compete Agreements	219,267	2
Customer Relations	140,697	7
Total Intangible Assets	$4,622,267

There was no impairment recorded to intangible assets as of December 31, 2019. Amortization expense was $394,448 and $0 for the year ended December 31, 2019 and 2018, respectively.

Cost of Sales

Cost of goods sold consists of:

Product costs: Product costs include the purchase price of products sold, which include direct and indirect labor costs, rent, and depreciation expenses, and inbound shipping and handling costs for inventory.

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising expense was $361,668 and $62,470 for the years ended December 31, 2019 and 2018, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, “Compensation—Stock Compensation”, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or canceled during the periods reported. The Company accounts for warrants and options issued to non-employees under ASU 2018-07, Equity – Equity Based Payments to Non-Employees, using the Black-Scholes option-pricing model.

The Black–Scholes option valuation model requires the development of assumptions that are inputs into the model. These assumptions are the value of the underlying share, the expected stock volatility, the risk–free interest rate, the expected life of the option, the dividend yield on the underlying stock and the expected forfeiture rate. Due to the lack of sufficient trading history, the Company benchmarked their volatility to similar companies in a similar industry over the expected option life and other appropriate factors. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common stock and does not intend to pay dividends on its Common stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best estimate.

Fair Value Measurements

ASC 820, “Fair Value Measurements and Disclosure,” defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, not adjusted for transaction costs. ASC 820 also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels giving the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels are described below:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that is accessible by the Company;

Level 2 Inputs – Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Level 3 Inputs – Unobservable inputs for the asset or liability including significant assumptions of the Company and other market participants.

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts payable, accounts receivables, and accrued expenses approximate their fair value because of the short maturity of those instruments.

The assets or liability’s fair value measurement within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. The following table provides a summary of financial instruments that are measured at fair value as of December 31, 2019.

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total

Derivative liabilities	$(306,762)	$-	$-	$(306,762)	$(306,762)

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2019:

For the Year Ended
December 31, 2019
Balance, December 31, 2018	$-
Initial recognition of conversion feature	-
Debt Discount	305,424
Change in fair value of derivative liabilities	(1,338)
Balance, December 31, 2019	$306,762

The level 3 financial instruments consist of embedded conversion features. The fair value of these embedded conversion features are estimated using a Black Scholes valuation model. The fair value of the derivative features on were calculated using a Black-Scholes option model valued with the following assumptions:

December 31, 2019
Exercise price	$0.50
Risk free interest rate	1.52-1.81%
Dividend yield	0.00%
Expected volatility	93-109%
Contractual term	0.91-1.37 Years

Risk-free interest rate: The Company uses the risk-free interest rate of a U.S. Treasury Note with a similar expected term on the date of measurement.

Dividend yield: The Company uses a 0% expected dividend yield as the Company has not paid dividends to date and does not anticipate declaring dividends in the near future.

Volatility: The Company calculates the expected volatility of the stock price based on the corresponding volatility of the Company’s peer group stock price for a period consistent with the warrants’ expected term.

Expected term: The Company’s expected term is based on the remaining contractual maturity of the warrants.

Changes in the unobservable input values would likely cause material changes in the fair value of the Company’s Level 3 financial instruments.

The most sensitive unobserved inputs used in valuing derivative instruments are volatility and market price. Significant changes in either of these inputs could have a material effect on the fair value measurement of the derivative instruments.

During the year ended December 31, 2019, the Company marked the derivative feature of the warrants to fair value and recorded a loss of $1,338 relating to the change in fair value, respectively.

Derivative Liability

The Company evaluates its options, warrants or other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10-05-4 and 815-40-25. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and then the related fair value is reclassified to equity.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date. The pricing model includes subjective input assumptions that can materially affect the fair value estimates. The expected volatility is estimated based on the most recent historical period of time of comparable companies equal to the remaining contractual term of the instrument granted.

Revenue Recognition

As of January 1, 2018, the company adopted ASC 606. The adoption of ASC 606, Revenue From Contracts With Customers, represents a change in accounting principle that will more closely align revenue recognition with the delivery of the Company’s services and will provide financial statement readers with enhanced disclosures. In accordance with ASC 606, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. The Company used the Modified-Retrospective Method when adopting this standard. There was no accounting effect due to the initial adoption. To achieve this core principle, the Company applies the following five steps:

1)	Identify the contract with a customer

Delivery Income

The Company has three contracts with different customers with the same terms. All of these qualify as contracts since they have been approved by both parties, have identifiable rights and payment terms regarding the services to be transferred, have commercial substance, and it is probable that the entity will collect the consideration in exchange for the services.

Product Sales

The Company performs retail sales directly to customers. In these sales there is no formal contract with the customer. These sales have commercial substance and there are no issues with collectability as the customer pays the cost of the goods at the time of purchase or delivery.

2)	Identify the performance obligations in the contract

Delivery Income

The Company’s performance obligations are to (1) deliver cannabis in compliance with California law, and (2) provide a platform to sell the retailer’s or their own products. These items represent performance obligations since they are distinct services and are distinct in the context of the contract.

Product Sales

The Company sells its products directly to consumers. In this case these sales represent a performance obligation with the sales and any necessary deliveries of those products.

3)	Determine the transaction price

Delivery Income

The company will perform delivery services in exchange for a flat fee per delivery. As mandated by The California Bureau of Cannabis Control, delivery drivers are required to be on the payroll of a licensed retailer. In order to fulfill the performance obligation, delivery drivers are included on the payroll of the customer, and the Company reimburses the customer for the drivers’ wages at a premium. The cost of paying the drivers are considered a cost to fulfill a contract for which the Company receives no benefit, so it is consideration payable to the customer, which is considered in determining the transaction price. In addition, the company currently nets the amounts owed by the customers for deliveries with the amounts owed to the customers for drivers’ wages. As such, the company reduces the delivery fee by the drivers’ wages to determine the transaction price. These elements of the transaction price are based on variable consideration determined to be constrained and are recognized as of the later of when the service is rendered or when the Company pays or promises to pay the consideration, which will generally be on a monthly basis. If the cost of the drivers’ wages exceeds the total fees for delivery, the company would present a net negative revenue. For the year ended December 31, 2018, the company shows net negative revenue related to delivery of cannabis.

Commission Income

The transaction price of the commissions is a variable consideration as the price is determined to be 10% of a delivered sale from an order generated on the Company’s online platform. The variable consideration is also constrained as the amount of the consideration is dependent on the cost of the products purchased; and is further constrained as the company has little history to predict the amount to be recognized. Transaction price for the commissions will be determined as the company satisfies the performance obligation. During 2019 the company discontinued earning commission income.

Product Sales

The sales that are done directly to the customer have no variable consideration or financing component. The transaction price is the cost that those goods are being sold for plus any additional delivery costs.

Excise Tax

As part of the Company’s sales, the company collects an excise tax. The amount of tax collected is based on state and local laws.

4)	Allocate the transaction price to performance obligations in the contract

Delivery Income

The Company will allocate the transaction price of the delivery fees and to the deliveries that they perform separately for the customer.

Commission Income

The transaction price of the commissions will be allocated per each sale that the Company generates for a retailer that is delivered.

Product Sales

For the goods that the Company sells directly to customers, the transaction price is allocated between the cost of the goods and any delivery fees that may be incurred to deliver to the customer.

Excise Tax

The tax collected is allocated to the transactions that the tax was collected from.

5)	Recognize revenue when or as the Company satisfies a performance obligation

Delivery Income

The Company satisfies performance obligations either over time or at a point in time. Revenue is recognized at the time the related performance obligation is satisfied by transferring a promised service to a customer.

Both performance obligations are satisfied at a point in time, and as such revenue will be recognized when the delivery is completed. The revenue will not be recognized for orders not fulfilled, but the delivery fee is earned even if the delivery is rejected or the person who placed the order is not present or available at the time of delivery. The consideration payable to the customer for drivers’ wages is recognized over time based on the inputs to determine the drivers’ wage obligations, but the net transaction price is known and therefore recognized by the end of each reporting period.

Product Sales

For the sales of the Company’s own goods the performance obligation is complete once the customer has received their product.

Excise Tax

The Company recognizes the revenue when the tax is collected and the customer has received their product.

Disaggregation of Revenue

The following table depicts the disaggregation of revenue according to revenue type.

Revenue Type	Revenue for the year ended December 31, 2019	Revenue for the year ended December 31, 2018
Delivery Income	$139,323	43,468
Dispensary Cost Reimbursements	(126,093)	(114,574)
Delivery Income, net	13,230	(71,106)
Product Sales	2,498,164	-
Commission Income	821	6,072
Excise Tax and Regulatory and Compliance fees	310,360	-
Total	$2,822,575	(65,034)

Due to this reduction of revenue from the reimbursement of wages for the delivery couriers, the Company is presenting a net negative revenue for the year ended December 31, 2018.

Leases

Under Topic 842, operating lease expense is generally recognized evenly over the term of the lease. The Company has operating leases primarily consisting of office space with remaining lease terms of 35 months to 37 months. Current facility leases include our offices in El Segundo California, Gardena California, and Sacramento California. Lease costs were $280,375 for the year ended December 31, 2019. There was no sublease rental income for the year ended December 31, 2019 and 2018.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. For lease agreements entered into or reassessed after the adoption of Topic 842, we combine the lease and non-lease components in determining the lease liabilities and right of use (“ROU”) assets.

Our lease agreements generally do not provide an implicit borrowing rate, therefore an internal incremental borrowing rate is determined based on information available at lease commencement date for purposes of determining the present value of lease payments. We used the incremental borrowing rate on December 31, 2019 and 2018 for all leases that commenced prior to that date.

Lease Costs

Year Ended December 31, 2019
Components of total lease costs:
Operating lease expense	$280,375
Total lease costs	$280,375

Lease Positions as of December 31, 2019

ROU lease assets and lease liabilities for our operating leases were recorded in the consolidated balance sheet as follows:

December 31, 2019
Assets
Right of use asset	$115,859
Total assets	$115,859

Liabilities
Operating lease liabilities – short term	$40,217
Operating lease liabilities – long term	76,264
Total lease liability	$116,481

Lease Terms and Discount Rate

Weighted average remaining lease term (in years) – operating lease	3.58
Weighted average discount rate – operating lease	10.91%

Cash Flows

Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
ROU amortization	$271,651
Cash paydowns of operating liability	$(276,551)
Supplemental non-cash amounts of lease liabilities arising from obtaining
ROU assets	$(387,510)
Lease Liability	$393,032

The future minimum lease payments under the leases are as follows:

2020	$230,076
2021	230,543
2022	231,678
2023	39,178
Total future minimum lease payments	731,475
Lease imputed interest	145,594
Total	$585,881

Excise and Sales Tax

The State of California and various local governments impose certain excise and state and local taxes on product sales. The Company’s policy is to include excise taxes as part of sales and cost of sales. The Company’s policy for various state and local sales taxes are to exclude them from revenue and cost of sales.

Income Taxes

Income taxes are provided in accordance with ASC No. 740, “Accounting for Income Taxes”. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the period of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of December 31, 2019 and 2018, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

We include interest and penalties assessed by income taxing authorities in income tax expense as incurred.

Basic and Diluted Net Loss per Common Share

Basic loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for each period. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding plus the dilutive effect of shares issuable through the common stock equivalents. The weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. As of December 31, 2019, common stock equivalents are comprised of 29,243,750 warrants and 7,879,933 options.

Recent Accounting Pronouncements

In February 2016, FASB issued Accounting Standards Update (“ASU”) 2016-02: Leases (Topic 842). The objective of this ASU, along with several related ASUs issued subsequently, is to increase transparency and comparability between organizations that enter into lease agreements. The new guidance generally requires an entity to recognize on its balance sheet operating and financing lease liabilities and corresponding right-of-use assets. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2018 and early adoption is permitted. The new standard requires a modified retrospective transition for existing leases to each prior reporting period presented or entered into after, the beginning of the earliest comparative period presented in the financial statements. This standard was adopted by the Company on January 1, 2019. The adoption of this standard lead to the Company recognizing a lease liability and right of use assets on the Company’s consolidated financial statements and related disclosures. The adoption of Topic 842 resulted in the recognition of an operating ROU asset and operating lease liability of $387,510 and $393,032, respectively as of January 1, 2019.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been several ASUs to date, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 4 – MERGER AND ASSET PURCHASE AGREEMENTS

Ganjarunner Merger

On June 21, 2019, the Company, GR Acquisition, Inc. (“GRA”), a Nevada corporation, Ganjarunner, Inc. (“Ganjarunner”), a California corporation, and Global Wellness, LLC (“GW”), a California limited liability company, (Ganjarunner and GW are hereafter referred to collectively as “GR/GW”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which GR/GW shall merge with and into GRA, with GRA continuing as the surviving entity and wholly-owned subsidiary of the Company (the “Merger”). The Merger closed on June 24, 2019 (the “Closing Date”). Pursuant to the Merger Agreement, the Company agreed to pay to GR/GW $1,000,000, $150,000 of which has already been paid to GR/GW with $300,000 to be paid in two equal tranches of $150,000 whereby each tranche is subject to GRA’s achievement of certain milestones. (i) $350,000 at the earlier to occur of the 6-month anniversary of the Closing Date or upon the Company raising additional funding of at least $2,000,000 and (ii) $300,000 at the end of the 24-month anniversary of the Closing Date. In addition, as further consideration, the Company issued to GR/GW’s founders 1,000,000 shares of the Company’s common stock on the Closing Date and shall make two additional issuances of 2,000,000 shares of common stock on the 12-month and 24-month anniversaries of the Closing Date, with each respective issuance contingent upon GRA’s achievement of certain milestones as set forth in the Merger Agreement.

On October 4, 2019, the Company amended the Merger Agreement with GR/GW. As part of this amendment, the Company will 5,000,000 warrants to purchase shares of the Company’s common stock to GR/GW. These warrants have a term of three years and an exercise price of $0.50. These warrants replace the previously agreed upon common stock consideration of 5,000,000 shares and eliminated the contingencies related to achieving certain milestones as set forth in the initial merger agreement.

Following the closing of the transaction, Ganjarunner’s financial statements as of the Closing Date are consolidated with the Consolidated Financial Statements of the Company.

The following presents the unaudited pro-forma combined results of operations of the Company with the Ganjarunner Business as if the entities were combined on January 1, 2018.

	Year Ended	Year Ended
	December 31, 2019	December 31, 2018
Gross Revenue	$4,420,265	2,011,758
Gross Profit	$1,118,535	1,072,235
Net loss	$(13,088,173)	(2,879,370)
Net loss per share	$(0.28)	(0.15)
Weighted average number of shares outstanding	46,898,066	18,992,697

The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results that would have been attained had the acquisitions been completed as of January 1, 2018, or to project potential operating results as of any future date or for any future periods.

The following presents the consideration paid for the acquisition of Ganjarunner and the preliminary purchase price allocation. These amounts are provisional and may be adjusted during the measurement period.

Purchase Price
Purchase Price	$2,987,254
Total purchase price	$2,987,254

Allocation of purchase price
Tangible Assets/ (Liabilities)	$(459,464)
Trade Names / Trademarks	877,000
IP/Trade Secrets	801,000
License	306,000
Non-Compete Agreements	39,000
Customer Relationships	152,000
Goodwill (incl. trained and assembled workforce)	1,271,718
Total allocation of purchase price	$2,987,254

Mountain High Asset Purchase

On July 10, 2019 (the “Closing Date”), the Company and Mountain High Recreation, Inc. (“MH”), a California corporation, entered into an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company acquired certain assets from MH as specified in the Purchase Agreement, which included (i) the option to purchase to MH’s California Cannabis - Retailer Nonstorefront License (ii) the option to purchase a certain real property lease located at 8 Light Sky Ct, Sacramento, CA 95828 associated with that certain license, (iii) the right to use all trademarks and intellectual property associated with the MH brand (the “Assets”). The Company assumed no liabilities of MH. The transactions contemplated by the Purchase Agreement closed on July 10, 2019 (the “Closing”).

Pursuant to the Agreement, the Company agreed to pay to MH the following: $200,000 at Closing, $150,000 on or before December 20, 2019, $150,000 on or before March 31, 2020, $250,000 at the end of the twelfth (12th) month (on a rolling basis) following the Closing Date and $250,000 at the end of the twenty-fourth (24th) month (on a rolling basis) following the Closing Date. In addition, at Closing, the Company issued to MH 1,000,000 shares of its common stock. At the end of the twelfth month (on a rolling basis) from the Closing Date, the Company agreed to issue to MH warrants to purchase 2,000,000 shares of the Company’s Common Stock with an exercise price equal to the per share purchase price paid by investors of the Company’s then most recent private placement and exercisable for a period of three (3) years from the date of issuance (the “2020 Warrants”). At the end of the twenty-fourth month (on a rolling basis) from the Closing Date, the Company shall issue to MH warrants to purchase 2,000,000 shares of the Company’s Common Stock with an exercise price equal to the per share purchase price paid by investors of the Company’s then most recent private placement price, exercisable for a period of three (3) years from the date of issuance (the “2021 Warrants”). The 2020 Warrants and 2021 Warrants are subject to adjustment, based on the amount of gross revenue the Company recognized in connection with the Assets.

On October 4, 2019, the Company amended the Asset Purchase Agreement with Mountain High Recreation, Inc. As part of this amendment, the Company will issue 5,000,000 warrants to purchase shares of the Company’s common stock to Mountain High Recreation, Inc. These warrants have a term of three years and an exercise price of $0.50. These warrants replace the previously agreed upon share and warrant consideration and eliminated the contingencies related to the gross revenue recognized in connection with the assets.

The following presents the consideration paid for the asset acquisition of Mountain High Recreation, Inc. and the preliminary purchase price allocation. These amounts are provisional and may be adjusted during the measurement period.

Purchase Price
Purchase Price	$2,841,715
Total purchase price	$2,841,715

Allocation of purchase price
Trade Names / Trademarks	$1,041,962
IP/Trade Secrets	1,177,060
License	372,684
Non-Compete Agreements	250,009
Total allocation of purchase price	$2,841,715

NOTE 5 – JOINT VENTURE

On September 30, 2019, the Company entered into a joint venture agreement (the “JV Agreement”) with Budee, Inc., (“Budee’), a privately-held company involved in the delivery of cannabis-related products in California, pursuant to which the parties formed a joint venture company, GanjaBudee Inc., a Nevada Corporation (“GB”), in anticipation of a merger between the parties (the “GanjaBudee Merger’). GB is a separate and independent entity from either party with its own management team and Board of Directors and is owned 51% by the Company and 49% by Budee. The term of GB will continue until such GanjaBudee Merger is effective or any definitive agreement for such GanjaBudee Merger is terminated but in any case will not be for a period of more than sixty months, subject to a mutual extension agreed to by the parties. As part of this joint venture the company recognized a loss attributable to non-controlling interest of $527,605.

In connection with the JV Agreement, the Company and Budee agreed to share certain expenses between the Company and Budee, Inc. The company is also allowed to charge an additional 10% fee on any of these charged back expenses. The Company charged back expenses to Budee totaling $96,610. In addition, pursuant to the JV Agreement the Company agreed to pay certain obligations of Budee Inc. of $250,000. This has resulted in a “Due from Affiliate” on the Company’s Balance Sheet of $346,610 as of December 31, 2019.

NOTE 6 – NOTES PAYABLE

On November 7, 2017 the Company issued a promissory note for $75,000 that accrues interest of 6% annually. The promissory note is due on the earlier of January 31, 2018 or in the event of default, as such term is defined in the agreement. The terms of the promissory note provide that the principal amount of the note is convertible into the same security that is sold and issued in the next Qualified Financing Round completed by the Company, except that the conversion price shall be at a ten percent (10%) discount to the equity price per share raised in such Qualified Financing Round. Qualified Financing Round is defined as an equity financing of the Company that is consummated during the term of the promissory note which results in gross proceeds of not less than $925,000. The note was fully paid off in January 2019.

On February 1, 2018, the Company entered into a convertible bridge loan agreement providing for a loan in the principal amount of $50,000 to the Company. The loan bears interest at the rate of 6% annually and is convertible into shares of the Company’s common stock at a 10% discount to the equity price per share that is sold and issued in the next Qualified Financing Round completed by the Company. Qualified Financing Round is defined as an equity financing of the Company that is consummated during the term of the loan which results in gross proceeds of not less than $925,000. In connection with the loan, the Company issued to the lender a three-year warrant to purchase 12,500 shares of common stock of the Company at an exercise price of $0.50 per share. The bridge loan was due on March 31, 2018. In March 2019, the Company entered into a debt cancellation agreement with the lender pursuant to which the Company agreed to issue to the lender 375,000 shares of the Company’s common stock and a three year warrant to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.20. The Company recorded a loss on extinguishment of debt of $225 related to the cancellation.

On October 25, 2018, the Company issued a convertible promissory note in the principal amount of $50,000 which is convertible into shares of the Company’s common stock at a price of $0.20 per share. This note accrues interest of 8% annually and had a maturity date of October 25, 2019. During the second quarter of 2019, the note was converted into 261,665 shares of the Company’s common stock.

On August 28, 2019, the Company issued a senior convertible note (“Note”) to M2 Equity Partners (“Holder”), pursuant to which the Holder agreed to advance the Company $1,000,000 in three equal installments, with the final installment advanced on October 30, 2019. The Note matures on August 28, 2020 and is the senior obligation of the Company. The Note’s principal balance of $1,000,000 bears interest at a rate of 10% per annum and interest payments are payable on a monthly basis. The funds from this loan were distributed in three parts with $333,333 being issued on August 30, 2019, September 30, 2019 and October 30, 2019. The principal of the note was amended on January 31, 2020 to be $2,635,000 with the full balance of the note received on February 14, 2020. This amendment also changed the maturity date of the note to February 14, 2021. As of December 31, 2019, the Company had received $1,497,000 in funds from the note. Pursuant to the Note, the Holder has the right to convert all or part of the Note to shares of common stock of the Company at a price equivalent to a value of $0.50 per share of common stock on an as-converted basis. As additional consideration, the Company issued to the Holder a three-year warrant to purchase 4,500,000 shares of the Company’s common stock at an exercise price of $0.05. The company also recognized a derivative liability in connection with the note valued at $306,762 as of December 31, 2019.

In addition, as an inducement to enter into the Note and to fund each advance thereunder, the Company entered into a security agreement with the Holder executed concurrently with the Note (the “Security Agreement”). Pursuant to the Security Agreement, the Company granted the Holder a first priority security interest in certain assets of the Company (the “Collateral”) for the benefit of the Holder to secure the Company’s obligations under the Note. The occurrence of any event of default under the Note, as well as the Company’s failure to observe or perform its obligations under the Security Agreement and such failure goes uncured for five days after receiving notice, constitutes an event of default under the Security Agreement. If an event of default under the Security Agreement occurs, the Holder is entitled to certain rights, including the right to take possession of the Collateral and the right to operate the business of the Company using the Collateral. The Security Agreement terminates when all payments under the Note have been made in full. Matthew Atkinson, a member of M2 owns approximately 5.98% of the Company’s common stock.

On September 27, 2019, the Company entered into a settlement agreement with Chris Boudreau, the Company’s former Chief Executive Officer, pursuant to which the Company was required to repurchase 12,272,616 shares of the Company’s common stock from Mr. Boudreau at a per share purchase price of approximately $0.01, totaling an aggregate purchase price of $122,726 (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company was required to pay Mr. Boudreau in twelve monthly instalments of $10,227 starting October 1, 2019. As of December 31, 2019, the Company is in default on these payments. Additionally, Mr. Boudreau also forfeited options to purchase an aggregate of 1,538,910 shares of the Company’s common stock and warrants to purchase an aggregate of 2,000,000 shares of the Company’s common stock. Mr. Boudreau also forfeited a $23,726 loan to the Company resulting in a gain on extinguishment of debt.

During the year ended December 31, 2019, the Company entered into a loan agreement with the Company’s CFO, Brian Hayek. Pursuant to the Loan Agreement, the Company issued Mr. Hayek a Secured Convertible Note in the principal amount of $188,743 with an interest rate of 10%. As of December 31, 2019, the amount due on this loan was $184,667. The note is convertible into shares of the Company’s equity securities at a price of $.50 per share or preferred stock designated by the parties in an amount equivalent to a value of $.50 per share on an as converted basis. The obligation of the Note is an obligation of the Company other than obligations specifically designated otherwise by the Company. In addition, the Company issued Mr. Hayek warrants to purchase 500,000 shares of the Company’s common stock at an exercise price of $.50 per share which warrants terminate five years after their issuance. As part of this loan the Company recognized the intrinsic value of a beneficial conversion feature leading to a debt discount of $86,632 as of December 31, 2019.

On December 31, 2019, the Company entered into a loan agreement with a Director of the Company, Christian Schenk, pursuant to which Mr. Schenk extended a loan to the Company in the amount of $50,000 with an interest rate of 10%. In connection with this loan, the Company issued Mr. Schenk a secured convertible note. The note is convertible into equity of the Company at a valuation equal to a price of $.50 per share of common stock. The note was funded with the proceeds from $30,000 in accounts payable to Truck That, LLC and a check from Truck That, LLC in the amount of $20,000 (see Note 9). In addition, the Company issued Mr. Schenk warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $.50 per share which warrants terminate five years after their issuance. As part of this loan the Company recognized the intrinsic value of a beneficial conversion feature leading to a debt discount of $21,415 as of December 31, 2019.

NOTE 7 – STOCKHOLDERS’ DEFICIT

Common Stock

The Company is authorized to issue 200,000,000 shares of common stock, par value $0.0001 per share.

During the year ended December 31, 2019, the company issued 9,655,000 shares of common stock for cash of $2,768,000, 100,000 shares were issued for services, 636,665 shares of common stock for conversion or cancellation of debt, 5,072,812 shares from the exercise of warrants, and 18,339,206 shares were cancelled.

Preferred Stock

The Company is authorized to issue 15,000,000 shares of preferred stock, par value $0.0001 per share. The preferred stock may be issued from time to time in one or more series as the Company’s Board may authorize. None of the preferred stock has been designated and none are issued and outstanding.

Warrants

There were 29,243,750 warrants outstanding as of December 31, 2019. The fair value of each stock warrant granted was estimated using the Black-Scholes valuation model with the assumptions as follows:

Exercise price	$0.10 - $0.50
Expected dividend yield	0%
Risk free interest rate	1.42% - 2.66%
Expected life in years	3-7
Expected volatility	134% - 158%

There were 9,131,250 warrants outstanding as of December 31, 2018. The fair value of each stock warrant granted was estimated using the Black-Scholes valuation model with the assumptions as follows:

Exercise price	$0.10 - $0.50
Expected dividend yield	0%
Risk free interest rate	2.33% - 3.05%
Expected life in years	3-7
Expected volatility	134% - 158%

A summary of warrant issuances are as follows:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Warrants
Outstanding January 1, 2018	18,750	$0.50	2.85
Granted	9,112,500	0.19	3.83
Outstanding December 31, 2018	9,131,250	0.19	3.83
Granted	27,658,000	0.44	4.29
Forfeited	(7,545,500)	0.34	4.48
Outstanding December 31, 2019	29,243,750	$0.39	4.10

During the first quarter of 2019, the Company issued warrants to purchase an aggregate of 1,558,000 shares of common stock of the Company at an exercise price of $0.10 per share. The warrants may be exercised on a cashless basis and have a term of five and seven years. The warrants were issued for consulting services.

During the second quarter of 2019, the Company issued warrants to purchase an aggregate of 2,500,000 shares of common stock of the Company at an exercise price of $0.20 per share. The warrants may be exercised on a cashless basis and have a term of seven years. The warrants were issued for consulting services.

During the third quarter of 2019, the Company issued warrants to purchase an aggregate of 11,000,000 shares of common stock of the Company at varying exercise prices of $0.20 and $0.50 per share. The warrants may be exercised on a cashless basis and have a term of three or seven years. The warrants were issued for consulting services and in connection with a note.

During the fourth quarter of 2019, the Company issued warrants to purchase an aggregate of 12,600,000 shares of common stock of the Company with an exercise price of $0.50 per share. The warrants may be exercised on a cashless basis and have a term of three or five years. The warrants were issued for consulting services, as compensation, in connection with notes, as part of a merger, and an asset purchase agreement.

The company recognized a stock compensation expense of $7,047,596 year ended December 31, 2019, related to warrants.

Options

There were 7,879,933 options outstanding as of December 31, 2019. The fair value of each stock option granted was estimated using the Black-Scholes valuation model with the assumptions as follows:

Exercise price	$0.10 - $0.50
Expected dividend yield	0%
Risk free interest rate	1.49% - 2.63%
Expected life in years	7
Expected volatility	153% - 157%

There were 4,854,692 options outstanding as of December 31, 2018. The fair value of each stock option granted was estimated using the Black-Scholes valuation model with the assumptions as follows:

Exercise price	$0.40
Expected dividend yield	0%
Risk free interest rate	2.50%
Expected life in years	3
Expected volatility	157%

A summary of options issuances are as follows:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Weighted Average Grant Date Fair Value
Options
Outstanding January 1, 2018	-	$-	-	$-
Granted	4,854,692	0.04	3.00	0.19
Outstanding December 31, 2018	4,854,692	0.04	3.00	0.19
Granted	6,210,022	0.16	5.13	0.24
Forfeited	(3,184,781)	0.19	3.53	0.19
Outstanding December 31 2019	7,879,933	$0.14	4.74	$0.24

Nonvested Shares	Shares
Nonvested at January 1, 2018	-
Granted	4,854,692
Vested	(1,213,673)
Forfeited	-
Nonvested at December 31, 2018	3,641,019
Granted	6,210,022
Vested	(2,840,194)
Forfeited	(3,184,781)
Nonvested at December 31, 2019	3,826,066

During the first quarter of 2019, the Company issued stock options to purchase an aggregate of 3,922,522 shares of common stock of the Company at an exercise price of $0.10 per share. The options have a term of seven years.

During the second quarter of 2019, the Company issued stock options to purchase an aggregate of 1,687,500 shares of common stock of the Company at an exercise price of $0.10 to $0.50 per share. The options have a term of seven years.

During the third quarter of 2019, the Company issued stock options to purchase an aggregate of 600,000 shares of common stock of the Company at an exercise price of $0.50 per share. The options have a term of seven years.

During the fourth quarter of 2019, the Company issued no stock options.

The company recognized a stock compensation expense of $589,334 respectively for the year ended December 31, 2019, related to stock options.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

On May 15, 2018, the Company entered into a three (3) year lease to rent office space for its principal executive office, with an effective date of June 1, 2018. The lease provides for monthly rent of $2,800 per month for the first year of the lease, $3,780 per month for the second year and $3,920 per month for the third year. The Company is also required to pay a monthly common area maintenance fee of $420. As of December 31, 2019, this lease has been terminated.

On February 1, 2019, the Company entered into a twelve-month lease for office space in Las Vegas, Nevada. The lease requires a monthly payment of $1,764 and terminates on February 14, 2020. This lease has been terminated.

In February 2019, Driven entered into a 2-year Operating Agreement within the joint venture CA City Supply, LLC in an attempt to gain exposure in a new area and create a location for operations out of California City, CA. Under Driven management, CA City Supply was selected as 1 of 3 licensee applicants to receive a non-storefront retail & delivery license in April of 2019. Unfortunately, all members of the LLC have opted out of the Operating Agreement early and Driven has withdrawn from ownership due to changes in local regulations.

The Company assumed a five (5) year lease, with an effective date of June 24, 2019, the acquisition of Ganjarunner. The lease provides for monthly rent of $3,113 per month through July 31, 2021, $3,206 per month through July 31, 2022 and $3,302 per month through July 31, 2023.

On February 22, 2019, the Company entered into a consulting agreement for public and media relations services. As part of this agreement the Company will pay $4,000 per month to the consultant. This agreement has been terminated.

On March 7, 2019, the Company entered into a consulting agreement for business advisory services. Pursuant to the terms of the consulting agreement, the Company agreed to pay cash compensation of $10,417 per month. The Company also agreed to pay a one-time payment of $5,000 within 5 days of the execution of the agreement. The Company also agreed to issue the consultant 125,000 options to purchase shares of the Company’s common stock, which options will vest quarterly over a 3 year period. This agreement has been terminated.

On April 1, 2019 the Company entered into a consulting agreement for business advisory services. As part of this agreement the Company will pay the consultant $20,000 per month. Additionally, the Company agreed to issue 500,000 warrants to purchase shares of its common stock. These warrants have an exercise price of $0.20 and a term of 7 years. On July 1, 2019, the agreement was amended. As part of this amendment the Company will issue a total of 6,000,000 warrants to purchase the Company’s stock. These warrants have a seven year term and an exercise price of $0.50 per share. On August 27, 2019, the agreement was amended to extend the term of the agreement to March 31, 2020. Additionally, as part of this amendment the Company will issue of 2,500,000 warrants to purchase the Company’s stock. These warrants have a three year term and an exercise price of $0.50 per share.

On July 10, 2019 (the “Closing Date”), the Company and Mountain High Recreation, Inc. (“MH”), a California corporation, entered into an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company acquired certain limited assets from MH as specified in the Purchase Agreement, which included (i) the option to purchase to MH’s California Cannabis - Retailer Nonstorefront License (ii) the option to purchase a certain real property lease located at 8 Light Sky Ct, Sacramento, CA 95828 associated with that certain license, (iii) the right to use all trademarks and intellectual property associated with the MH brand (the “Assets”). The Company assumed no liabilities of MH. The transactions contemplated by the Purchase Agreement closed on July 10, 2019 (the “Closing”).

Pursuant to the Amended Agreement, the Company agreed to pay to MH the following: $200,000 at Closing, $150,000 on or before December 20, 2019, $150,000 on or before March 31, 2020, $250,000 at the end of the twelfth (12th) month (on a rolling basis) following the Closing Date and $250,000 at the end of the twenty-fourth (24th) month (on a rolling basis) following the Closing Date. On October 4, 2019, the Company amended the Asset Purchase Agreement with Mountain High Recreation, Inc. As part of this amendment, the Company will issue 5,000,000 warrants to purchase shares of the Company’s common stock to Mountain High Recreation, Inc. These warrants have a term of three years and an exercise price of $0.50. These warrants will replace the previously agreed upon share consideration and eliminated the contingencies related to the gross revenue recognized in connection with the assets.

Pursuant to the Merger Agreement with GR/GW, the Company agreed to pay to GR/GW $1,000,000, $150,000 of which has already been paid to GR/GW with $300,000 to be paid in two equal tranches of $150,000 whereby each tranche is subject to GRA’s achievement of certain milestones. (i) $350,000 at the earlier to occur of the 6-month anniversary of the Closing Date or upon the Company raising additional funding of at least $2,000,000 and (ii) $300,000 at the end of the 24-month anniversary of the Closing Date. On October 4, 2019, the Company amended the Merger Agreement with GR/GW. As part of this amendment, the Company has issued 5,000,000 warrants to purchase shares of the Company’s common stock to GR/GW. These warrants have a term of three years and an exercise price of $0.50. These warrants replace the previously agreed upon common stock consideration of 5,000,000 shares and eliminated the contingencies related to achieving certain milestones as set forth in the initial merger agreement.

On September 27, 2019, the Company entered into a settlement agreement with Chris Boudreau, the Company’s former chief executive officer, pursuant to which the Company was required to repurchase 12,272,616 shares of the Company’s common stock from Mr. Boudreau at a per share purchase price of approximately $0.12, totaling an aggregate purchase price of $122,726 (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company was required to pay Mr. Boudreau in twelve monthly installments of $10,227 starting October 1, 2019. As of December 31, 2019, the Company is in default on these payments. Additionally, Mr. Boudreau will also forfeit options to purchase an aggregate of 1,538,910 shares of the Company’s common stock and warrants to purchase an aggregate of 2,000,000 shares of the Company’s common stock. Mr. Boudreau also forfeited a $23,726 loan to the Company resulting in a gain on extinguishment of debt.

Carla Baumgartner, Chris Haas, and Eric Steele (“Plaintiff”) filed a Complaint against Driven Deliveries, Inc. (“Driven”), and Brian Hayek and Christian Schenk, individually, on November 26, 2019 in San Diego County Superior Court, Case No. 37-2019-00063208. In June 2019, Driven entered into a Merger Agreement with Ganjarunner, Inc. (“Ganjarunner”), whereby Driven acquired Ganjarunner. Plaintiffs, the former owners of Ganjarunner, allege in their First Amended Complaint causes of action for Breach of the Merger Agreement, Fraudulent Inducement, Fraudulent Concealment, Negligent Misrepresentation, Breach of Fiduciary Duty, Violation of Corporate Code § 25401, Conversion, Unfair Competition, and Violation of Penal Code §496. On February 18, 2020, Driven filed a Demurrer to Plaintiffs’ First Amended Complaint challenging seven of Plaintiffs’ nine causes of action. The hearing on the demurrer, original set for May 1, 2020, has been continued indefinitely due to Court closures. The Company intends to vigorously defend against this action.

In February 2020 Irth Communications, LLC filed a complaint in the Superior Court of California, County of Los Angeles, against the Company. The complaint alleges that pursuant to a services agreement the Company issued Irth 500,000 shares of its common stock to Irth but the Company breached this agreement because according to the complaint, the Company has refused to authorized its transfer agent to remove the restrictive legend on the Shares. Among other remedies, Irth seeks at least $1,130,000 in compensatory damages, attorneys’ fees, and injunctive relief. The Company is reviewing the Complaint and intends to defend itself vigorously.

NOTE 9 – RELATED PARTY TRANSACTIONS

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

During the year ended December 31, 2018, the Company entered into a loan agreement with the Company’s chief financial officer (“CFO”), Brian Hayek, pursuant to which Mr. Hayek extended an interest free loan to the Company in the amount of $30,705. As of December 31, 2018, the amount due on this note was $11,705. As of December 31, 2019, the loan was paid in full.

On April 3, 2019, the Company appointed Christian Schenk as a Director to the Company. In connection with his appointment the Company agreed to issue to Mr. Schenk, warrants to purchase 1,500,000 shares of common stock which will vest immediately upon grant. The Company also agreed to issue warrants to purchase 500,000 shares of common stock of the Company after the close of the merger with Ganjarunner (see details on the business combination), and issue warrants to purchase 1,000,000 shares of common stock of the Company after successfully closing the Company’s pending business arrangement with a cannabis B2B transportation provider or other business as determined by the Board of Directors.

During the year ended December 31, 2019, the Company entered into a loan agreement with the Company’s CFO, Brian Hayek. Pursuant to the Loan Agreement, the Company issued Mr. Hayek a Secured Convertible Note in the principal amount of, pursuant to which Mr. Hayek extended a loan to the Company in the amount of $188,743 with an interest rate of 10%. As of December 31, 2019, the amount due on this loan was $184,667.

On December 31, 2019, the Company entered into a loan agreement with a Director of the Company, Christian Schenk, pursuant to which Mr. Schenk extended a loan to the Company in the amount of $50,000 with an interest rate of 10%. As of December 31, 2019, the amount due on this loan was $50,000.

In connection with the JV Agreement, the Company and Budee agreed to certain expenses sharing between the Company and Budee, Inc. The company is also allowed to charge an additional 10% fee on any of these charged back expenses. The Company charged back expenses to Budee totaling $96,610. In addition, pursuant to the JV Agreement the Company agreed to pay certain obligations of Budee Inc. up to $250,000. This has resulted in a “Due from Affiliate” on the Company’s Balance Sheet of $346,610 at December 31, 2019.

On December 1, 2019, the Company entered into an agreement with Teal Marketing LLC, an entity owned by Mrs. Maddie Schenk, the wife of our Chief Executive Officer and Director, Christian Schenk, for marketing services. As part of this agreement the Company will pay $9,000 per month. The Company will also issue 350,000 warrants to purchase the Company’s common stock. These warrants have an exercise price of $0.50, a term of three years, and will vest quarterly over two years. The Company’s contract with Teal Marketing LLC was terminated March 13, 2020.

On May 1, 2019, the Company entered into a consulting agreement with TruckThat LLC. Christian Schenk, the Company’s chairman of the board and Chief Executive Officer is an owner and managing member of TruckThat, LLC. Pursuant to the consulting agreement, TruckThat is providing the Company services as a strategic marketing and fundraising consultant. Pursuant to the consulting agreement the Company pays TruckThat $18,000 per month. The term of the consulting agreement is the sooner of six months from the effective date of the agreement or the replacement of the agreement with a subsequent agreement between the parties. Either party may terminate the consulting agreement with or without cause upon giving the other party thirty days prior written notice. The Company may terminate this Agreement immediately and without prior notice if TruckThat refuses to or is unable to perform the services or is in breach of any material provision of the Agreement. Upon termination of the consulting agreement the Company will pay within thirty days after the effective date of the termination all amounts owing to the TruckThat for services completed and accepted by the Company prior to the termination date and any related reimbursable expenses.

NOTE 10 – INCOME TAX PROVISION

For the years ended December 31, 2019 and 2018, income taxes expense consisted of:

	Year Ended December 31,
Current:	2019	2018
Federal	241,252	-
State	-	-
Total Current	241,252	-

Deferred:
Federal	-	-
State	-	-
Total Deferred	-	-

Total	241,252	-

The Company's pre-tax losses were $12,846,923 and $2,628,817 for the years ended December 31, 2019 and 2018, respectively, and were generated entirely in the United States.

A reconciliation of the statutory federal income tax with the provision for income taxes is as follows:

	Year Ended December 31, 2019		Year Ended December 31, 2018
Federal tax at statutory rate	$(2,697,854)	21.0%	$(190,771)	21%

Nondeductible expenses	$2,952,759	-23.0%	$-	0.0%
State taxes, including NOL true up	$(491,230)	3.8%	$-	0.0%
Derivative liability	$63,306	-0.5%	$-	0.0%
Other	$(63,861)	5%	$-	0.0%
Increase in Valuation Allowance	$478,132	3.7%	$190,771	-21.0%

Tax Provision	$241,252	-1.8%	$0	0.0%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes, as well as tax loss and tax credit carryforwards. The components of the Company's deferred tax assets were as follows at December 31, 2019 and 2018.

	December 31,
	2019	2018

Deferred tax assets
Net operating loss carryforwards	678,000	201,770
Derivative liability	27,000	-
Right of use asset	10,000	-
Total deferred tax assets	715,000	201,770
Deferred tax asset valuation allowance	(642,000)	(201,770)
Net deferred tax assets	73,000	0

Deferred tax liabilities
Lease liability	(10,000)	-
Convertible notes	(63,000)	-
Net deferred tax assets	-	-

At December 31, 2019, the Company had federal net operating loss carryforwards of $1,044,230, of which $82,203 begin to expire in 2037 and $962,027 have an indefinite carryforward.

At December 31, 2019, the Company had state net operating loss carryforwards of $5,764,000, some of which have an indefinite carryforward period, and others that begin to expire in 2037.

As required by ASC 740,"Accounting for Income Taxes," valuation allowances are provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Management has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, and has determined that it is more likely than not that the Company will not realize the benefits of its deferred tax assets. Accordingly, a valuation allowance has been established for the full amount of these deferred tax assets. The valuation allowance increased by approximately $478,000 in 2019 due primarily to the generation of net operating losses during the year.

As the Company operates in the cannabis industry, it is subject to the limitations of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E. Therefore, the effective tax rate can be highly variable and may not necessarily correlate with pre-tax income or loss.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company is thus still open to examination from tax year 2015 for both federal and state jurisdictions. Neither of the Company’s Federal or State tax returns are currently under examination.

The Company has previously adopted ASC 740-10-25 Accounting for Uncertainty in Income Taxes, an interpretation of ASC 740. This guidance prescribes a threshold for the financial statement recognition and measurement of an uncertain tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. The resolution of tax matters is not expected to have a material effect on the Company’s financial statements and as of December 31, 2019 and 2018, the Company had not accrued uncertain tax positions. The Company’s policy is to record interest and penalties related to income taxes as part of the tax provision. There were no interest and penalties pertaining to uncertain tax positions in 2018 and 2017.

Utilization of the net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. These carryforwards may become subject to a substantial annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986 ("the Code") due to certain ownership change limitations that have occurred previously or that could occur in the future. These limitations are based on certain cumulative change in ownership interests of significant shareholders over a three-year period in excess of 50%, as defined in the Code, as well as similar state provisions. This may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. The Company has not completed a study to assess whether an ownership change has occurred, or whether there have been multiple ownership changes since its formation, due to significant complexity and related costs associated with such a study. There also could be additional ownership changes in the future which may result in additional limitations on the utilization of NOL carryforwards.

NOTE 11 – SUBSEQUENT EVENTS

Subsequent to the year ended December 31 2019, the Company issued 214,000 shares of its common stock for consideration of $107,000.

Subsequent to the year ended December 31 2019, the Company issued 980,000 shares of its common stock for consideration of $490,000. As part of this issuance the investors will also receive warrants to purchase the Company’s common stock equal to the number of shares of common stock purchased. These warrants have an exercise price of $0.55, are fully vested on issuance, and expire three years after issuance.

On January 3, 2020, the Company entered into a consulting agreement. As part of this agreement the Company will pay the Consultant $10,000 upon signing of the agreement and an additional $15,000 30 days and 60 day after the signing of the agreement. The Company will also issue 80,000 warrant to purchase the shares of the Company’s common stock an exercise price of 0.50 and a term of seven years.

On February 28, 2020 (the “Effective Date”), Driven Deliveries, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Budee Acquisition, Inc., a Nevada corporation and Budee, Inc. (“Budee”), a California corporation, pursuant to which the Company acquired Budee (the “Budee Acquisition”).

On March 16, 2020, the Company issued 45,000 warrant to an employee as compensation for the employee relocating. These warrants have an exercise price of $0.50, are fully vested on issuance, and expire three years after issuance.

On March 25, 2020, the board of directors of the Company appointed Christopher DeSousa as a member of the Board, with such appointment to take effect immediately. In connection with his appointment, the Board approved a grant of an option to purchase 112,500 shares of the Company’s common stock at an exercise price of $0.59 per share. In addition, Mr. DeSousa shall receive an option to purchase 28,125 shares of Common Stock at the Exercise Price for each quarter he serves on the Board.

On April 23, 2020, the Company entered into a consulting agreement. As part of this agreement the Company will pay a monthly fee of $8,000. This monthly fee will also increase by 5% every 12 months of service.

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). Corporate taxpayers may carryback net operating losses (NOLs) originating between 2018 and 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act.

In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost-recovery and 100% bonus depreciation.

DRIVEN DELIVERIES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2020 AND 2019

DRIVEN DELIVERIES, INC. & SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$511,318	$266,869
Accounts receivable	69,571	127,747
Receivable from merchant processor	-	206,734
Due from affiliate	-	346,610
Inventory	247,282	149,946

TOTAL CURRENT ASSETS	828,171	1,097,906

Notes receivable	500,000	-
Prepaid expenses	107,231	-
Intangible assets, net	11,677,585	4,622,267
Goodwill	1,820,999	1,271,718
Right of use asset	544,032	115,859
Fixed assets, net	52,626	81,839
Deposit	191,213	61,138

TOTAL ASSETS	$15,721,857	$7,250,727

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$3,097,922	$1,238,239
Accrued expenses	3,417,195	462,414
Accrued taxes	782,874	784,168
Settlement payable	642,045	352,272
Notes payable, net of unamortized debt discount of $333,728 and $480,108 as of September 30, 2020 and December 31, 2019, respectively	3,338,772	1,016,892
Notes payable - related party, net of unamortized debt discount of $32,226 and $234,667 as of September 30, 2020 and December 31, 2019, respectively	202,441	-
Lease liability	257,772	40,217
Derivative liability	178,108	306,762
Acquisition liability	1,956,497	908,469

TOTAL CURRENT LIABILITIES	13,873,626	5,109,433

Lease liability - long term	286,260	76,264
Acquisition liability - long term	-	442,617

TOTAL LIABILITIES	14,159,886	5,628,314

COMMITMENTS AND CONTINGENCIES – Note 8

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 15,000,000 shares authorized, no shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized, 77,517,539 and 40,961,054 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	7,752	4,096
Additional paid in capital	31,436,888	17,387,684
Accumulated deficit	(29,882,669)	(15,241,762)
TOTAL STOCKHOLDERS’ EQUITY	1,561,971	2,150,018

NON-CONTROLLING INTEREST	-	(527,605)

TOTAL STOCKHOLDERS’ EQUITY	1,561,971	1,622,413

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,721,857	$7,250,727

See accompanying notes to the condensed consolidated financial statements.

DRIVEN

DELIVERIES, INC. & SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Nine Months Ended	For the Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

REVENUE
Gross Sales	$7,212,418	$1,237,885	$16,608,963	$1,284,292
Discounts and returns	1,232,543	25,222	2,761,335	25,222
Net Sales	5,979,875	1,212,663	13,847,628	1,259,070

Cost of goods sold - Product costs	2,598,193	458,239	6,195,462	458,239
Cost of goods sold - Fulfilment Costs and Other	5,372,005	97,536	9,225,191	145,930
Total Cost of goods sold	7,970,198	555,775	15,420,653	604,169

Gross Profit (Loss)	(1,990,323)	656,888	(1,573,025)	654,901

OPERATING EXPENSES
Professional fees	413,906	296,735	1,261,084	805,605
Compensation, includes stock-based compensation of $1,941,362 and $5,007,996 for the three months ended September 30, 2020 and 2019 and $3,022,063 and $5,979,629 for the nine months ended September 30, 2020 and 2019	2,848,861	5,691,843	5,643,563	7,188,496
General and administrative expenses	2,219,705	709,536	4,243,070	1,122,968
Sales and marketing	355,733	134,142	817,103	227,419
Total Operating Expenses	5,838,205	6,832,256	11,964,820	9,344,488

NET LOSS FROM OPERATIONS	(7,828,528)	(6,175,368)	(13,537,845)	(8,689,587)

OTHER EXPENSES
Interest expense	(168,263)	(52,318)	(755,056)	(63,176)
Loss on sale of fixed asset	-	23,727	(11,970)	25,582
Change in fair value of derivative liability	694,291	(807,250)	345,897	(807,250)
Gain (loss) on extinguishment of debt	-	521,387	(810,518)	521,387
Total Other Expenses	526,028	(314,454)	(1,231,647)	(323,457)

Net loss before provision for income taxes	(7,302,500)	(6,489,822)	(1,231,647)	(9,013,044)

Provision for Income Taxes	-	169,166	-	169,166

NET LOSS	(7,302,500)	(6,658,988)	(14,769,492)	(9,182,210)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	-	-	(128,584)	-

NET LOSS ATTRIBUTABLE TO DRIVEN DELIVERIES, INC. & SUBSIDIARY	$(7,302,500)	$(6,658,988)	$(14,640,908)	$(9,182,210)

Net loss per share - basic and diluted	$(0.10)	$(0.12)	$(0.24)	$(0.19)

Weighted average number of shares outstanding during the period - basic and diluted	72,054,338	54,222,493	61,263,796	48,886,493

See accompanying notes to the condensed consolidated financial statements.

DRIVEN DELIVERIES, INC. & SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(Unaudited)

	Common		Additional Paid-in	Accumulated	Non- controlling	Stock Subscription	Total Stockholders’
	Shares	Par	Capital	Deficit	Interest	Receivable	Deficit

Balance January 1, 2019	40,875,014	$4,088	$2,425,275	$(2,681,192)	$-	$(100,000)	$(351,829)
Sale of common stock	5,060,000	506	1,011,494	-	-	-	1,012,000
Issuance of options for services	-	-	244,062	-	-	-	244,062
Issuance of warrants for services	-	-	103,632	-	-	-	103,632
Issuance of common stock and warrants for cancellation of debt	375,000	37	53,823	-	-	-	53,860
Proceeds from stock subscription receivable	-	-	-	-	-	100,000	100,000
Net loss	-	-	-	(954,387)	-	-	(954,387)

Balance March 31, 2019	46,310,014	$4,631	$3,838,286	$(3,635,579)	$-	$-	$207,338

Sale of common stock	3,005,000	$301	$960,700	$-	$-	$-	$961,001
Issuance of options for services	-	-	106,986	-	-	-	106,986
Issuance of warrants for services	-	-	516,953	-	-	-	516,953
Issuance of common stock for conversion of debt	261,665	26	52,307	-	-	-	52,333
Issuances of common stock for acquisition	1,000,000	100	499,900	-	-	-	500,000
Net loss	-	-	-	(1,568,835)	-	-	(1,568,835)

Balance June 30, 2019	50,576,679	$5,058	$5,975,132	$(5,204,414)	$-	$-	$775,776

Sale of common stock	1,320,000	132	659,868	-	-	-	660,000
Cancelation of stock from legal settlement	(12,272,616)	(1,227)	(121,499)	-	-	-	(122,726)
Cancelation of stock from debt	(2,500,000)	(250)	-	-	-	-	(250)
Issuance of options for services	-	-	118,065	-	-	-	118,065
Issuance of warrants for services	-	-	4,890,181	-	-	-	4,890,181
Issuance of common stock for conversion of warrants	5,072,812	507	(507)	-	-	-	-
Warrants issued with notes	-	-	418,541	-	-	-	418,541
Issuances of common stock for acquisition	1,960,756	196	1,709,804	-	-	-	1,710,000
Net loss	-	-	-	(6,658,988)	-	-	(6,658,988)

Balance September 30, 2019	44,157,671	$4,416	$13,649,585	$(11,683,402)	$-	$-	$1,790,599

	Common		Additional Paid-in	Accumulated	Non- controlling	Stock Subscription	Total Stockholders’
	Shares	Par	Capital	Deficit	Interest	Receivable	Deficit
Balance January 1, 2020	40,961,054	$4,096	$17,387,684	$(15,241,762)	$(527,605)	$-	$1,622,413
Sale of common stock	674,000	68	336,932	-	-	-	337,000
Issuance of options for services	-	-	121,539	-	-	-	121,539
Issuance of warrants for services	-	-	206,265	-	-	-	206,265
Warrants issued with notes	-	-	622,373	-	-	-	622,373
Issuances of common stock for merger	12,000,000	1,200	5,998,800	-	-	-	6,000,000
Reclassification of non-controlling interest for merger	-	-	(656,189)	-	656,189	-	-
Net loss	-	-	-	(3,576,755)	(128,584)	-	(3,705,339)

Balance March 31, 2020	53,635,054	$5,364	$24,017,404	$(18,818,517)	$-	$-	$5,204,251

Sale of common stock	1,110,000	$111	$554,889	$-	$-	$-	$555,000
Issuance of common stock and warrants for settlement of AP	188,000	19	93,981	-	-	-	94,000
Issuance of common stock for exercise of warrants	10,628,611	1,063	(1,063)	-	-	-	-
Issuance of common stock for exercise of options	450,000	45	(45)	-	-	-	-
Issuance of options for services	-	-	121,977	-	-	-	121,977
Issuance of warrants for services	-	-	630,920	-	-	-	630,920
Net loss	-	-	-	(3,761,652)	-	-	(3,761,652)

Balance June 30, 2020	66,011,665	$6,602	$25,418,063	$(22,580,169)	$-	$-	$2,844,496

Sale of common stock, net of issuance costs	2,600,000	260	1,125,740	-	-	-	1,126,000
Issuance of common stock for settlement	5,000,000	500	2,749,500	-	-	-	2,750,000
Common stock issued with notes	100,000	10	133,333	-	-	-	133,343
Issuance of common stock for conversion of interest and penalties	1,088,893	108	69,162	-	-	-	69,270
Issuance of common stock for exercise of warrants	2,716,981	272	(272)	-	-	-	-
Issuance of options for services	-	-	67,797	-	-	-	67,797
Issuance of warrants for services	-	-	1,873,565	-	-	-	1,873,565
Net loss	-	-	-	(7,302,500)	-	-	(7,302,500)

Balance September 30, 2020	77,517,539	$7,752	$31,371,545	$(29,882,669)	$-	$-	$1,561,971

See accompanying notes to the condensed consolidated financial statements.

DRIVEN DELIVERIES, INC. & SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended	For the Nine Months Ended
	September 30, 2020	September 30, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,769,492)	$(9,182,210)
Adjustments to reconcile net loss to net cash used in operating activities
Gain/loss on extinguishment of debt	810,518	(521,387)
Stock-based compensation	3,022,063	5,979,629
Amortization of right-of-use asset	(621)	4,199
Amortization of debt discount	548,752	45,959
Depreciation and amortization expense	1,441,619	123,229
Change in fair value of derivative liability	(345,897)	807,250
Settlement expense paid in stock	2,144,606	-
Gain/loss on sale of fixed asset	11,970	(25,582)
Changes in operating assets and liabilities
Inventory	35,114	(107,679)
Settlement payable	289,773	-
Deposit	(101,575)	-
Accounts payable and accrued compensation	3,542,556	388,475
Accrued taxes	(1,294)	168,766
Accounts receivable	58,176	(5,993)
Other current asset	206,734	-
Prepaid expense	(107,231)	-
Net Cash Used In Operating Activities	(3,214,229)	(2,325,344)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in acquisition	20,678	123,088
Cash payment for acquisition liability	(220,000)	(150,000)
Purchase of fixed assets	-	(40,537)
Contingent liability	-	(320,000)
Cash used in the acquisition of intangible assets	-	(200,000)
Net Cash Used In Investing Activities	(199,322)	(587,449)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash paid from loan receivable	(500,000)	-
Proceeds from stock receivable	-	100,000
Proceeds from loan payable	2,140,000	508,333
Repayments of loan payable	-	(50,000)
Proceeds from loan payable - related party	-	78,726
Repayments of loan payable - related party	-	(8,705)
Common stock issued for cash	2,018,000	2,633,001
Net Cash Provided By Financing Activities	3,658,000	3,261,355

NET INCREASE IN CASH	244,449	348,562

CASH AT BEGINNING OF PERIOD	266,869	5,249

CASH AT END OF PERIOD	$511,318	$353,811

Supplemental cash flow information:

NON-CASH INVESTING AND FINANCING ACTIVITIES
Warrants issued in conjunction with - business combination	$7,398,191	$-
Common stock and contingent consideration - business combination	$-	$5,944,827
Issuance of common stock and warrants for cancellation of debt	$-	$106,193
Issuance of common stock for conversion of interest and penalties	69,270	-
Lease liability recognized from right of use asset	$582,065	$266,869
Settlement of related party AP for related party debt	$30,000	$-
Issuance of common stock and warrants for settlement of AP	$94,000	$-
Debt discount on conversion feature	$-	$295,575
Settlement expense	$605,394	$-

See accompanying notes to the condensed consolidated financial statements.

DRIVEN DELIVERIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020 AND 2019

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Overview

Driven Deliveries Inc. (formerly Results-Based Outsourcing Inc) (the “Company” or “Driven”), formed on July 22, 2013, is engaged in selling legal cannabis products to consumers in California.

On August 29, 2018, Driven Deliveries, Inc., a Nevada company (“Driven Nevada”), was acquired by Results-Based Outsourcing Inc. as part of a reverse merger transaction. As consideration for the merger, Results-Based Outsourcing Inc. issued the equity holders of Driven Nevada an aggregate of 30,000,000 post-split shares of their common stock. Following the merger, the Company adopted the business plan of Driven Nevada as a delivery company focused on deliveries for consumers of legal cannabis products, in California. The merger was accounted for as a recapitalization of the Company, therefore the financial statements as presented in this report include the historical results of Driven Nevada.

In June 2019, the Company completed its acquisition of Ganjarunner, Inc. and Global Wellness, LLC, which are engaged in the business of selling legal cannabis products to consumers in California. See Note 4 – Merger and Asset Purchase Agreement below for more information on the acquisition.

In July 2019, the Company entered into an Asset Purchase Agreement with Mountain High Recreation, Inc., in which the Company acquired certain limited assets from Mountain High Recreation, Inc. See Note 4 – Merger and Asset Purchase Agreement for more information on the asset purchase.

In September 2019 the Company entered into a Joint Venture agreement with Budee, Inc. to expand our operations and engaged in the business of providing delivery services of legal cannabis products to the consumer in California. See Note 5 – Joint Venture for more information on the Joint Venture.

On February 27, 2020, the Company entered into an Agreement and Plan of Merger by and among the Company, Budee Acquisition, Inc., a Nevada corporation and Budee, Inc., a California corporation, pursuant to which the Company acquired Budee. See Note 4 – Merger and Asset Purchase Agreement for more information on the acquisition.

On April 9, 2020 our common stock became quoted on the OTCQB under the symbol DRVD.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: changes in the cannabis regulatory environment and competition from larger more well-funded companies. These adverse conditions could affect the Company’s financial condition and the results of its operations.

In December 2019, a novel strain of coronavirus, COVID-19, surfaced in Wuhan, China. This virus continues to spread around the world, resulting in business and social disruption. The coronavirus was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020. The operations and business results of the Company could be materially adversely affected as a result of the pandemic. Employers are also required to prepare for and increase, by as much capacity as possible, the arrangement for employees to work remotely. The extent to which the coronavirus may impact business activity or results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions required to contain the coronavirus or treat its impact, among others.

NOTE 2 – GOING CONCERN ANALYSIS

Going Concern Analysis

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

For the nine months ended September 30, 2020, the Company had a net loss of $14,769,492 and working capital deficit of ($13,045,455). The Company will require additional capital in order to continue its operations in the normal course of business.

Management’s plans include raising capital through the sale of debt and/or equity. The Company’s ability to continue as a going concern is dependent upon its ability to raise capital to implement the business plan, generate sufficient revenues and to control operating expenses. While we believe in the viability of our strategy to generate sufficient revenue, control costs and the ability to raise additional funds, there can be no assurances that our strategy will be successful. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the matters discussed herein.

Management has concluded that due to these conditions, there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern for one year from the issuance of these financial statements.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. In the opinion of the Company’s management, the accompanying condensed consolidated financial statements reflect all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair presentation of the results for the interim period ended September 30, 2020. Although management believes that the disclosures in these unaudited condensed consolidated financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements that have been prepared in accordance U.S. GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s financial statements for the year ended December 31, 2019, which contains the audited financial statements and notes thereto, for the year ended December 31, 2019 included within the Company’s Form 10-K filed with the SEC on May 22, 2020. The interim results for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ended December 31, 2020 or for any future interim periods. The December 31, 2019 Balance Sheet is derived from the Company’s audited financial statements but does not include all necessary disclosures for full U.S. GAAP presentation.

Principles of consolidation

The consolidated condensed financial statements include the accounts of Driven Deliveries, Inc., and its wholly-owned subsidiaries, Budee, Inc., Ganjarunner, Inc. and Global Wellness, LLC. All intercompany balances and transactions have been eliminated in the consolidated condensed financial statements.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Coronavirus Aid, Relief and Economic Security Act (“CARES Act”)

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). Corporate taxpayers may carryback net operating losses (NOLs) originating between 2018 and 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act.

In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost-recovery and 100% bonus depreciation.

Concentrations

The Company maintains its cash accounts at financial institutions which are insured by the Federal Deposit Insurance Corporation. At times, the Company may have deposits in excess of federally insured limits.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2020 and December 31, 2019, the Company did not have any cash equivalents.

Inventory

Inventory consists of finished goods and applicable capitalized costs and is stated at the lower of cost or net realizable value, on an average cost basis. Inventory is determined to be salable based on demand forecast within a specific time horizon. Inventory in excess of salable amounts is considered obsolete, at which point it is written down to its net realizable value.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company generally does not require collateral to support customer receivables. The Company determines if receivables are past due based on days outstanding, and amounts are written off when determined to be uncollectible by management. As of September 30, 2020 and 2019, there was no allowance for doubtful accounts deemed necessary.

Goodwill

We review goodwill for impairment at least annually or more frequently if events or changes in circumstances would more likely than not reduce the fair value of our single reporting unit below its carrying value. As of September 30, 2020, no impairment of goodwill has been identified.

Goodwill
Balance, January 1, 2019	$-
Additions	1,271,718
Balance, December 31, 2019	1,271,718
Additions	549,281
Balance, September 30, 2020	$1,820,999

Intangible Assets

The Company’s intangible assets include the following at September 30, 2020:

	Cost Basis	Accumulated Amortization	Net	Estimated Life
Trade Names/Trademarks	$4,440,962	$(388,625)	$4,052,337	10
IP/Trade Secrets	3,053,060	(619,828)	2,433,232	5
License	1,064,684	(170,642)	894,042	15
Proprietary Software/Technology	4,189,000	(354,139)	3,834,861	7
Non-Compete Agreements	536,009	(251,304)	284,705	2
Customer Relations	211,000	(32,592)	178,408	7
Total Intangible Assets	$13,494,715	(1,817,130)	$11,677,585

The Company’s intangible assets include the following at December 31, 2019:

	Cost Basis	Accumulated Amortization	Net	Estimated Life
Trade Names/Trademarks	$1,918,962	$(95,324)	$1,823,638	10
IP/Trade Secrets	1,978,060	(195,616)	1,782,444	5
License	678,684	(22,463)	656,221	15
Proprietary Software/Technology	289,009	(69,742)	219,267	7
Customer Relations	152,000	(11,303)	140,697	7
Total Intangible Assets	$5,016,715	$(394,448)	$4,622,267

There was no impairment recorded to intangible assets as of September 30, 2020. Amortization expense was $1,422,682 and $0 for the nine months ended September 30, 2020 and September 30, 2019, respectively. Amortization expense was $551,881 and $0 for the three months ended September 30, 2020 and September 30, 2019, respectively.

The future amortization expense intangible assets are as follows:

2020 (remainder)	$551,881
2021	2,119,392
2022	1,814,416
2023	1,728,525
2024	1,535,478
2025 and after	3,927,893
Total	$11,677,585

Cost of Sales

Cost of sales consists of:

Product costs: Product costs include the purchase price of products sold.

Fulfillment costs and other: includes the costs of outbound shipping and handling and other costs which include direct and indirect labor costs, rent, and depreciation expenses, and inbound shipping and handling costs for inventory related to delivering products to the customer.

The Company’s cost of sales for September 30, 2020 and 2019 are as follows:

Cost of Sales Type	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Cost of Sales – Product Costs	$6,195,462	$458,239
Cost of Sales – Fulfilment Costs and Other	9,225,191	145,930
Total	$15,420,653	$604,169

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising expense was $817,103 and $227,419 for the nine months ended September 30, 2020 and 2019, respectively. Advertising expense was $355,733 and $134,142 for the three months ended September 30, 2020 and 2019, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, “Compensation–Stock Compensation”, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. The Company accounts for warrants and options issued to non-employees under ASU 2018-07, Equity – Equity Based Payments to Non-Employees, using the Black-Scholes option-pricing model.

The Black–Scholes option valuation model requires the development of assumptions that are inputs into the model. These assumptions are the value of the underlying share, the expected stock volatility, the risk–free interest rate, the expected life of the option, the dividend yield on the underlying stock and are accounted for as they occur. Due to the lack of sufficient trading history, the Company benchmarked their volatility to similar companies in a similar industry over the expected option life and other appropriate factors. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common stock and does not intend to pay dividends on its Common stock in the foreseeable future. The Company records forfeitures as they occur.

The Company’s stock-based compensation expense was $3,022,063 and $5,979,629 for the nine months ended September 30, 2020 and 2019, respectively. The Company’s stock-based compensation expense was $1,941,362 and $5,007,996 for the three months ended September 30, 2020 and 2019, respectively.

Fair Value Measurements

ASC 820, “Fair Value Measurements and Disclosure,” defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels giving the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels are described below:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that is accessible by the Company;

Level 2 Inputs – Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Level 3 Inputs – Unobservable inputs for the asset or liability including significant assumptions of the Company and other market participants.

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts payable, accounts receivables, and accrued expenses approximate their fair value because of the short maturity of those instruments. Non- recurring fair value items are re-assessed at the end of each reporting period.

The assets or liability’s fair value measurement within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. The following table provides a summary of financial instruments that are measured at fair value as of September 30, 2020.

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total

Derivative liabilities	$(178,108)	$-	$-	$(178,108)	$(178,108)

The following table provides a summary of financial instruments that are measured at fair value as of December 31, 2019.

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total

Derivative liabilities	$(306,762)	$-	$-	$(306,762)	$(306,762)

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the nine months ended September 30, 2020:

Fair Value Measurement Using Level 3
Inputs Total
Balance, January 1, 2019	$-
Debt Discount	305,424
Change in fair value of derivative liabilities	1,338
Balance, December 31, 2019	306,762
Extinguishment	(311,360)
Debt Discount	528,603
Change in fair value of derivative liabilities	(345,897)
Balance, September 30, 2020	$178,108

The level 3 financial instruments consist of embedded conversion features. The fair value of these embedded conversion features are estimated using a Black Scholes valuation model. The fair value of the derivative features were calculated using a Black-Scholes option model valued with the following assumptions:

	September 30, 2020	December 31, 2019
Exercise price	$0.50	$0.50
Risk free interest rate	0.16-1.12%	1.52-1.81%
Dividend yield	0.00%	0.00%
Expected volatility	97-157%	93-109%
Contractual term (Years)	0.38-1.19	0.91-1.37
Fair value of stock on grant date	$0.50-0.63	$0.50

Risk-free interest rate: The Company uses the risk-free interest rate of a U.S. Treasury Note with a similar expected term on the date of measurement.

Dividend yield: The Company uses a 0% expected dividend yield as the Company has not paid dividends to date and does not anticipate declaring dividends in the near future.

Volatility: The Company calculates the expected volatility of the stock price based on the corresponding volatility of the Company’s peer group stock price for a period consistent with the warrants’ expected term.

Expected term: The Company’s expected term is based on the remaining contractual maturity of the warrants.

Changes in the unobservable input values would likely cause material changes in the fair value of the Company’s Level 3 financial instruments.

The most sensitive unobserved inputs used in valuing derivative instruments are volatility and estimated fair value of the Company’s stock on the grant date of the instruments. Significant changes in either of these inputs could have a material effect on the fair value measurement of the derivative instruments.

During the nine months ended September 30, 2020 and 2019, the Company marked the derivative feature of the warrants to fair value and recorded a gain of $345,897 and a loss of $807,250 relating to the change in fair value, respectively.

During the three months ended September 30, 2020 and 2019, the Company marked the derivative feature of the warrants to fair value and recorded a gain of $694,291 and a loss of $807,250 relating to the change in fair value, respectively.

Derivative Liability

The Company evaluates its options, warrants or other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10-05-4 and 815-40-25. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated condensed statement of operations as other income or expense. Upon conversion, exercise or cancellation of a derivative instrument, the instrument is marked to fair value at the date of conversion, exercise or cancellation and then the related fair value is reclassified to equity or to gain or loss on extinguishment of the note if the derivative is attached to a note.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date. The pricing model includes subjective input assumptions that can materially affect the fair value estimates. The expected volatility is estimated based on the most recent historical period of time of comparable companies equal to the remaining contractual term of the instrument granted.

Revenue Recognition

As of January 1, 2018, the Company adopted ASC 606. The adoption of ASC 606 (Revenue From Contracts With Customers) represents a change in accounting principle that will more closely align revenue recognition with the delivery of the Company’s services and will provide financial statement readers with enhanced disclosures. In accordance with ASC 606, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. The Company used the Modified-Retrospective Method when adopting this standard. There was no accounting effect due to the initial adoption. To achieve this core principle, the Company applies the following five steps:

1)	Identify the contract with a customer

The Company sells retail products directly to customers. In these sales there is no formal contract with the customer. These sales have commercial substance and there are no issues with collectability as the customer pays the cost of the goods at the time of purchase or delivery.

2)	Identify the performance obligations in the contract

The Company sells its products directly to consumers. In this case these sales represent a performance obligation with the sales and any necessary deliveries of those products.

3)	Determine the transaction price

The sales that are done directly to the customer have no variable consideration or financing component. The transaction price is the cost that those goods are being sold for plus any additional delivery costs.

4)	Allocate the transaction price to performance obligations in the contract

For the goods that the Company sells directly to customers, the transaction price is allocated between the cost of the goods and any delivery fees that may be incurred to deliver to the customer.

5)	Recognize revenue when or as the Company satisfies a performance obligation

For the sales of the Company’s own goods the performance obligation is complete once the customer has received their product.

Disaggregation of Revenue

The following table depicts the disaggregation of revenue according to revenue type.

Revenue Type	Revenue for the three months ended September 30, 2020	Revenue for the three months ended September 30, 2019	Revenue for the nine months ended September 30, 2020	Revenue for the nine months ended September 30, 2019
Delivery Income	$-	$53,496	$27,043	$87,869
Dispensary Cost Reimbursements	-	(36,007)	(7,528)	(99,353)
Delivery Income, net	-	17,489	19,515	(11,484)
Product Sales	5,979,875	1,195,174	13,828,113	1,270,554
Total	$5,979,875	$1,212,663	$13,847,628	$1,259,070

Leases

Under Topic 842, operating lease expense is generally recognized evenly over the term of the lease. The Company has operating leases primarily consisting of office space with remaining lease terms of 32 months to 34 months. Current facility leases include our offices in El Segundo California, Oakland California, and Sacramento California. Lease costs were $239,065 and $148,021 for the nine months ended September 30, 2020 and 2019. There was no sublease rental income for the nine months ended September 30, 2020 and 2019. Lease costs were $142,942 and $51,313 for the three months ended September 30, 2020 and 2019. There was no sublease rental income for the three months ended September 30, 2020 and 2019.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. For lease agreements entered into or reassessed after the adoption of Topic 842, we combine the lease and non-lease components in determining the lease liabilities and right of use (“ROU”) assets.

Our lease agreements generally do not provide an implicit borrowing rate, therefore an internal incremental borrowing rate is determined based on information available at lease commencement date for purposes of determining the present value of lease payments. We used the incremental borrowing rate on September 30, 2020 and December 31, 2019 for all leases that commenced prior to that date. In determining this rate, which is used to determine the present value of future lease payments, we estimate the rate of interest we would pay on a collateralized basis, with similar payment terms as the lease and in a similar economic environment.

Lease Costs

	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Components of total lease costs:
Operating lease expense	$239,065	$148,021
Total lease costs	$239,065	$148,021

Lease Positions as of September 30, 2020

ROU lease assets and lease liabilities for our operating leases were recorded in the consolidated condensed balance sheet as follows:

	September 30, 2020	December 31, 2019
Assets
Right of use asset	$544,032	$115,859
Total assets	$544,032	$115,859

Liabilities
Operating lease liabilities – short term	$257,772	$40,217
Operating lease liabilities – long term	286,260	76,264
Total lease liability	$544,032	$116,481

Lease Terms and Discount Rate

Weighted average remaining lease term (in years) – operating lease	3.08
Weighted average discount rate – operating lease	10.91%

Cash Flows

	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Cash paid for amounts included in the measurement of lease liabilities:
ROU amortization	$153,893	$44,823
Cash paydowns of operating liability	$(153,893)	$(42,601)
Supplemental non-cash amounts of lease liabilities arising from obtaining:
ROU asset	$(544,032)	$(390,109)
Lease Liability	$544,032	$369,986

The future minimum lease payments under the leases are as follows:

2020 (remainder)	$72,519
2021	250,543
2022	231,678
2023	39,178
Total future minimum lease payments	593,918
Less: Lease imputed interest	49,886
Total	$544,032

Excise and Sales Tax

The State of California and various local governments impose certain excise and state and local taxes on product sales. The Company’s policy is to include excise taxes as part of sales and cost of sales. The Company’s policy for various state and local sales taxes are to exclude them from revenue and cost of sales.

Basic and Diluted Net Loss per Common Share

Basic loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for each period. For diluted earnings per common share, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. As of September 30, 2020, common stock equivalents are comprised of 29,628,272 warrants and 6,611,434 options.

Recent Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350)—Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the accounting for goodwill impairments by eliminating the requirement to compare the implied fair value of goodwill with its carrying amount as part of step two of the goodwill impairment test referenced in Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other (“ASC 350”). As a result, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the impairment loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual reporting periods beginning after December 15, 2019. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes, modifies and adds certain disclosure requirements in Topic 820 “Fair Value Measurement”. ASU 2018-13 eliminates certain disclosures related to transfers and the valuations process, modifies disclosures for investments that are valued based on net asset value, clarifies the measurement uncertainty disclosure, and requires additional disclosures for Level 3 fair value measurements. ASU 2018-13 is effective for the Company for annual and interim reporting periods beginning January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In December 2019, the FASB issued authoritative guidance intended to simplify the accounting for income taxes (ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”). This guidance eliminates certain exceptions to the general approach to the income tax accounting model and adds new guidance to reduce the complexity in accounting for income taxes. This guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those annual periods. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivative and Hedging (Topic 815), which clarifies the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The guidance clarifies how to account for the transition into and out of the equity method of accounting when considering observable transactions under the measurement alternative. The ASU is effective for annual reporting periods beginning after December 15, 2020, including interim reporting periods within those annual periods, with early adoption permitted. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity, and also improves and amends the related EPS guidance for both Subtopics. The ASU will be effective for annual reporting periods after December 15, 2021 and interim periods within those annual periods and early adoption is permitted. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

NOTE 4 – MERGER AND ASSET PURCHASE AGREEMENTS

Ganjarunner Merger

On June 21, 2019, the Company, GR Acquisition, Inc. (“GRA”), a Nevada corporation, Ganjarunner, Inc. (“Ganjarunner”), a California corporation, and Global Wellness, LLC (“GW”), a California limited liability company, (Ganjarunner and GW are hereafter referred to collectively as “GR/GW”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which GR/GW shall merge with and into GRA, with GRA continuing as the surviving entity and wholly-owned subsidiary of the Company (the “Merger”). The Merger closed on June 24, 2019 (the “Closing Date”). Pursuant to the Merger Agreement, the Company agreed to pay to GR/GW $1,000,000, $150,000 of which has already been paid to GR/GW with $300,000 to be paid in two equal tranches of $150,000 whereby each tranche is subject to GRA’s achievement of certain milestones. (i) $350,000 at the earlier to occur of the 6-month anniversary of the Closing Date or upon the Company raising additional funding of at least $2,000,000 and (ii) $300,000 at the end of the 24-month anniversary of the Closing Date. In addition, as further consideration, the Company issued to GR/GW’s founders 1,000,000 shares of the Company’s common stock on the Closing Date and shall make two additional issuances of 2,000,000 shares of common stock on the 12-month and 24-month anniversaries of the Closing Date, with each respective issuance contingent upon GRA’s achievement of certain milestones as set forth in the Merger Agreement.

On October 4, 2019, the Company amended the Merger Agreement with GR/GW. As part of this amendment, the Company issued 5,000,000 warrants to purchase shares of the Company’s common stock to GR/GW. These warrants have a term of three years and an exercise price of $0.50. These warrants replace the previously agreed upon common stock consideration of 5,000,000 shares and eliminated the contingencies related to achieving certain milestones as set forth in the initial merger agreement. The fair value of the stock warrant granted was estimated using the Black-Scholes valuation model. These warrants were valued at $1,933,368. $1,694,092 of the value from the warrants was booked against the previously recorded contingent liability for the stock that the warrants replaced and the remaining $239,276 value from the warrants was expensed.

As of September 30, 2020 and December 31, 2019, the Company owed a total of $300,000 and $685,000 on the acquisition, respectively, with a present value of $274,041 and $583,886, respectively. The amount owed as of September 30, 2020 consist of cash owed of $300,000.

Following the closing of the transaction, Ganjarunner’s financial statements as of the Closing Date were consolidated with the Condensed Consolidated Financial Statements of the Company.

The following presents the consideration paid for the acquisition of Ganjarunner and the purchase price allocation.

Purchase Price
Purchase Price	$2,987,254
Total purchase price	$2,987,254

Allocation of purchase price
Tangible Assets/(Liabilities)	$(459,464)
Trade Names/Trademarks	877,000
IP/Trade Secrets	801,000
License	306,000
Non-Compete Agreements	39,000
Customer Relationships	152,000
Goodwill	1,271,718
Total allocation of purchase price	$2,987,254

Mountain High Asset Purchase

On July 10, 2019 (the “Closing Date”), the Company and Mountain High Recreation, Inc. (“MH”), a California corporation, entered into an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company acquired certain assets from MH as specified in the Purchase Agreement, which included (i) the option to purchase to MH’s California Cannabis - Retailer Nonstorefront License (ii) the option to purchase a certain real property lease located at 8 Light Sky Ct, Sacramento, CA 95828 associated with that certain license, (iii) the right to use all trademarks and intellectual property associated with the MH brand (the “Assets”). The Company assumed no liabilities of MH. The transactions contemplated by the Purchase Agreement closed on July 10, 2019 (the “Closing”).

Pursuant to the Agreement, the Company agreed to pay to MH the following: $200,000 at Closing, $150,000 on or before December 20, 2019, $150,000 on or before June 30, 2020, $250,000 at the end of the twelfth (12th) month (on a rolling basis) following the Closing Date and $250,000 at the end of the twenty-fourth (24th) month (on a rolling basis) following the Closing Date. In addition, at Closing, the Company issued to MH 1,000,000 shares of its common stock. At the end of the twelfth month (on a rolling basis) from the Closing Date, the Company agreed to issue to MH warrants to purchase 2,000,000 shares of the Company’s Common Stock with an exercise price equal to the per share purchase price paid by investors of the Company’s then most recent private placement and exercisable for a period of three (3) years from the date of issuance (the “2020 Warrants”). At the end of the twenty-fourth month (on a rolling basis) from the Closing Date, the Company shall issue to MH warrants to purchase 2,000,000 shares of the Company’s Common Stock with an exercise price equal to the per share purchase price paid by investors of the Company’s then most recent private placement price, exercisable for a period of three (3) years from the date of issuance (the “2021 Warrants”). The 2020 Warrants and 2021 Warrants are subject to adjustment, based on the amount of gross revenue the Company recognized in connection with the Assets.

On October 4, 2019, the Company amended the Asset Purchase Agreement with Mountain High Recreation, Inc. As part of this amendment, the Company issued 5,000,000 warrants to purchase shares of the Company’s common stock to Mountain High Recreation, Inc. These warrants have a term of three years and an exercise price of $0.50. These warrants replace the previously agreed upon share and warrant consideration and eliminated the contingencies related to the gross revenue recognized in connection with the assets. The fair value of the stock warrant granted was estimated using the Black-Scholes valuation model. These warrants were valued at $1,933,368.

As of September 30, 2020 and December 31, 2019, the Company owed a total of $850,000 and $850,000 on the acquisition, respectively, with a present value of $776,310 and $708,347, respectively. The amount owed as of September 30, 2020 consist of cash owed of $850,000.

The following presents the consideration paid for the asset acquisition of Mountain High Recreation, Inc. and the preliminary purchase price allocation. These amounts are provisional and may be adjusted during the measurement period.

Purchase Price
Purchase Price	$2,841,715
Total purchase price	$2,841,715

Allocation of purchase price
Trade Names / Trademarks	$1,041,962
IP/Trade Secrets	1,177,060
License	372,684
Non-Compete Agreements	250,009
Total allocation of purchase price	$2,841,715

Budee Merger

On February 27, 2020 (the “Effective Date”), Driven Deliveries, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Budee Acquisition, Inc., a Nevada corporation and Budee, Inc. (“Budee”), a California corporation, pursuant to which the Company acquired Budee (the “Budee Acquisition”). On the Effective Date, all then-issued and outstanding shares of Budee were canceled and Budee issued 1,000,000 new shares of its common stock, representing 100% of the now issued and outstanding shares of Budee, to the Company. As a result, Budee became a wholly-owned subsidiary of the Company. As consideration, the Company agreed to: i) cash payments to Budee of $725,000 in three payments of $225,000, $200,000 and $300,000, due April 15, 2020, July 15, 2020 and October 15, 2020, respectively, and ii) issue to Budee 13,333,333 shares of the Company’s common stock (the “Consideration Shares”). 1,333,333 of the 13,333,333 shares will not be issued until the completion of a lawsuit. Pursuant to the Merger Agreement, holders of the Consideration Shares received the right to have their Consideration Shares registered with the Securities and Exchange Commission if and when the Company files a new registration statement on Form S-1.

As of September 30, 2020 and December 31, 2019, the Company owed a total of $1,106,497 and $0 on the acquisition, respectively. The amount owed as of September 30, 2020 consist of cash owed of $505,000 and 1,333,333 shares of common stock value at $666,667.

The following presents the consideration paid for the asset acquisition of Budee, Inc. and the preliminary purchase price allocation. These amounts are provisional and may be adjusted during the measurement period. During the seconds quarter of 2020 the assumed liabilities was increase by $160,000 which lead to an increase in Goodwill for the same amount.

Purchase Price
Cash	$690,504
Stock	6,603,722
Assumed liabilities	1,818,538
Total purchase price	$9,112,764

Allocation of purchase price
Tangible Assets/(Liabilities)	$85,483
Trade Names/Trademarks	2,522,000
IP/Trade Secrets	1,075,000
License	386,000
Proprietary Software/Technology	4,189,000
Non-Compete Agreements	247,000
Customer Relationships	59,000
Goodwill	549,281
Total allocation of purchase price	$9,112,764

The following presents the unaudited pro-forma combined results of operations of the Company with the Ganjarunner and Budee Businesses as if the entities were combined on January 1, 2019.

	Nine Months	Nine Months
	September 30, 2020	September 30, 2019
Gross Revenue	$14,529,993	$6,223,725
Gross Profit	$(1,237,660)	$4,944,064
Net loss	$(14,304,770)	$(7,402,688)
Net loss per share, basic and diluted	$(0.23)	$(0.15)
Weighted average number of shares outstanding	61,263,796	48,886,493

The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results that would have been attained had the acquisitions been completed as of January 1, 2019, or to project potential operating results as of any future date or for any future periods.

NOTE 5 – JOINT VENTURE

On September 30, 2019, the Company entered into a joint venture agreement (the “JV Agreement”) with Budee, Inc., (“Budee’), a privately-held company involved in the delivery of cannabis-related products in California, pursuant to which the parties formed a joint venture company, GanjaBudee Inc., a Nevada Corporation (“GB”), in anticipation of a merger between the parties (the “GanjaBudee Merger’). GB is a separate and independent entity from either party with its own management team and Board of Directors and is owned 51% by the Company and 49% by Budee. The term of GB will continue until such GanjaBudee Merger is effective or any definitive agreement for such GanjaBudee Merger is terminated but in any case will not be for a period of more than sixty months, subject to a mutual extension agreed to by the parties.

In connection with the JV Agreement, the Company and Budee agreed to share certain expenses between the Company and Budee, Inc. The Company is also allowed to charge an additional 10% fee on any of these charged back expenses. The Company charged back expenses to Budee totaling $96,610 during the first quarter of 2020. In addition, pursuant to the JV Agreement the Company agreed to pay certain obligations of Budee Inc. of $250,000. As of September 30, 2020, the Company has not paid this amount. As a result of the merger agreement the Company derecognized a non-controlling interest of $656,189 attributable to the Joint Venture in the Statement of Stockholder’s Equity. See Note 4.

NOTE 6 – NOTES PAYABLE

On August 28, 2019, the Company issued a senior convertible note (“Note”) to M2 Equity Partners (“Holder”), pursuant to which the Holder agreed to advance the Company $1,000,000 in three equal installments, with the final installment advanced on October 30, 2019. The Note matures on August 28, 2020 and is the senior obligation of the Company. The Note’s principal balance of $1,000,000 bears interest at a rate of 10% per annum and interest payments are payable on a monthly basis. The funds from this loan were distributed in three parts with $333,333 being issued on August 30, 2019, September 30, 2019 and October 30, 2019. An additional $497,000 was received in excess of the original note as of December 31, 2019. These amounts were subject to the same terms as the original note. An additional $1,140,000 was received in excess of the original note during the first quarter of 2020. The principal of the note was amended on January 31, 2020 to be $2,637,000. This amendment also changed the maturity date of the note to February 14, 2021. Pursuant to the Note, the Holder has the right to convert all or part of the Note to shares of common stock of the Company at a price equivalent to a value of $0.50 per share of common stock on an as-converted basis. As additional consideration for entering into the exchange, the Company issued to the Holder a three-year warrant to purchase 4,500,000 shares of the Company’s common stock at an exercise price of $0.05. The Company also recognized a derivative liability in connection with the note valued at $306,762 as of December 31, 2019 and $178,108 as of September 30, 2020. The derivative occurred due to anti-dilution provisions contained in the conversion feature of the note.

To determine how to account for the modification of the Note, the Company performed a net present value test to compare the old note with the new note discounted at the effective interest rate of the original note. Since the change in the net present value between the two notes exceeded 10% of the value of the original note, the note modification needed to be accounted for as an extinguishment of debt. As part of this the Company recognized a $810,518 loss on the extinguishment of debt for the old note. The loss is due to $1,497,000 from the extinguishment of the note, $311,360 from the extinguishment of the derivative offset by $499,505 from the extinguishment of the debt discount and $2,119,373 from the recognition of the new note. The Company recognized a debt discount on the new note of $528,603 at the date of issuance. The Company recognized $127,978 and $331,072 in amortization on the debt discount during the three and nine months ended September 30, 2020, respectively, leaving a remaining debt discount of $190,575 at September 30, 2020 due to the conversion of the note.

In addition, as an inducement to enter into the Note and to fund each advance thereunder, the Company entered into a security agreement with the Holder executed concurrently with the Note (the “Security Agreement”). Pursuant to the Security Agreement, the Company granted the Holder a first priority security interest in certain assets of the Company (the “Collateral”) for the benefit of the Holder to secure the Company’s obligations under the Note. The occurrence of any event of default under the Note, as well as the Company’s failure to observe or perform its obligations under the Security Agreement and such failure goes uncured for five days after receiving notice, constitutes an event of default under the Security Agreement. If an event of default under the Security Agreement occurs, the Holder is entitled to certain rights, including the right to take possession of the Collateral and the right to operate the business of the Company using the Collateral. The Security Agreement terminates when all payments under the Note have been made in full or upon conversion. Matthew Atkinson, a member of M2 owns approximately 5.98% of the Company’s common stock. The Company will also be required to appoint a member of M2 to the Board of Directors of the Company for the duration of the term of the debt. The Company will also make an appointment to the Company’s Board of Directors and audit committee.

During the year ended December 31, 2019, the Company entered into a loan agreement with Brian Hayek, the Company’s Chief Financial Officer and a member of its board of directors. Pursuant to the Loan Agreement, the Company issued Mr. Hayek a Secured Convertible Note in the principal amount of $188,743 with an interest rate of 10%. As of September 30, 2020, the amount due on this loan was $184,667. The note is convertible into shares of the Company’s equity securities at a price of $0.50 per share or preferred stock designated by the parties in an amount equivalent to a value of $0.50 per share on an as converted basis. The obligation of the Note is an obligation of the Company other than obligations specifically designated otherwise by the Company. In addition, the Company issued Mr. Hayek warrants to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.50 per share which warrants terminate five years after their issuance. As part of this loan the Company recognized the intrinsic value of a beneficial conversion feature and value of warrants issued resulting in a debt discount of $102,111 as of the date of issuance. The Company had a remaining debt discount of $101,831 at December 31, 2019. The Company recognized $25,738 and $76,653 in amortization on the debt discount during the three and nine months ended September 30, 2020, respectively, leaving a remaining debt discount of $25,718 at September 30, 2020.

On December 31, 2019, the Company entered into a loan agreement with Christian Schenk, the Company’s former Chairman and Chief Executive Officer and a member of its board of directors, pursuant to which Mr. Schenk extended a loan to the Company in the amount of $50,000 with an interest rate of 10%. In connection with this loan, the Company issued Mr. Schenk a secured convertible note. The note is convertible into equity of the Company at a price of $0.50 per share of common stock. The note was funded with the proceeds from the settlement of $30,000 in accounts payable to Truck That, LLC and a check from Truck That, LLC in the amount of $20,000 (see Note 9). In addition, the Company issued Mr. Schenk warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $0.50 per share which warrants terminate five years after their issuance. As part of this loan the Company recognized the intrinsic value of a beneficial conversion feature and value of warrants issued resulting in a debt discount of $28,585 as of the date of issuance. The Company had a remaining debt discount of $28,507 at December 31, 2019. The Company recognized $7,205 and $21,458 in amortization on the debt discount during the nine months ended September 30, 2020, respectively, leaving a remaining debt discount of $7,048 at September 30, 2020.

On July 28, 2020, the Company entered into a convertible promissory note with a principal of $1,050,000. The note accrues interest at a rate of 8% per annum. The note converts to the Company’s common stock at a rate of $0.50 per share. This note has an original issuance discount of $50,000. The proceeds of the note will be paid out in two tranches, the first for $787,500 upon the execution of the note and the second for $262,500 30 days after the original funding. Each tranche will be due 12 months from the date of the funding. The Company can prepay the note as follows: if the note is outstanding for less than 90 days than 105% of the principal will be paid, at 91-120 day 110% of the principal will be paid, at 121-180 days 115% of the principal will be paid, and at 181-365 days 120% of the principal will be paid. So long as this note is outstanding, upon any issuance by the Company or any of its subsidiaries of any convertible debt security (whether such debt begins with a convertible feature or such feature is added at a later date) with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the holder in this Note, then the Company shall notify the holder of such additional or more favorable term and such term, at the holder's option, shall become a part of this note and its supporting documentation. The types of terms contained in the other security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, terms addressing maturity, conversion look back periods, interest rates, original issue discount percentages and warrant coverage. As part of the note the Company will issue 100,000 shares of the Company’s common stock to the note holder. The Company recorded a debt discount based on the relative fair value of the shares of $47,619. The Company notes the agreement included certain make-whole provisions related to the issuance of these shares which resulted in a liability. The Company did not record the liability as it was determined to be trivial. The Company also recognized a debt discount resulting from the intrinsic value of a beneficial conversion feature of $123,214. The Company recognized $27,681 in amortization on the debt discount during the three and nine months ended September 30, 2020, respectively, leaving a remaining unamortized debt discount of $143,152 at September 30, 2020.

NOTE 7 – STOCKHOLDERS’ DEFICIT

Common Stock

The Company is authorized to issue 200,000,000 shares of common stock, par value $0.0001 per share.

During the nine months ended September 30, 2020, the Company issued 4,384,000 shares of common stock for cash of $2,018,000, 188,000 shares issued for the settlement of accounts payable, 10,628,611 shares issued for the exercise of warrant, 450,000 shares issued for the exercise of options, 100,000 share issued with notes payable, 5,000,000 shares issued related to legal settlement (See Note 8), and 1,873,565 shares issued for conversion of interest and penalties on notes payable (See Note 6). 12,000,000 shares were issued relating to the merger with Budee (See Note 4).

On August 6, 2020, the Company filed an S-1. With this S-1 the Company is making an offering of up to 10,000,000 shares of common stock.

Preferred Stock

The Company is authorized to issue 15,000,000 shares of preferred stock, par value $0.0001 per share. The preferred stock may be issued from time to time in one or more series as the Company’s Board may authorize. None of the preferred stock has been designated and none are issued and outstanding as of September 30, 2020 and December 31, 2019.

Warrants

There were 25,128,272 warrants outstanding as of September 30, 2020. The fair value of each stock warrant granted was estimated using the Black-Scholes valuation model with the assumptions as follows:

Exercise price	$0.04 - $0.50
Expected dividend yield	0%
Risk free interest rate	0.18% - 1.71%
Expected life in years	3-7
Expected volatility	133% - 152%
Estimated fair value of stock on measurement date	$0.44 – $0.73

There were 29,243,750 warrants outstanding as of December 31, 2019. The fair value of each stock warrant granted was estimated using the Black-Scholes valuation model with the assumptions as follows:

Exercise price	$0.10 - $0.50
Expected dividend yield	0%
Risk free interest rate	1.42% - 2.66%
Expected life in years	3-7
Expected volatility	134% - 158%
Estimated fair value of stock on measurement date	$0.50

The Company uses the latest common stock sale price as the fair value of stock on grant date rather than the market value of the stock as the Company believes this is a more accurate valuation of the Company’s common stock due to the lack of sufficient volume and trading history on the Company’s common stock on the OTC Markets.

A summary of warrant issuances are as follows:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Warrants
Outstanding January 1, 2019	9,131,250	0.19	3.83
Granted	27,658,000	0.44	4.29
Forfeited	(7,545,500)	0.34	4.48
Outstanding December 31, 2019	29,243,750	$0.39	4.10
Granted	13,484,522	0.27	3.58
Exercised	(17,600,000)	0.24	2.91
Outstanding September 30, 2020	25,128,272	$0.42	3.77

Nonvested Warrants	Shares
Nonvested at January 1, 2019	-
Granted	27,658,000
Vested	(19,762,500)
Forfeited	(7,545,500)
Nonvested at December 31, 2019	350,000
Granted	13,484,522
Vested	(13,236,605)
Nonvested at September 30, 2020	597,917

During the first quarter of 2020, the Company issued warrants to purchase an aggregate of 5,335,000 shares of common stock of the Company at an exercise price of $0.05 or $0.50 per share. The warrants may be exercised on a cashless basis and have a term of three, five, or seven years. 375,000 warrants were issued for consulting services, 4,500,000 warrants in connection with notes issued to M2, and 460,000 warrants in connection with stock sold.

During the second quarter of 2020, the Company issued warrants to purchase an aggregate of 2,216,000 shares of common stock of the Company at an exercise price of $0.55 or $0.50 per share. The warrants may be exercised on a cashless basis and have a term of three, or five years. 986,000 warrants were issued for consulting services, 120,000 warrants issued for the settlement of accounts payable, and 1,110,000 warrants in connection with stock sold.

During the third quarter of 2020, the Company issued warrants to purchase an aggregate of 5,933,522 shares of common stock of the Company at an exercise price of $0.04, $0.50 or $0.57 per share. The warrants may be exercised on a cashless basis and have a term of three, five, or seven years. 208,000 warrants were issued for services, 3,105,522 were issued in connection with a note, and 2,620,000 warrants in connection with stock sold.

The Company recognized a stock compensation expense of $2,501,803 and $5,510,766 for the nine months ended September 30, 2020 and 2019, related to warrants.

The Company recognized a stock compensation expense of $1,873,565 and $4,890,181 for the three   months ended September 30, 2020 and 2019, respectively, related to warrants.

Options

There were 6,611,434 options outstanding as of September 30, 2020. The fair value of each stock option granted was estimated using the Black-Scholes valuation model with the assumptions as follows:

Exercise price	$0.59 – 0.75
Expected dividend yield	0%
Risk free interest rate	0.25-0.77%
Expected life in years	3
Expected volatility	150-152%
Estimated fair value of stock on grant date	$0.40-0.61

There were 7,879,933 options outstanding as of December 31, 2019. The fair value of each stock option granted was estimated using the Black-Scholes valuation model with the assumptions as follows:

Exercise price	$0.10 - $0.50
Expected dividend yield	0%
Risk free interest rate	1.49% -2.63%
Expected life in years	7
Expected volatility	153% - 157%
Estimated fair value of stock on grant date	$0.50

The Company uses the latest common stock sale price as the fair value of stock on grant date rather than the market value of the stock as the Company believes this is a more accurate valuation of the Company’s common stock due to the lack of sufficient volume and trading history on the Company’s common stock on the OTC Markets.

A summary of options issuances are as follows:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Weighted Average Grant Date Fair Value
Options
Outstanding January 1, 2019	4,854,692	0.04	3.00	0.19
Granted	6,210,022	0.16	5.13	0.24
Forfeited	(3,184,781)	0.19	3.53	0.19
Outstanding December 31, 2019	7,879,933	$0.14	4.74	$0.24
Granted	142,500	0.79	3.52	0.56
Exercised	(450,000)	0.10	5.66	0.20
Forfeited	(960,999)	0.97	14.41	0.24
Outstanding September 30, 2020	6,611,434	$0.13	4.10	$0.22

Nonvested Shares	Shares
Nonvested at January 1, 2019	3,641,019
Granted	6,210,022
Vested	(2,840,194)
Forfeited	(3,184,781)
Nonvested at December 31, 2019	3,826,066
Granted	142,500
Vested	(947,490)
Forfeited	(960,999)
Nonvested at September 30, 2020	2,060,077

During the first quarter of 2020, the Company issued stock options to purchase an aggregate of 112,500 shares of common stock of the Company at an exercise price of $0.59 per share. The options expire in three years from the grant date.

During the second quarter of 2020, the Company issued no stock options.

During the third quarter of 2020, the Company issued stock options to purchase an aggregate of 30,000 shares of common stock of the Company at an exercise price of $0.75 per share. The options expire in three years from the grant date.

The Company recognized a stock compensation expense of $311,312 and $470,394 respectively for the nine months ended September 30, 2020 and 2019, related to stock options.

The Company recognized a stock compensation expense of $67,797 and $118,065 respectively for the three months ended September 30, 2020 and 2019, related to stock options.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Carla Baumgartner, Chris Haas, and Eric Steele (“Plaintiff”) filed a Complaint against Driven Deliveries, Inc. (“Driven”), and Brian Hayek and Christian Schenk, individually, on November 26, 2019 in San Diego County Superior Court, Case No. 37-2019-00063208. In June 2019, Driven entered into a Merger Agreement with Ganjarunner, Inc. (“Ganjarunner”), whereby Driven acquired Ganjarunner. Plaintiffs, the former owners of Ganjarunner, allege in their First Amended Complaint causes of action for Breach of the Merger Agreement, Fraudulent Inducement, Fraudulent Concealment, Negligent Misrepresentation, Breach of Fiduciary Duty, Violation of Corporate Code § 25401, Conversion, Unfair Competition, and Violation of Penal Code §496. On February 18, 2020, Driven filed a Demurrer to Plaintiffs’ First Amended Complaint challenging seven of Plaintiffs’ nine causes of action. The hearing on the demurrer, original set for May 1, 2020, has been continued indefinitely due to Court closures. The Company intends to vigorously defend against this action. See Note 10 for settlement details.

On July 13, 2020 the Company reached a settlement agreement with Carla Baumgartner, Chris Haas, and Eric Steele who filed a Complaint against Driven Deliveries, Inc., and Brian Hayek and Christian Schenk, individually, on November 26, 2019 in San Diego County Superior Court, Case No. 37-2019-00063208. As part of the settlement agreement Driven shall issue and deliver 5,000,000 shares of restricted common stock of Driven (DRVD) to Plaintiffs, thereby nullifying the Amendment and the Warrants issued as part of the Amendment. Additionally, cash consideration is due to the Plaintiffs on the following schedule: 1) One Hundred Seventy-Five Thousand Dollars ($175,000) immediately upon the signing of the agreement (“Effective Date”); 2) Eighty-Five Thousand Dollars ($85,000) within fourteen (14) days following the Effective Date 3) One Hundred Seventy-Five Thousand Dollars ($175,000) within thirty (30) days following the Effective Date; 4) Seventy-Five Thousand Dollars ($75,000) within sixty (60) days following the Effective Date; and 5) Three Hundred Thousand Dollars ($300,000) on or before July 1, 2021. The 5,000,000 shares issued were valued at $2,750,000 with this expense being recognized during the three months ended September 30, 2020. As of September 30, 2020, the outstanding balance on this settlement is $300,000.

In February 2020, Irth Communications, LLC filed a complaint in the Superior Court of California, County of Los Angeles, against the Company. The complaint alleges that pursuant to a services agreement the Company issued Irth 500,000 shares of its common stock but the Company breached this agreement because according to the complaint, the Company has refused to authorize its transfer agent to remove the restrictive legend on the Shares. Among other remedies, Irth seeks at least $1,130,000 in compensatory damages, attorneys’ fees, and injunctive relief. The Company is reviewing the Complaint and intends to defend itself vigorously.

On January 3, 2020, the Company entered into a consulting agreement. As part of this agreement the Company will pay the Consultant $10,000 upon signing of the agreement and an additional $15,000 30 days and 60 days after the signing of the agreement. The Company will also issue 80,000 warrants to purchase the shares of the Company’s common stock at an exercise price of $0.50 per share and a term of seven years. On June 3, 2020 this agreement was amended to issue cashless warrant for an 200,000 in lieu of the 80,000 previous warrants with a cashless exercise price of $0.50 and the payment schedule was updated to $10,000.00 on January 1, 2020; $5,000.00 on February 1, 2020; $15,000.00 on March 1, 2020; $10,000.00 on April 1, 2020; $10,000.00 on May 1, 2020; and $11,500.00 June 1, 2020

On April 23, 2020, the Company entered into a consulting agreement for investor relation services. As part of this agreement the Company will pay a monthly fee of $8,000. This monthly fee will also increase by 5% every 12 months of service.

On March 1, 2020 the Company entered into a consulting agreement. As part of this agreement the Company will issue the consultant a warrant for 250,000 shares of DRVD stock with a cashless exercise feature at an exercise price of $.50 per share and a 3-year expiration period.

NOTE 9 – RELATED PARTY TRANSACTIONS

On August 28, 2019, the Company issued a senior convertible note (“Note”) to M2 Equity Partners (“Holder”), pursuant to which the Holder agreed to advance the Company $1,000,000. The principal of the note was amended on January 31, 2020 to be $2,637,000. As additional consideration, the Company issued to the Holder a three-year warrant to purchase 4,500,000 shares of the Company’s common stock at an exercise price of $0.05. The Company also recognized a derivative liability in connection with the note valued at $306,762 as of December 31, 2019 and $623,032 as of September 30, 2020. M2 is a related party due to the terms of the note giving them a seat on the board of directors of the Company. As of September 30, 2020, there was $2,637,000 outstanding on the note. There was an interest expense of $62,855 and $171,947 related to this note during the three and nine months ended September 30, 2020, respectively. There is a total accrued interest of $0 as of September 30, 2020. The interest on this note was converted to share of common stock on September 22, 2020. See Note 6.

During the year ended December 31, 2019, the Company entered into a loan agreement with the Company’s CFO, Brian Hayek, the Company’s Chairman and Chief Executive Officer and a member of the Company’s board of directors. Pursuant to the Loan Agreement, the Company issued Mr. Hayek a Secured Convertible, pursuant to which Mr. Hayek extended a loan to the Company in the amount of $188,743 with an interest rate of 10%. As of September 30, 2020, the amount due on this loan was $184,667. There was an interest expense of $4,655 and $13,863 related to this note during the three and nine months ended September 30, 2020, respectively. There is a total accrued interest of $19,015 as of September 30, 2020.

On December 31, 2019, the Company entered into a loan agreement with Christian Schenk, the Company’s Chairman and Chief Executive Officer and a member of the Company’s board of directors, pursuant to which Mr. Schenk extended a loan to the Company in the amount of $50,000 with an interest rate of 10%. As of September 30, 2020, the amount due on this loan was $50,000. There was an interest expense of $1,260 and $3,753 related to this note during the three and nine months ended September 30, 2020, respectively. There is a total accrued interest of $3,767 as of September 30, 2020.

On March 25, 2020, the board of directors of the Company appointed Christopher DeSousa as a member of the Board, with such appointment to take effect immediately. In connection with his appointment, the Board approved a grant of an option to purchase 112,500 shares of the Company’s common stock at an exercise price of $0.59 per share. These options vest quarterly over one year and expire in three years from the grant date. In addition, Mr. DeSousa shall receive an option to purchase 28,125 shares of Common Stock at the exercise price of $0.59 for each quarter he serves on the Board.

On July 6, 2020, Chris DeSousa resigned as a Director of Driven Deliveries, Inc., effective immediately. Mr. DeSousa’s resignation was not the result of any dispute or disagreement with Company or the Company’s board of Directors on any matter relating to the operations, policies or practices of the Company.

On August 7, 2020, Salvador Villanueva, the Company’s President, was appointed to the Company’s board of directors and interim CEO.

On July 19, 2020, the Company issued a promissory note for $500,000 to a related party. The related party is a company whose CEO is also a board member of the Company. (See Note 10).

NOTE 10 – NOTES RECEIVABLE

On July 19, 2020, the Company issued a promissory note for $500,000 to a related party. The related party is a company whose CEO is also a board member of the Company. The effective date of the note is June 19, 2020. This note will accrue 6% interest and a default interest rate of 8%. This note will be issued in three tranches with $200,000 being 10 days after the execution of the note, $200,000 being issued 30 days after the note and $100,000 being issued 45 days after the note. The Company had $2,466 and $2,466 interest income from the note for the three and nine months ended September 30, 2020, respectively.

NOTE 11 – SUBSEQUENT EVENTS

On October 5, 2020, Driven Deliveries, Inc. (the “Company”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) among Stem Holdings, Inc., a Nevada corporation (“Parent”) Stem Driven Acquisition, Inc., a Nevada corporation (“Acquisition Sub”) and the Company.

Pursuant to the Merger Agreement, on the Effective Date (as defined in the Merger Agreement), Acquisition Sub shall be merged (the “Merger”) with and into the Company and shall become a wholly-owned subsidiary of Parent. As of the closing of the Merger, all of the Company’s outstanding shares shall be cancelled and converted into the shares of the Parent on a pro-rata basis at a ratio of one share of the Parent for every one share of the Company. Immediately prior to the closing of the Merger the Parent will issue to each holder of warrants, options or convertible debentures to purchase the Company’s shares, warrants, options and convertible debentures that are equal in value and on the same terms as the respective holder’s Company warrants, options and debentures. Additionally, certain outstanding debt of the Company will be converted into shares of the Company’s common stock in accordance with the Merger Agreement. Adam Berk, is the Parent’s Chief Executive Officer and President as well as a member of its board of directors. Mr. Berk is a member of the Company’s board of directors. Mr. Berk abstained from voting on the approval of the Merger during the Company’s board meeting at which the Merger was voted on.

The Closing of the Merger is subject to customary closing conditions including (but not limited to):

(i) The Merger being approved by the Company’s shareholders, the shareholders of Acquisition Sub, and the board of directors by the Parent;

(ii) The listing of the Consideration Shares shall have been approved by the Canadian Securities Exchange;

(iii) Any required third-party consents shall have been received; and

(iv) The Company shall have obtained executed waivers from Salvador Villanueva, III, Jeanette Villanueva and Lisa Chow pursuant to which such parties waive their respective rights to re- purchase all of the assets of Budee, Inc. under the Agreement and Plan of Merger among the Company, Budee Acquisition, Inc. and Budee Inc., dated February 27, 2020.

Either the Company or the Parent may terminate the Merger Agreement if the Merger has not been consummated by December 31, 2020.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this filing.

On October 4, 2020 Christian Schenk resigned as the Company’s Chief Executive Officer and as the Chairman and as a member of the Company’s board of Directors.

On October 4, 2020, Salvador Villanueva, who is currently serving as the Company’s President, was appointed the Company’s Interim Chief Executive Officer. Mr. Villanueva will continue to serve as the Company’s President.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders.  The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$5,948.00
Legal expenses	$35,000.00	*
Accounting expenses	$50,000.00	*
Miscellaneous	$5,000.00	*
Total	$95,948	*

*	Estimate

Item 14.   Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation provides that we will indemnify each person who was or is a party to or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company), by reason of the fact that he/she is or was serving as an officer, director or nominee officer/director or was serving in any similar capacity at any time, against all expenses (including attorney’s fees), liabilities, losses, judgments, excise taxes and certain penalties, and amounts paid in settlement actually and reasonably incurred by or on behalf of the party who may come under any such type of action, suit or proceeding.

Delaware General Corporate Law (“DGCL”) Section 145 provides that us with the power to indemnify any of our directors and officers. Pursuant to the DGCL and our Amended and Restated Certificate of Incorporation, the director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under DGCL Section 145 and our Amended and Restated Certificate of Incorporation, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities.

During the year ended December 31, 2019, the Company sold a total of 9,655,000 shares of its common stock to 44 accredited investors, for an aggregate purchase price of $2,768,000.

During the year ended December 31, 2018, the Company sold a total of 5,725,014 shares of its common stock to seven (7) accredited investors, for an aggregate purchase price of $725,000.

The securities above were offered and sold in reliance upon an exemption from the registration requirements under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering of the shares.

Item 16.   Exhibits.

The following exhibits are filed with this report, or incorporated by reference as noted:

2.1	Agreement and Plan of Merger and Reorganization between Results-Based Outsourcing Inc., Driven Acquisition Corp. and Driven by Deliveries, Inc. dated August 29, 2018 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 17, 2018).
2.2	Agreement and Plan of Merger, dated as of June 21, 2019, by and among Driven Deliveries, Inc., GR Acquisition, Inc., Ganjarunner, Inc. and Global Wellness, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 28, 2019).
2.3	Asset Purchase Agreement dated as of July 10, 2019, by and between Driven Deliveries, Inc. and Mountain High Recreation, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2019.
2.4	Agreement and Plan of Merger dated February 27, 2020 by and among Driven Deliveries, Inc. Budee Acquisition, Inc. and Budee, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2020).
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on March 1, 2016).
3.2	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 17, 2018).
3.3	Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on March 1, 2016).
3.4	Amendment to the Bylaws (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 8, 2019).
4.1	Form of Subscription Agreement (Incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 17, 2018).
4.2	Senior Convertible Debenture dated August 28, 2019 from Driven Deliveries, Inc. issued to M2 Equity Partners (incorporated by reference to Exhibit 4.2 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
4.3	Senior Convertible Debenture dated December 31, 2019 from Driven Deliveries, Inc. issued to Brian Hayek (incorporated by reference to Exhibit 4.3 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
4.4	Senior Convertible Debenture dated December 31, 2019 from Driven Deliveries, Inc. issued to Christian Schenk (incorporated by reference to Exhibit 4.4 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
4.5	Senior Convertible Debenture dated January 31, 2020 from Driven Deliveries, Inc. issued to M2 Equity Partners (incorporated by reference to Exhibit 4.5 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
5.1*	Opinion of Law Offices of Robert Diener
10.1	2018 Employee, Director And Consultant Stock Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 8, 2019).
10.2	Employment Agreement between Driven Deliveries, Inc., a Nevada company, and Brian Hayek dated as of June 1, 2018 (incorporated by reference to Exhibit 10.2 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
10.3	Consulting Agreement between the Driven Deliveries, Inc. and M2 Equity Partners, LLC, dated as of April 1, 2019 (incorporated by reference to Exhibit 10.3 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
10.4	Consulting Agreement between Driven Deliveries, Inc. and TruckThat LLC dated as of May 1, 2019 (incorporated by reference to Exhibit 10.4 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
10.5	Security Agreement between Driven Deliveries, Inc. and M2 Equity Partners dated August 28, 2019 (incorporated by reference to Exhibit 10.5 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
10.6	Consulting Agreement between Driven Deliveries, Inc. and Teal Marketing, LLC dated December 1, 2020 (incorporated by reference to Exhibit 10.6 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).

10.7	Security Agreement between Driven Deliveries, Inc. and Brian Hayek dated December 31, 2019 (incorporated by reference to Exhibit 10.7 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
10.8	Security Agreement between Driven Deliveries, Inc. and Christian Schenk dated December 31, 2019 (incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
10.9	Employment agreement between Driven Deliveries, Inc., a Nevada company, and Salvador Villanueva dated February 7, 2020 (incorporated by reference to Exhibit 10.9 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
10.10	Consulting Agreement between Driven Deliveries, Inc. and IP Tech Solutions, LLC, dated February 7, 2020 (incorporated by reference to Exhibit 10.10 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2019).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form10-K, filed with the Securities and Exchange Commission on May 22, 2020).
23.1*	Consent of Rosenberg Rich Baker Berman, PA
23.2*	Consent of Law Offices of Robert Diener LLP (included in exhibit 5.1)

*	filed herewith

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that it will:

(1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, California, December 28, 2020.

Driven Deliveries, Inc.

By:	/s/ Salvador Villanueva
Name:	Salvador Villanueva
Title:	President and Interim Chief Executive Officer

By:	/s/ Brian Hayek
Name:	Brian Hayek
Title:	Chief Financial Officer, Treasurer, and Secretary

Each person whose signature appears below constitutes and appoints Brian Hayek his true and lawful attorney in fact and agent, with full power of substitution and resubstituting, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Salvador Villanueva	President and Interim Chief Executive Officer (Principal Executive Officer)
Salvador Villanueva		December 28, 2020

/s/ Brian Hayek	Chief Financial Officer, Treasurer, Secretary
Brian Hayek	(Principal Financial and Accounting Officer)	December 28, 2020

/s/ Adam Berk	Director	December 28, 2020
Adam Berk